As filed with the Securities and Exchange Commission on October 29, 2012
Registration No.  333-181361

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

Assured Pharmacy, Inc.
(Exact name of registrant as specified in its charter)
___________________

Nevada	5912	98-0233878
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
___________________

2595 Dallas Parkway, Suite 206
Frisco, Texas 75034
(972) 668-7394
(Address, including zip code, and telephone number, including area code, of principal executive offices)
___________________

Robert DelVecchio
Chief Executive Officer
2595 Dallas Parkway, Suite 206
Frisco, Texas 75034
(972) 668-7394
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________

With copies to:

Chad J. Wiener, Esq. Quarles & Brady LLP 411 East Wisconsin Avenue, Suite 2040 Milwaukee, Wisconsin 53202 Phone: (414) 277-5409 Fax: (414) 978-8918
___________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Price(1)	Amount of Registration Fee (1)(2)(3)
Common stock, par value $0.001 per share, issuable upon exercise of Warrants	2,292,067	$0.675	$1,547,145	$177.30

(1)
Estimated pursuant to Rule 457(c) under the Securities Act of 1933 (based on the average of the bid and asked prices of the registrant’s common stock May 8, 2012) for purposes of calculating the registration fee in accordance with Rule 457(c) and (f) under the Securities Act of 1933.

(2) (3)	Calculated under Section 6(b) of the Securities Act of 1933 as .00011460 of the aggregate offering price. Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- i -

The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this prospectus. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 29, 2012

2,292,067 Shares

Assured Pharmacy, Inc.

Common Stock

This prospectus relates to the offer and sale or other disposition of 2,292,067 shares of our common stock issuable on exercise of warrants (at exercise prices ranging from $1.26 to $1.52 per share) by the selling stockholders named in this prospectus.   This prospectus may be used by the selling stockholders named herein to resell, from time to time, those shares of our common stock included herein which are issuable upon the exercise of warrants.  The issuance of the shares upon exercise of warrants is not covered by this prospectus; only the resale of the shares underlying the warrants is covered. For information about the selling stockholders see “Selling Stockholders” on page 53.

Our common stock is presently quoted on the OTC Markets under the trading symbol “APHY”. On October 25, 2012, the last sale price of our common stock as reported by the OTC Markets was $0.35 per share.

The selling stockholders may offer to sell their shares of common stock from time to time through public or private transactions, on or off of the OTC Markets at prevailing market prices, at prices related to the prevailing market prices, at fixed prices that may be changed, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders, but will receive proceeds related to the exercise for cash of warrants held by the selling stockholders.

The selling stockholders, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Persons effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of applicable exemptions from such registration.

The shares being offered are highly speculative and involve a high degree of risk.  They should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2012.

_____________________________

- ii -

You should rely only on the information contained in this prospectus or in any free-writing prospectus we may authorize. We have not and the selling stockholders have not authorized anyone to provide you with additional or different information. The information in this prospectus or any free-writing prospectus may only be accurate as of its date, regardless of its time of delivery or of any sale of shares of common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

- iii -

ABOUT THIS PROSPECTUS

 This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a description of the securities that may be offered by the selling stockholders. Each time a selling stockholder sells securities, the selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the offering. Any prospectus supplement may add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

 Please read “Where You Can Find More Information.” You are urged to read this prospectus carefully, including the “Risk Factors” in their entirety before investing in our securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

 This prospectus includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include statements we make concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information.  Some forward-looking statements appear under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Some of the factors that we believe could affect our results include:

●	limitations on our ability to continue operations and implement our business plan;
●	our history of operating losses;
●	the timing of and our ability to obtain financing on acceptable terms;
●	dependence on key supplier;
●	dependence on third-party payors;
●	the effects of changing economic conditions;
●	the loss of members of the management team or other key personnel;
●	changes in governmental laws and regulations, or the interpretation or enforcement thereof and related compliance costs;
●	competition from larger, more established companies with greater economic resources than we have;
●	costs and other effects of legal and administrative proceedings, settlements, investigations and claims, which may not be covered by insurance;
●	costs and damages relating to pending and future litigation;
●	control by our principal equity holders; and
●	the other factors set forth herein, including those set forth under “Risk Factors.”

There are likely other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us in this prospectus apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

PROSPECTUS SUMMARY

This summary highlights certain significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus and the information incorporated by reference into this prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain historical information in this prospectus has been adjusted to reflect the 1-for-180 reverse stock split of our common stock that was effective April 15, 2011.

In this prospectus, unless the context indicates otherwise: “ Assured Pharmacy,” the “Company,” “we,” “our,” “ours” or “us” refer to Assured Pharmacy, Inc., a Nevada corporation, and its subsidiaries.

Our Company

We were organized as a Nevada corporation on October 22, 1999, under the name Surforama.com, Inc. and previously operated under the name eRXSYS, Inc.  We changed our name to Assured Pharmacy, Inc. in October 2005.  Since May 2003, we have been engaged in the business of establishing and operating pharmacies that specialize in dispensing highly regulated pain medication for chronic pain management.  Because our focus is on dispensing medication, we typically will not keep in inventory non-prescription drugs, or health and beauty related products, such as walking canes, bandages and shampoo. We primarily derive our revenue from the sale of prescription medications.   The majority of our business is derived from repeat business from our customers and we have limited “walk-in” prescriptions.

We currently have five operating pharmacies, each of which is wholly owned through a subsidiary. The opening date and locations of our pharmacies are as follows:

Location	Opening Date

2431 N. Tustin Ave., Unit L, Santa Ana, California, 92705	October 13, 2003
7000 Indiana, Ave., Suite 112, Riverside, California, 92506	June 10, 2004
12071 124th Avenue NE, Kirkland, Washington, 98034	August 11, 2004
831 Northwest Council Drive, Suite 11, Gresham, Oregon, 97030	January 26, 2007
11100 Ash Street, Suite 200, Leawood (Kansas City), Kansas, 66211	November 28, 2011

In February 2004, we entered into an agreement with TAPG, L.L.C., a Louisiana limited liability company (“TAPG”), for the purpose of operating up to five pharmacies and incorporated Assured Pharmacies Northwest, Inc. (“APN”), formerly known as Safescript Northwest, Inc., to operate these pharmacies.  Under this agreement, TAPG was required to contribute financing in the amount of $335,000 for each pharmacy and we contributed certain intellectual property rights and sales and marketing services.  APN operates the pharmacy in Kirkland, Washington and previously operated another pharmacy in Portland, Oregon which was closed in December 2008 and consolidated with the operations of our Gresham, Oregon pharmacy.  We initially owned 75% of APN’s outstanding capital stock and TAPG owned the remaining 25%. From time to time, we advanced interest-free loans to sustain operations at the pharmacies operated by APN.  In March 2006, the outstanding principal balance on these loans was converted into APN capital stock resulting in us increasing our ownership interest in APN from 75% to 94.8%, which resulted in TAPG’s ownership in APN being diluted to own the remaining 5.2% of APN’s outstanding capital stock.  In June 2011, we acquired all of the outstanding capital stock of APN held by TAPG pursuant to the terms of a Stock Purchase Agreement dated as June 30, 2011.  Pursuant to this agreement, we issued TAPG 300,000 restricted shares of our common stock and TAPG agreed to cancel $17,758 in principal and interest we owed to TAPG.  As a result of this transaction, APN became our wholly owned subsidiary.

In April 2003, we entered into an agreement with TPG, L.L.C., a Louisiana limited liability company (“TPG”), for the purpose of funding the establishment of and operating up to fifty pharmacies and incorporated Assured Pharmacies, Inc. (“API”) to operate these pharmacies.  Under this agreement, TPG was required to contribute financing in the amount of $230,000 for each pharmacy and we contributed certain intellectual property rights and sales and marketing services.  In exchange for the foregoing contributions, we owned 51% of API’s outstanding capital stock and TPG owned the remaining 49%.  API operates the pharmacies in Santa Ana and Riverside, California.  We entered into a Purchase Agreement with TPG on December 15, 2006, which was amended and supplemented on July 15, 2009, January 31, 2011 and June 25, 2012 (the “Purchase Agreement”), and acquired all of the outstanding capital stock of API held by TPG for the purchase price of $460,000 in cash and the issuance of 278 restricted shares of our common stock.  The cash component of the purchase price is payable in monthly installments over time.  As of October 26, 2012 , we had paid TPG an aggregate of $332,500 which includes principal and interest and our outstanding obligations to TPG under the Purchase Agreement are to make ten  installment payments of $10,000 on the 15th of each month commencing through  June 2013 plus an additional payment of $213,091 payable on or before July 15, 2013, which is the amount that will be equal to the remaining balance plus all accrued and unpaid interest on the cash component of the purchase price. Due to our current financial condition, we did not make the monthly installment payment of $10,000 due on September 15, 2012 and October 15, 2012  and may be unable to make the  $213,091 payment due to TPG which includes principal and interest on or before July 15, 2013.  If we remain unable to fulfill our obligations to TPG under the Purchase Agreement, we will attempt to restructure and extend the terms of payments due to TPG, but can provide no assurance we will be able to do so on acceptable terms or even at all.  In order to secure our obligations under the Purchase Agreement, TPG holds a security interest in the shares of API capital stock acquired by us under the Purchase Agreement.  As a result of this transaction, API also became our wholly owned subsidiary. If we are unable to meet our outstanding obligations to TPG under the Purchase Agreement, TPG could declare the us in default and may seize the shares of API capital stock acquired by us under the Purchase Agreement, which would result in API no longer being a wholly owned subsidiary and have a material adverse effect on our business, operating results and financial condition.   TPG has not issued a notice of default relating to our failure to make the monthly installment payment of $10,000 due on September 15, 2012 or October 15, 2012 required under the Purchase Agreement.

Our pharmacy in Gresham, Oregon is operated by Assured Pharmacy Gresham, Inc, and our pharmacy in Leawood, Kansas is operated by Assured Pharmacy Kansas, Inc.

Company Information

Our principal office is located at 2595 Dallas Parkway, Suite 206, Frisco, TX 75034 and our phone number is 972-668-7394.  We maintain a website at www.assuredrxservices.com. Information contained on our website is not a part of, and is not incorporated by reference into, this prospectus.

The Offering

Issuer	Assured Pharmacy, Inc.

Common stock offered by the selling stockholders
Up to 2,292,067 shares, of which:

     ● 2,062,655 shares are issuable upon the exercise of warrants at an exercise price of $1.512 per share;
     ● 170,588 shares are issuable upon the exercise of warrants at an exercise price of $1.52 per share; and
     ● 58,824 shares are issuable upon the exercise of warrants at an exercise price of $1.26 per share.

Offering Price and Alternative Plan of Distribution
All shares being offered are being sold by existing stockholders without our involvement. The offering price will thus be determined by market factors and the independent decisions of the selling stockholders.

Common stock outstanding after this offering	6,643,913 shares

Use of proceeds
The selling stockholders will receive all of the proceeds from this offering and we will not receive any proceeds from the sale of shares in this offering. Any proceeds received by us in connection with the exercise of warrants to purchase shares of our common stock by the selling stockholders in connection with this offering will be used for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

OTC trading symbol	APHY

The number of shares of our common stock outstanding after this offering is based on 4,351,846 shares outstanding as of October 26, 2012 , plus an aggregate of 2,292,067 shares of common stock subject to outstanding warrants being exercised by certain selling stockholders for the purpose of selling shares in this offering.

SELECTED HISTORICAL FINANCIAL DATA

     The following condensed statement of operations data for the years ended December 31, 2011 and 2010, and the selected balance sheet data at December 31, 2011 and 2010, are derived from our financial statements and the related notes, audited by UHY, LLP, our independent auditors.  Our financial statements and the related notes as of December 31, 2011 and 2010 and for the two years then ended are included elsewhere herein. The unaudited selected statement of operations data for the six months ended June 30, 2012 and 2011, and the unaudited consolidated selected balance sheet data at June 30, 2012, are derived from our unaudited financial statements, which have been prepared on a basis consistent with our audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	For the year ended December 31,		For the six months ended June 30,
	2011	2010	2012	2011
			(unaudited)
Sales	$16,444,573	$16,276,752	$7,311,492	$8,588,120
Costs of sales	13,220,684	13,161,064	5,819,432	6,927,175
Gross profit	3,223,889	3,115,688	1,492,060	1,660,945
Total operating expenses	5,990,868	5,121,817	2,981,412	2,090,841
Loss from continuing operations before non-controlling interest	(2,766,979)	(2,006,129)	(1,489,352)	(429,896)
Total other expenses (net)	491,982	994,882	637,099	373,316
Net loss from continuing operations before non-controlling interest	(3,258,961)	(3,001,011)	(2,126,451)	(803,212)
Net loss attributable to non-controlling interest	(12,051)	(11,580)	-	(12,051)
Loss from continuing operations	(3,271,012)	(3,012,591)	(2,126,451)	(815,263)
Loss from operations of discontinued pharmacy, net of tax benefit	-	(4,928)	-	-
Net loss	$(3,271,012)	$(3,017,519)	$(2,126,451)	$(815,263)

Balance Sheet Data:

	As of December 31,
	2011	2010	As of June 30, 2012
			(unaudited)
Cash and cash equivalents	$23,316	$37,325	$6,940
Working capital (1)	(3,672,556)	(1,622,897)	(4,202,521)
Total assets	2,966,059	3,892,979	2,683,511
Total liabilities	6,295,187	5,156,662	7,592,170
Stockholders’ deficit	(3,329,128)	(1,263,683)	(4,908,659)

(1)   Working capital represents total current assets less total current liabilities.

RISK FACTORS

Investment in our common stock involves a number of substantial risks.  You should not invest in our stock unless you are able to bear the complete loss of your investment. In addition to the risks and investment considerations discussed elsewhere in this prospectus, the following factors should be carefully considered by anyone purchasing the securities offered through this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

Risks Related to Our Business and Industry

If we do not obtain additional financing, we will be required to discontinue operations.

As of June 30, 2012, we had cash in the amount of $6,940 and total liabilities in the amount of $7,592,170. During fiscal 2011, we received financing in equity and debt offerings exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  However, we still require additional financing to implement our business plan for the next twelve months and open any additional pharmacies.  We also had a working capital deficit of $4,202,521 as of June 30, 2012.  Our current cash on hand is insufficient for us to operate our five existing pharmacies at the current level for the next twelve months.  Our business plan calls for ongoing expenses in connection with salary expense and establishing additional pharmacies. These expenditures are anticipated to be approximately $4,500,000 for the next twelve months.  In order to continue to pursue our business plan to establish and operate additional pharmacies, we will require additional funding. If we are not able to secure additional funding, the implementation of our business plan will be delayed and our ability to expand and develop additional pharmacies will be impaired. We intend to secure additional funding through additional debt or equity financing arrangements, increased sales generated by our operations and reduced expenses. There can be no assurance that we will be successful in raising all of the additional funding that we are seeking.

If we are unable to support our current debt service and liabilities as they come due, we will probably be required to discontinue operations.

Our business is highly leveraged, and had total debt and other liabilities in the amount of $7,592,170 net of unamortized discounts of $266,995 at June 30, 2012. This debt includes the $2,665,784 of unsecured convertible notes described herein. If we are unable to meet our debt service obligations or default on our obligations in any other way, even if we are otherwise generating earnings and positive cash flow, we could lose substantially all of our business assets as well as being held liable for any deficiency in payment. The net result of such a failure would likely be the end of our business operations and a complete loss of your investment.

Approximately $500,000 in principal amount of unsecured convertible debentures is  or will become due in 2012, of which $250,000 is past due and the remaining $250,000 in principal amount will come due on December 1, 2012.

As of June 30, 2012, we had a cash balance of $6,940. Over the last several years, we have been substantially dependent on funding our operations through the private sale of both equity and debt securities. During the third quarter of 2012, we have been able to extend the maturity date on some of our outstanding convertible debentures coming due in 2012.  As of September 7, 2012, we have been able to reduce the amount of our outstanding convertible debentures coming due in 2012 to $500,000 in principal amount from $1,125,000 in principal amount coming due in 2012 as of June 30, 2012.  Of the $500,000 in principal amount of our outstanding convertible debentures coming due in 2012, $250,000 is currently past due and the other $250,000 is coming due December 1, 2012.  We are attempting to restructure the terms of the $500,000 in principal amount of our outstanding unsecured convertible debentures which have a maturity date in 2012, but can provide no assurance that the holders of such securities will agree to extend the maturity date on these securities on acceptable terms.  We are also discussing the possibility of these debt holders converting such securities into equity.  If these debenture holders choose not to convert these securities which have a maturity date in 2012 into equity, we will need to repay such debt, or reach an agreement with the debt holders to modify the terms thereof.  If we are forced to repay such debt and are unable to meet these obligations or default on our obligations in any other way, even if we are otherwise generating positive earnings, we could lose substantially all of our business assets as well as being held liable for any deficiency in payment. The net result of such a failure would likely be the end of our business operations and a complete loss of your investment.

We may default on our outstanding obligations under a Purchase Agreement with TPG.

We entered into a Purchase Agreement with TPG and acquired all of the outstanding capital stock of API held by TPG for the purchase price of $460,000 in cash and the issuance of 278 restricted shares of our common stock.  The cash component of the purchase price is payable in monthly installments over time.  As of October 26, 2012 , we had paid TPG an aggregate of $332,500 including principal and interest and our outstanding obligations to TPG under the Purchase Agreement are to make an additional ten installment payments of $10,000 on the 15th of each month through June 2013, plus an additional payment of $213,091 payable on or before July 15, 2013, which is equal to the remaining balance plus all accrued and unpaid interest on the cash component of the purchase price.  Due to our current financial condition, we did not make the monthly installment payment of $10,000 due on September 15, 2012 and October 15, 2012  and may be unable to make the $213,091 payment due to TPG which includes principal and interest on or before July 15, 2013.  If we remain unable to fulfill our obligations to TPG under the Purchase Agreement, we will attempt to restructure and extend the terms of payments due to TPG, but can provide no assurance we will be able to do so on acceptable terms or even at all.  In order to secure our obligations under the Purchase Agreement, TPG holds a security interest in the shares of API capital stock acquired by us under the Purchase Agreement.  As a result of this transaction, API also became our wholly owned subsidiary.  If TPG should demand payment and we are unable to renegotiate the terms for our outstanding obligations to TPG under the Purchase Agreement, TPG could declare the us in default and may seize the shares of API capital stock acquired by us under the Purchase Agreement, which would result in API no longer being a wholly owned subsidiary and have a material adverse effect on our business, operating results and financial condition.  TPG has not issued a notice of default relating to our failure to make the monthly installment payment of $10,000 due on September 15, 2012  or October 15, 2012 required under the Purchase Agreement.

Our accountants have raised substantial doubt regarding our ability to continue as a going concern.

As noted in our consolidated financial statements, we had an accumulated stockholders’ deficit of approximately $41.1million and recurring losses from operations as of June 30, 2012.  We also had a working capital deficit of approximately $4.2 million as of June 30, 2012 and debt with maturities within the fiscal year 2012 in the amount of approximately $1.5 million.  We intend to fund operations through raising additional capital through debt financing and equity issuances, increased sales, and reduced expenses, which may be insufficient to fund our capital expenditures, working capital or other cash requirements for the year ending December 31, 2012. We are continuing to seek additional funds to finance our immediate and long term operations. The successful outcome of future financing activities cannot be determined at this time and there is no assurance that if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results. These factors, among others, raise substantial doubt about our ability to continue as a going concern.  The audit reports of UHY, LLP for the fiscal years ended December 31, 2011 and 2010 contain a paragraph that emphasizes the substantial doubt as to our continuance as a going concern.  This is a significant risk that we may not be able to remain operational for an indefinite period of time.

If we are unable to generate significant net revenues from our operations, our business will fail.

As we pursue our business plan, we are incurring significant expenses. We incurred operating expenses for the six months ended June 30, 2012 in the amount of $2,466,230  (excluding non-cash operating expenses of $515,182) and had gross profit of $1,492,060 on sales of $7,311,492 for the same period. We incurred operating expenses for the year ended December 31, 2011 in the amount of $4,455,678 (excluding non-cash operating expenses of $1,535,190) and had gross profit of $3,223,889 on sales of $16,444,573 for the same period. We incurred operating expenses for the year ended December 31, 2010 in the amount of $4,492,937 (excluding non-cash operating expenses of $628,880) and had gross profit of $3,115,688 on sales of $16,276,752 for such period. We have a history of operating losses and cannot guarantee profitable operations in the future.  The success and viability of our business is contingent upon generating significant net revenues from the operations of our pharmacies such that we are able to pay our operating expenses and operate our business at a profit. Currently, we are unable to generate sufficient revenues from our existing business to pay our operating expenses and operate at a profit. In the event that we remain unable to generate sufficient revenues from our pharmacies to pay our operating expenses, we will not be able to achieve profitability or continue operations. In such circumstance, you may lose all of your investment.

Failure to maintain optimal inventory levels could increase our inventory holding costs or cause us to lose sales, either of which could have a material adverse effect on our business, financial condition and results of operations.

We need to maintain sufficient inventory levels to operate our business successfully as well as meet our customers’ expectations. However, we must also guard against the risk of accumulating excess inventory. We are exposed to inventory risks as a result of our growth, changes in physician prescriptions writing practices, manufacturer backorders and other vendor-related problems.  An additional risk to our ability to maintain optimal inventory levels is that our financial condition may inhibit us from securing vendor financing which is a necessity in maintaining proper inventory levels. Carrying too much inventory would increase our inventory holding costs, and failure to have inventory in stock when a prescription is presented for fulfillment could cause us to lose that prescription, lose that customer, or lose the referring physician, any of which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to hire, retain and motivate qualified personnel, we may not be able to grow effectively and execute our business plan.

We depend on the services of our senior management. We have retained the services of Robert DelVecchio to serve as our Chief Executive Officer, Mike Schneidereit to serve as our Chief Operating Officer and Brett Cormier to serve as our Chief Financial Officer. Our success depends on the continued efforts of Messrs. DelVecchio, Schneidereit and Cormier. The loss of the services of any of these individuals could have an adverse effect on our business, prospects, financial condition, and results of operations.

As our business develops, our success is largely dependent on our ability to hire and retain additional highly qualified managerial, sales and technical personnel. These managerial, technical and sales personnel are generally in high demand and we may not be able to attract the staff we need at a cost that is within our operating budget. In addition, we may lose employees or consultants that we hire due to higher salaries and fees being offered by other businesses. If we do not succeed in attracting excellent personnel or retaining or motivating existing personnel, we may be unable to grow effectively and implement our business plan.

Pending and future litigation could subject us to significant monetary damages and/or require us to change our business practices.

We are subject to risks relating to litigation and other proceedings in connection with the dispensing of pharmaceutical products by our pharmacies. See the subsection entitled “Legal Proceedings” on page 24 for a description of legal proceedings pending against us. While we believe that the disclosed suit is without merit and intend to contest it vigorously, we can give no assurance that an adverse outcome in this suit or others that may occur in the future would not have a material adverse effect on our consolidated results of operations, consolidated financial position and/or consolidated cash flow from operations, or would not require us to make material changes to our business practices. We periodically respond to subpoenas and requests for information from governmental agencies. To our knowledge, we are not a target or a potential subject of a criminal investigation. We cannot predict with certainty what the outcome of any of the foregoing might be or whether we may in the future become a target or potential target of an investigation or the subject of further inquiries or ultimately settlements with respect to the subject matter of these subpoenas. In addition to potential monetary liability arising from these suits and proceedings, from time to time we incur costs in providing documents to government agencies. Current pending claims and associated costs may be covered by our insurance, but certain other costs are not insured. There can be no assurance that such costs will not increase and/or continue to be material to our performance in the future.

We are largely dependent on one wholesale drug supplier and our results of operations could be materially adversely affected if we are not able to supply our pharmacies with adequate inventory for any reason, including the termination of our relationship with this key supplier.

In the event that we are unable to maintain adequate inventory in any of our pharmacies, we could experience an interruption in our ability to service customers. During the year ended December 31, 2011, we purchased approximately 80% of our inventory of prescription drugs from one wholesale drug supplier (H.D. Smith Wholesale Drug Co.). Although management believes we could obtain a majority of our inventory though another supplier at competitive prices and upon competitive payment terms if our relationship with this wholesale drug supplier is terminated, the termination of our relationship would be likely to adversely affect our business, prospects, financial condition and results of operations.

Our significant reliance on one wholesale drug supplier for financing to purchase our inventory of drugs adversely impacts our ability to negotiate more favorable pricing terms.

Our lack of liquidity has resulted in us being significantly reliant on our principal drug supplier for financing to purchase our inventory.  Such reliance has compromised our ability to negotiate more pricing favorable terms and adversely impacts our margins.  Management anticipates that is will not be able to secure more favorable pricing terms for our inventory until such time, if at all, that it is successful in securing additional financing to pay down our outstanding balance due with our primary drug supplier and reduce our dependence for financing from our primary drug supplier.  Extending credit to finance our inventory purchase is completely discretionary on the part of our principal drug supplier and there can be no assurance that financing will continue to be available to us in the future.  The loss of this key supplier financing arrangement, a reduction in the amount of credit granted to us by our principal drug supplier, or a change in any of the material terms of these arrangements could increase our need for and the cost of working capital and have a material adverse effect on our future results.

Because we are dependent on third-party payors, our business is volatile and there is an increased risk of loss of your investment.

Nearly all of our pharmacy sales are to customers whose medications were covered by health benefit plans and other third party payors. Health benefit plans include insurance companies, governmental health programs, workers’ compensation, self-funded ERISA plans, health maintenance organizations, health indemnity insurance, and other similar plans. In general, a health benefit plan agrees to pay for all or a portion of a customer’s eligible prescription purchases. Any significant loss of third-party payor business for any reason could have a material adverse effect on our business and results of operations. These third-party payors could change how they reimburse us, without our prior approval, for the prescription drugs that we provide to their members. In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act granted a prescription drug benefit to participants, which has resulted in us being reimbursed for some prescription drugs at prices lower than our current reimbursement levels. There have been a number of recent proposals and enactments by various states to reduce Medicaid reimbursement levels in response to budget problems, some of which propose to reduce reimbursement levels in the applicable states significantly, and we expect other similar proposals in the future. If third-party payors reduce their reimbursement levels or if Medicare or Medicaid programs cover prescription drugs at lower reimbursement levels, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition or cash flows would be adversely affected. Additionally, there are no guarantees that health benefit plans will contract with our pharmacies.

Continuing government and private efforts to contain healthcare costs may reduce our future revenue.

We could be adversely affected by the continuing efforts of government and private payors to contain healthcare costs. To reduce healthcare costs, payors seek to lower reimbursement rates, limit the scope of covered services and negotiate reduced or capped pricing arrangements. While many of the proposed policy changes would require congressional approval to implement, we cannot assure you that reimbursement payments under governmental and private third party payer programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement under these programs. Any changes that lower reimbursement rates under Medicare, Medicaid or private pay programs could result in a substantial reduction in our net operating revenues. Our operating margins may continue to be under pressure because of deterioration in reimbursement, changes in payer mix and growth in operating expenses in excess of increases, if any, in payments by third party payors.

The changing U.S. healthcare industry and increasing enforcement environment may negatively impact our business.

In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care and cuts in Medicare funding.

We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing prescription drug pricing or mandated benefits, may cause healthcare payors to reduce the price they are willing to pay for pharmaceutical drugs. If we are unable to adjust to changes in the healthcare environment, it could have a material adverse effect on our financial position, results of operations and liquidity.

Further, both federal and state government agencies have increased their focus on and coordination of civil and criminal enforcement efforts in the healthcare area. The OIG and the U.S. Department of Justice have, from time to time, established national enforcement initiatives, targeting all providers of a particular type, that focus on specific billing practices or other suspected areas of abuse. In addition, under the federal False Claims Act, private parties have the right to bring “qui tam” whistleblower lawsuits against companies that submit false claims for payments to the government. A number of states have adopted similar state whistleblower and false claims provisions.

We are subject to increased costs and regulatory scrutiny relating to us carrying a larger amount of Schedule II drugs in inventory than most other pharmacies.

Because our business model focuses on servicing pain management doctors and chronic pain patients, we carry a larger amount of Schedule II drugs in inventory than most other pharmacies.  Schedule II drugs, considered narcotics by the United States Drug Enforcement Administration (“DEA”), are the most addictive and considered to present the highest risk of abuse.  For this reason, Schedule II drugs are highly regulated by the DEA such regulations are more stringent that regulations impacting Schedule III and IV drugs.  The manufacture, shipment, storage, sale and use of controlled substances are subject to a high degree of regulation, including security, record-keeping and reporting obligations enforced by the DEA. This high degree of regulation associated with our sale of Schedule II drugs can result in significant regulatory costs in order to comply with the required regulations and also result in increased acquisition costs, which may reduce our profit margin and have a material adverse effect on our business, operating results and financial condition.

Changes in Medicare Part D and current and future regulations promulgated thereunder could adversely affect our revenue and impose increased costs.

The Medicare Prescription Drug Improvement and Modernization Act of 2003 ("MMA") included a major expansion of the Medicare program with the addition of a prescription drug benefit under the new Medicare Part D program. The continued impact of these regulations depends upon a variety of factors, including our ongoing relationships with the Part D Plans and the patient mix of our customers. Future modifications to the Medicare Part D program may reduce revenue and impose additional costs to our industry. In addition, we cannot assure you that Medicare Part D and the current and future regulations promulgated under Medicare Part D will not have a material adverse effect on our institutional pharmacy business.

 If we fail to comply with complex and rapidly evolving laws and regulations, we could suffer penalties or be unable to operate our business.

We are subject to numerous federal and state regulations. Each of our pharmacy locations must be licensed by the state government. The licensing requirements vary from state to state. An additional registration certificate must be granted by the DEA, and, in some states, a separate controlled substance license must be obtained to dispense Class II drugs. In addition, pharmacies selling Class II drugs are required to maintain extensive records and often report information to state agencies. If we fail to comply with existing or future laws and regulations, we could suffer substantial civil or criminal penalties, including the loss of our licenses to operate our pharmacies and our ability to participate in federal and state healthcare programs. As a consequence of the severe penalties we could face, we must devote significant operational and managerial resources to complying with these laws and regulations. Although we believe that we are substantially compliant with all existing statutes and regulations applicable to our business, different interpretations and enforcement policies of these laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make significant changes to our operations. In addition, we cannot predict the impact of future legislation and regulatory changes on our business or assure that we will be able to obtain or maintain the regulatory approvals required to operate our business.

If we fail to comply with Medicare and Medicaid regulations, including the federal anti-kickback statute, we may be subjected to penalties or loss of eligibility to participate in these programs.

The Medicare and Medicaid programs are highly regulated. These programs are also subject to frequent and substantial changes. If we fail to comply with applicable reimbursement laws and regulations, whether purposely or inadvertently, our reimbursement under these programs could be curtailed or reduced or we could become ineligible to continue to participate in these programs. Federal or state governments may also impose other penalties on us for failure to comply with the applicable reimbursement regulations.

Among these laws is the federal anti-kickback statute. This statute prohibits anyone from knowingly and willfully soliciting, receiving, offering or paying any remuneration with the intent to induce a referral, or to arrange for the referral or order of, services or items payable under a federal healthcare program. Courts have interpreted this statute broadly. Violations of the anti-kickback statute may be punished by a criminal fine of up to $25,000 for each violation or imprisonment, civil money penalties of up to $50,000 per violation and damages of up to three times the total amount of the remuneration and/or exclusion from participation in federal health care programs, including Medicare and Medicaid. This law impacts the relationships that we may have with potential referral sources. We have relationships with a variety of potential referral sources, including physicians. The Office of Inspector General (“OIG”) at the U.S. Department of Health and Human Services (“HHS”), or OIG, among other regulatory agencies, is responsible for identifying and eliminating fraud, abuse or waste. The OIG carries out this responsibility through a nationwide program of audits, investigations and inspections. The OIG has promulgated safe harbor regulations that outline practices that are deemed protected from prosecution under the anti-kickback statute. While we endeavor to comply with the applicable safe harbors, certain of our current arrangements may not qualify for safe harbor protection. Failure to meet a safe harbor does not mean that the arrangement necessarily violates the anti-kickback statute, but may subject the arrangement to greater scrutiny. It cannot be assured that practices outside of a safe harbor will not be found to violate the anti-kickback statute.

The anti-kickback statute and similar state laws and regulations are expansive. We do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality, or could require us to make changes in our pharmacies, personnel, services and operating expenses. A determination that we have violated these laws, or the public disclosure that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations or prospects and our business reputation could suffer significantly. If we fail to comply with the anti-kickback statute or other applicable laws and regulations, we could be subjected to liabilities, including criminal penalties, civil penalties (including the loss of our licenses to operate one or more pharmacies), and exclusion of one or more pharmacies from participation in the Medicare, Medicaid and other federal and state health care programs. In addition, we are unable to predict whether other legislation or regulations at the federal or state level will be adopted, what form such legislation or regulations may take or their impact.

Federal and state medical privacy regulations may increase the costs of operations and expose us to civil and criminal sanctions.

We must comply with extensive federal and state requirements regarding the transmission and retention of health information. The Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, referred to as HIPAA, was enacted to ensure that employees can retain and at times transfer their health insurance when they change jobs, to enhance the privacy and security of personal health information and to simplify healthcare administrative processes. HIPAA requires the adoption of standards for the exchange of electronic health information. Failure to comply with HIPAA could result in fines and penalties that could have a material adverse effect on our results of operations, financial condition, and liquidity.

Unexpected safety or efficacy concerns may arise from pharmaceutical products.

Unexpected safety or efficacy concerns can arise with respect to pharmaceutical drugs dispensed at our pharmacies, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales. If we fail to or do not promptly withdraw pharmaceutical drugs upon a recall by a drug manufacturer, our business and results of operations could be negatively impacted.

Prescription volumes may decline, and our net revenues and ability to generate earnings may be negatively impacted, if products are withdrawn from the market or if increased safety risk profiles of specific drugs result in utilization decreases.

We dispense significant volumes of drugs from our pharmacies. These volumes are the basis for our net revenues. When increased safety risk profiles of specific drugs or classes of drugs result in utilization decreases, physicians may cease writing or reduce the numbers of prescriptions written for these drugs. Additionally, negative press regarding drugs with higher safety risk profiles may result in reduced consumer demand for such drugs. On occasion, products are withdrawn by their manufacturers. In cases where there are no acceptable prescription drug equivalents or alternatives for these prescription drugs, our volumes, net revenues, profitability and cash flows may decline.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceutical products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs and expiration of drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or eliminate these effects. Although we maintain professional liability insurance and an umbrella policy, from time to time, claims may result in the payment of significant amounts, some portions of which may not be funded by insurance.  Our current professional liability insurance coverage is $2 million per occurrence and $4 million in annual aggregate, In addition, we carry an additional umbrella policy for coverage up to an additional $4 million in the aggregate. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm.

Legal and regulatory changes reducing reimbursement rates for pharmaceuticals may reduce our gross profit.

Our own gross profit margins may be adversely affected by laws and regulations reducing reimbursement rates and charges. Our revenues are determined by a number of factors, including the mix of pharmaceuticals dispensed, whether the drugs are brand or generic and the rates of reimbursement among payors. Changes in the payor mix among private pay, Medicare and Medicaid can also significantly affect our earnings and cash flow.

If competition increases, our ability to attract and retain customers or expand our business could be impaired.

We face competition with local, regional and national companies, including other drugstore chains, independently owned drugstores and mail order pharmacies.  Competition in this industry is intense primarily because national pharmacies including Walgreens and CVS Pharmacy have expanded significantly.  Prescription drugs are now offered at a variety of retail establishments. Supermarkets and discount stores now maintain retail pharmacies onsite as a part of a business plan to provide consumers with all of their retail needs at one location. Many of these retail pharmacies rely substantially on the sale of non-prescription drugs or health and beauty related products to generate revenue. Our management is unaware of any company that operates pharmacies in the United States that exclusively dispense pharmaceutical products to patients who require medication for chronic pain management. Our business, prospects, financial condition, and results of operations could be negatively impacted if chain retail pharmacies revise their business model to focus on dispensing pharmaceutical products to patients who require medication for chronic pain management. We may not be able to effectively compete against them because our existing and potential competitors may have financial and other resources that are superior to ours. We cannot assure you that we will be able to continue to compete effectively in our market or increase our sales volume in response to further increased competition. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. If we are unable to compete effectively with our competition, we will not be able to attract and retain business resulting in a loss of business and potential discontinuation of operations.

A significant disruption in our computer systems or a cyber security breach could adversely affect our operations.

We rely extensively on our computer systems to manage our ordering, pricing, point-of-sale, inventory replenishment and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to conduct operations depends on the security and stability of our technology infrastructure as well as the effectiveness of, and our ability to execute, business continuity plans across our operations. A failure in the security of our technology infrastructure or a significant disruption in service within our operations could materially adversely affect our business, the results of our operations and our financial position.

We maintain, and are dependent on, a technology infrastructure platform that is essential for many aspects of our business operations. It is imperative that we securely store and transmit confidential data, including personal health information, while maintaining the integrity of our confidential information. We have designed our technology infrastructure platform to protect against failures in security and service disruption. However, any failure to protect against a security breach or a disruption in service could materially adversely impact our business operations and our financial results. Our technology infrastructure platform requires an ongoing commitment of significant resources to maintain and enhance systems in order to keep pace with continuing changes as well as evolving industry and regulatory standards. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties’ failure to adequately perform. In the event we or our vendors experience malfunctions in business processes, breaches of information systems, failure to maintain effective and up-to-date information systems or unauthorized or non-compliant actions by any individual, this could disrupt our business operations or impact patient safety, result in customer and member disputes, damage our reputation, expose us to risk of loss, litigation or regulatory violations, increase administrative expenses or lead to other adverse consequences.

We operate dispensing pharmacies and corporate facilities that depend on the security and stability of technology infrastructure. Any service disruption at any of these facilities due to failure or disruption of technology, malfunction of business process, disaster or catastrophic event could, temporarily or indefinitely, significantly reduce, or partially or totally eliminate our ability to process and dispense prescriptions and provide products and services to our clients and members. Any such service disruption at these facilities or to this infrastructure could have a material adverse effect on our business operations and our financial results.

Our failure to effectively manage new pharmacy openings could lower our sales and profitability.

Our strategic plan is largely dependent upon securing additional financing and opening new pharmacies and operating them profitably. Our ability to open new pharmacies and operate them profitably depends upon a number of factors, some of which may be beyond our control. These factors include:

●	the ability to identify new pharmacies locations, negotiate suitable leases and build out the pharmacies in a timely and cost efficient manner;
●	the ability to hire and train skilled pharmacists and other employees;
●	the ability to integrate new pharmacies into our existing operations and leverage existing infrastructure; and
●	the ability to increase sales at new pharmacies locations.

A failure to manage new pharmacy openings in a timely and cost efficient manner would adversely affect our results of operations, financial condition and cash flows.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

There is a nationwide shortage of qualified pharmacists. We current employ five pharmacists, one pharmacist at each operating pharmacy. Although we have not experienced any difficulty recruiting pharmacists in the past, we may experience difficulty attracting, hiring and retaining qualified pharmacists in the future. If we are unable to attract, hire and retain enough qualified pharmacists, our business, prospects, financial condition, and results of operations could be adversely affected.

We will incur increased costs as a result of being a public reporting company.

We intend to file a Form 8-A promptly after this registration statement becomes effective and thereby become a “reporting issuer” under Section 12 of the Securities Exchange Act of  1934 (the “Exchange Act”).  As a public reporting company, we will face increased legal, accounting, administrative and other costs and expenses as a public reporting company that we do not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, as well as new rules and regulations subsequently implemented by the Securities and Exchange Commission and the Public Company Accounting Oversight Board impose additional reporting and other obligations on public reporting companies. We expect that compliance with these public company requirements will increase our costs and make some activities more time-consuming. A number of those requirements will require us to carry out activities we have not done recently or at all. For example, we will adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expenses associated with our Securities and Exchange Commission reporting requirements. For example, under Section 404 of the Sarbanes-Oxley Act, we will need to document and test our internal control procedures and our management will need to assess and report on our internal control over financial reporting. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our accountants identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. It also could become more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We expect that the additional reporting and other obligations imposed on us by these rules and regulations will increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities significantly.  Management estimates that compliance with the Exchange Act reporting requirements as a reporting company will cost in excess of $50,000 annually.  Given our current financial resources, these additional compliance costs could have a material adverse impact on our financial position and ability to achieve profitable results. These increased costs will require us to divert money that we could otherwise use to expand our business and achieve our strategic objectives.

The health of the economy in general and in the markets we serve could adversely affect our business and our financial results.

Our business is affected by the economy in general, including changes that could affect drug utilization trends, resulting in an adverse effect on our business and financial results. Although a recovery might be underway, it is possible that a worsening of the economic environment will cause decline in drug utilization, and dampen demand for pharmaceutical drugs. If this were to occur, our business and financial results could be adversely affected.

Risk Factors Relating to this Offering of Our Common Stock

Our debenture holders and preferred stockholders would have priority in distributions over our common stockholders following a liquidation event affecting the company. As a result, in the event of a liquidation event, our common stockholders would receive distributions only after priority distributions are paid and may receive nothing in liquidation.

In the event of any Liquidation (as such term is defined in our Certificate of Designation of Series A, B and C Convertible Preferred Stock), the holders of our outstanding Series A, Series B and Series C Convertible Preferred Stock (collectively, “Preferred Stock”) would be entitled to a liquidation preference payment of $1,000 per share of Preferred Stock prior and in preference to any payment to holders of the Common Stock.  As a result, our Preferred Stock has an aggregate liquidation preference of approximately $7,603,000.  Any proceeds after payment of the liquidation preference payment shall be paid pro rata to the holders of Preferred Stock and Common Stock on an as converted to Common Stock basis. The liquidation preference for our outstanding debentures ranks senior to our Preferred Stock and Common Stock.  As such, holders of Common Stock might receive nothing in liquidation, or receive much less than they would if there were no Preferred Stock outstanding.

We intend to secure additional funding in the future through issuances of securities and such additional funding may be dilutive to stockholders or impose operational restrictions.

We intend to secure additional funding in the future to help establish pharmacies and fund our operations through sales of shares of our common or preferred stock or securities convertible into shares of our common stock, as well as issuances of debt. Such additional financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants which may limit our operating flexibility. If additional capital is raised through the issuances of shares of our common or preferred stock or securities convertible into shares of our common stock, the percentage ownership of existing stockholders will be reduced. These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

If the selling stockholders sell a substantial number of shares all at once or in large blocks, the market price of our shares would most likely decline.

The selling stockholders may offer and sell up to 2,292,067 shares of our common stock through this prospectus. Our common stock is presently quoted on the OTC Markets and any sale of shares at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. We cannot predict the effect, if any, that future sales of shares of our common stock into the market, including those acquirable by the possible exercise of warrants for shares of common stock, will have on the market price of our common stock. Sales of substantial amounts of common stock, including shares issued upon the exercise of warrants and stock options for common stock, or the perception that such transactions could occur, may materially and adversely affect prevailing markets prices for our common stock.

Our principal stockholder currently has the ability to elect a majority of our directors and may have different interests than us or you in the future.

Even if all of the underlying shares of our common stock offered through this prospectus are issued and sold by the selling stockholders, Mosaic Capital Advisors, LLC (“Mosaic”) will beneficially own approximately 56.4% of our outstanding common stock and will beneficially own 97.9% of our outstanding Series A Convertible Preferred Stock. So long as 35% of the authorized shares of Series A Preferred Stock are outstanding, the holders of outstanding shares of Series A Preferred Stock shall, voting together as a separate class, be entitled to elect four Directors to the Board and partially exercised this right by appointing  Messrs. Sheth, Bilodeau and Eagle to serve as directors.  As a result, Mosaic has the ability to exert control over our management and affairs and over matters requiring stockholder approval, including the election of a majority of our directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in our control and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders.

If we issue additional shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and further delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock. As of October 26, 2012 , there were (i) 1,406 shares of Series A Preferred Stock issued and outstanding, which are convertible into 1,292,492 shares of common stock; (ii) 5,384 shares of Series B Preferred Stock issued and outstanding, which are convertible into 2,993,504 shares of common stock; and  (iii) 813 shares of Series C Preferred Stock issued and outstanding, which are convertible into 451,750 shares of common stock.  Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

 Our common stock is quoted on the OTC Markets.  Trading in stock quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects.  This volatility could depress the market price of our common stock for reasons unrelated to operating performance.  Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like NYSE or Amex.  These factors may result in investors having difficulty reselling any shares of our common stock.

Because our common stock is quoted and traded on the OTC Markets, short selling could increase the volatility of our stock price.

 Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale.  The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale.  Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock.  As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued at any time.  These transactions may be effected on the OTC Markets or any other available markets or exchanges.  Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Our stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and is likely to be highly volatile in the future because there has been a relatively thin trading market for our stock, which causes trades of small blocks of stock to have a significant impact on our stock price.  You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;
●	the absence of securities analysts covering us and distributing research and recommendations about us;
●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;
●	overall stock market fluctuations;
●	announcements concerning our business or those of our competitors;
●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;
●	conditions or trends in the industry;
●	litigation;
●	changes in market valuations of other similar companies;
●	future sales of common stock;
●	departure of key personnel or failure to hire key personnel; and
●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

FINRA (“Financial Industry Regulatory Authority”) sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy and sell our stock.

Because our common stock is quoted on the OTC Markets and is subject to the “Penny Stock” rules, investors may have trouble reselling their shares.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on the over-the-counter markets). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  Should a broker-dealer be required to provide the above disclosures or fail to deliver such disclosures on the execution of any transaction involving a penny stock in violation of federal or state securities laws, you may be able to cancel your purchase and get your money back. In addition, if the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages. If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.  Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud resulting in current and potential stockholders losing confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financials reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We have during fiscal 2008 discovered, and may in the future discover, areas of our internal controls that need improvement. During fiscal 2008, our internal controls need improvement and the primary contributing factors to the need for such improvement  were that we did not maintain a sufficient complement of personnel with a level of knowledge of our accounting records and technical competence to ensure proper application of U.S. generally accepted accounting principles and we did not maintain sufficient written policies and procedures, and support.  We remediate these issues by retaining new personnel with the requisite level of knowledge and experience, including Mr. Brett Cormier as our Chief Financial Officer, and developing and implementing appropriate written policies and procedures.  Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We have never paid dividends and have no plans to in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

We provide indemnification of our officers and directors and we may have limited recourse against these individuals.

Our Amended and Restated Articles of Incorporation and Bylaws contain broad indemnification and liability limiting provisions regarding our officers and directors, including the limitation of liability for certain violations of fiduciary duties. We therefore will have only limited recourse against these individuals.

USE OF PROCEEDS

The selling stockholders are selling all of the shares of common stock being offered pursuant to this prospectus. See “Selling Stockholders”.  We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering. Any proceeds received by us in connection with the exercise of warrants to purchase shares of our common stock by the selling stockholders in connection with this offering will be used for general corporate purposes.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. The agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. The payment of dividends is prohibited without the consent of the holders of a majority of our Series A and Series C Preferred Stock.  If the holders of our Series A and Series C Preferred Stock approve, future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

CAPITALIZATION

The following table presents our capitalization as of June 30, 2012. You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

June 30, 2012
(unaudited)
Total Current Debt, net of discount	$1,637,386
Long-term Debt, net of discount	1,622,862
Total Debt, net of discount	3,260,248

Stockholders’ Deficit

Preferred Stock, par value $0.001 per share; 5,000,000 shares authorized; 2,830 shares designated to Series A convertible, 7,745 shares designated to Series B convertible,
813 shares designated to Series C convertible

Series A convertible preferred stock; par value $0.001 per share; 2,830 shares authorized, 1,406 shares issued and outstanding.	1
Series C convertible preferred stock; par value $0.001 per share; 813 shares authorized, 813 shares issued and outstanding.	1
Series B convertible preferred stock; par value $0.001 per share; 7,745 shares authorized, 5,384 shares issued and outstanding.	5
Common stock, par value $0.001 per share; 16,666,667 shares authorized, 4,286,846 common shares issued and outstanding.	4,287
Additional paid-in-capital, net	36,271,863
Accumulated deficit	(41,184,816)
Total stockholders’ deficit	(4,908,659)

Total deficit	$(1,648,411)

DESCRIPTION OF BUSINESS

Overview and Pharmacy Business

We were organized as a Nevada corporation on October 22, 1999 under the name Surforama.com, Inc. and previously operated under the name eRXSYS, Inc.  We changed our name to Assured Pharmacy, Inc. in October 2005.  Since May 2003, we have been engaged in the business of establishing and operating pharmacies that specialize in dispensing highly regulated pain medication for chronic pain management.  Because our focus is on dispensing medication, we typically will not keep in inventory non-prescription drugs, or health and beauty related products, such as walking canes, bandages and shampoo. We primarily derive our revenue from the sale of prescription medications.   The majority of our business is derived from repeat business from our customers and we have limited “walk-in” prescriptions.

Our pharmacies maintain a variety of different drug classes, known as Schedule II, Schedule III, and Schedule IV drugs, which vary in degrees of addictiveness.  Schedule II drugs considered narcotics by the United States Drug Enforcement Administration (“DEA”), are the most addictive; hence, they are highly regulated by the DEA and are required to be segregated and secured in a separate cabinet.  Schedule III and Schedule IV drugs are less addictive and are less regulated.  Because our business model focuses on servicing pain management physicians and their chronic pain patients, we carry in inventory a larger amount of Schedule II drugs than most other pharmacies.  The cost in acquiring Schedule II drugs is higher than Schedule III and IV drugs.

We currently have five operating pharmacies, each of which are wholly owned through a subsidiary. The opening date and locations of our pharmacies are as follows:

Location	Opening Date

2431 N. Tustin Ave., Unit L, Santa Ana, California, 92705	October 13, 2003
7000 Indiana, Ave., Suite 112, Riverside, California, 92506	June 10, 2004
12071 124th Avenue NE, Kirkland, Washington, 98034	August 11, 2004
831 Northwest Council Drive, Suite 11, Gresham, Oregon, 97030	January 26, 2007
11100 Ash Street, Suite 200, Leawood, Kansas 66211	November 28, 2011

In February 2004, we entered into an agreement with TAPG, L.L.C., a Louisiana limited liability company (“TAPG”), for the purpose of operating up to five pharmacies and incorporated Assured Pharmacies Northwest, Inc. (“APN”), formerly known as Safescript Northwest, Inc., to operate these pharmacies.  Under this agreement, TAPG was required to contribute financing in the amount of $335,000 for each pharmacy and we contributed certain intellectual property rights and sales and marketing services.  APN operates the pharmacy in Kirkland, Washington and previously operated another pharmacy in Portland, Oregon which was closed in December 2008 and consolidated with the operations of our Gresham, Oregon pharmacy.  We initially owned 75% of APN’s outstanding capital stock and TAPG owned the remaining 25%. From time to time, we advanced interest-free loans to sustain operations at the pharmacies operated by APN.  In March 2006, the outstanding principal balance on these loans were converted into APN capital stock resulting in us increasing our ownership interest in APN from 75% to 94.8%, which resulted in TAPG’s ownership in APN being diluted to own the remaining 5.2% of APN’s outstanding capital stock.  In June 2011, we acquired all of the outstanding capital stock of APN held by TAPG pursuant to the terms of a Stock Purchase Agreement dated as June 30, 2011.  Pursuant to this agreement, we issued TAPG 300,000 restricted shares of our common stock and TAPG agreed to cancel $17,758 in principal and interest we owed to TAPG.  As a result of this transaction, APN became our wholly owned subsidiary.

In April 2003, we entered into an agreement with TPG, L.L.C., a Louisiana limited liability company (“TPG”), for the purpose of funding the establishment of and operating up to fifty pharmacies and incorporated Assured Pharmacies, Inc. (“API”) to operate these pharmacies.  Under this agreement, TPG was required to contribute financing in the amount of $230,000 for each pharmacy and we contributed certain intellectual property rights and sales and marketing services.  In exchange for the foregoing contributions, we owned 51% of API’s outstanding capital stock and TPG owned the remaining 49%.  API operates the pharmacies in Santa Ana and Riverside, California.  We entered into a Purchase Agreement with TPG on December 15, 2006, which was amended and supplemented on July 15, 2009, January 31, 2011 and June 25, 2012 (the “Purchase Agreement”), and acquired all of the outstanding capital stock of API held by TPG for the purchase price of $460,000 in cash and the issuance of 278 restricted shares of our common stock.  The cash component of the purchase price is payable in monthly installments over time.  As of October 26, 2012 , we had paid TPG an aggregate of $332,500 which includes principal and interest and our outstanding obligations to TPG under the Purchase Agreement are to make ten installments payment of $10,000 on the 15th of each month through June 2013,  plus an additional payment of $213,091 payable on or before July 15, 2013, which is the amount that will be equal to the remaining balance plus all accrued and unpaid interest on the cash component of the purchase price.  Due to our current financial condition, we did not make the monthly installment payment of $10,000 due on September 15, 2012 and October 15, 2012 and may be unable to make the  $213,091 payment due to TPG which includes principal and interest on or before July 15, 2013.  If we remain unable to fulfill our obligations to TPG under the Purchase Agreement, we will attempt to restructure and extend the terms of payments due to TPG, but can provide no assurance we will be able to do so on acceptable terms or even at all.  In order to secure our obligations under the Purchase Agreement, TPG holds a security interest in the shares of API capital stock acquired by us under the Purchase Agreement.  As a result of this transaction, API also became our wholly owned subsidiary. If we are unable to meet our outstanding obligations to TPG under the Purchase Agreement, TPG could declare the us in default and may seize the shares of API capital stock acquired by us under the Purchase Agreement, which would result in API no longer being a wholly owned subsidiary and have a material adverse effect on our business, operating results and financial condition.  TPG has not issued a notice of default relating to our failure to make the monthly installment payment of $10,000 due on September 15, 2012 or October 15, 2012 required under the Purchase Agreement.

Our pharmacy in Gresham, Oregon is operated by Assured Pharmacy Gresham, Inc, and our pharmacy in Leawood, Kansas is operated by Assured Pharmacy Kansas, Inc., each of which are wholly owned subsidiaries.

Market for Our Products and Services

We dispense pharmaceutical drugs exclusively to patients who require medication for chronic pain management. Our specialty pharmacies maintain an inventory of highly regulated medication that is specifically tailored to the needs of our recurring customers. This practice frequently enables our pharmacies to fill customers’ prescriptions from its existing inventory and decreases the wait time required to fill these prescriptions. We believe our focus and familiarity with dispensing highly regulated medications better positions our pharmacists to understand the needs of our customers.

Principal Suppliers

We do not have any written supply agreements with any of our drug suppliers and all transactions are handled on a purchase order basis.  We purchased approximately 80% of our inventory of prescription drugs from one wholesale drug supplier (H.D. Smith Wholesale Drug Co.) during the fiscal year 2011.  Management believes that the wholesale pharmaceutical and non-pharmaceutical distribution industry is highly competitive because of the consolidation of the pharmacy industry and the practice of certain large pharmacy chains to purchase directly from product manufacturers. Although management believes we could obtain the majority of our inventory through other distributors at competitive prices and upon competitive payment terms if our relationship with our primary wholesale drug supplier was terminated, the termination of our relationship would be likely to adversely affect our business, prospects, financial condition and results of operation.

Customers and Third-Party Payors

In fiscal 2011, over 92 percent of our pharmacy sales were to customers covered by health care insurance plans, which typically contract with a third-party payor such as an insurance company, a prescription benefit management company, a governmental agency, workers’ compensation, a private employer, a health maintenance organization or other managed care provider.  The plan agrees to pay for all or a portion of a customer’s eligible prescription purchases sometimes at reduced reimbursement levels. Any significant loss of third-party payor business could have a material adverse effect on our business and results of operations.

Strategic Plan

Our plan is to develop a national footprint as a premier provider of pharmacy services to physicians and patients in the treatment of chronic pain.  Our business model provides pharmacy services used by physicians for risk management in this increasingly regulated industry due to prescription drug abuse and diversion.  Chronic pain patients typically utilize our services for the convenience, safety and specialization benefits.

We have developed and refined what we believe is a unique specialty pharmacy service model for chronic pain physicians and patients that is capable of being scaled into a national chain.  We currently have five operating pharmacies, each of which is wholly owned through a subsidiary, and our plan over the next two years is to develop three (3) additional pharmacies per year up to a total of twelve operating pharmacies.  We intend to finance this plan through equity and debt financing arrangements, increased sales and lower operating expenses.  However, there can be no assurance that additional financing will be available to us on acceptable terms, or at all.

Over the prior twelve month period, we have undertaken targeted actions to reduce certain costs relating to our corporate infrastructure and pharmacy operations, while still maintaining the specialized controls required for our industry.  These targeted actions include a reduction in the number of staff in our established four pharmacies and at the corporate level, a reduction in the cost of dispensing supplies due to a change in our supplier for these products and a decrease in investor relations expense due to the discontinuation of the use of an investor relations service firm.  Corporate infrastructure includes executive management, centralized support services, accounting, finance, information systems, human resources, payroll and compliance to support each pharmacy's operations.  Notwithstanding theses actions, our total operating expenses have increased and the costs to support our existing corporate infrastructure are significant when allocated over the operations of just five pharmacies.  Management believes that our current corporate infrastructure can efficiently support our existing pharmacies and develop three additional new pharmacies per year up to total of twelve operating pharmacies.  As a result, we believe that the implementation of our plan to open up to seven additional pharmacies will not require any additional corporate infrastructure.  Further, we expect that the opening of each new pharmacy will have a positive impact on our consolidated operating results within nine months from opening of the new pharmacy.

The success of future pharmacy locations is highly dependent on the location of that particular pharmacy.  Future pharmacy locations, when established, will be selected based on criteria which include: i) the proximity to physician and medical facilities; ii) convenience of the particular location; iii) size and growth rate of the surrounding metropolitan area; iv) state and local tax rates; v) competitive business environment and vi) access to qualified personnel and the associated cost.  Management believes that the success of new pharmacies will be positively impacted by its research process and diligence in selecting new locations.

The foundation for our plan to increase sales at our existing five pharmacies is based on increasing our outreach program to physicians, more effectively communicating to them the risk management and service benefits that our business model provides and increasing our customer retention rate.  Presently, our customer retention rates are adversely impacted by our inability to purchase inventory necessary to fill every prescription we receive.  We believe that our customer retention rates can be strengthened by increasing our inventory levels and expanding our purchasing capacity with existing and new drug suppliers. Since the majority of our pharmacies’ operating expenses are fixed expenses, any increase in revenue is very likely to have a positive impact or our consolidated operating results.  Management believes that our existing pharmacies can increase prescription production volume by as much as an additional 50% - 75% without incurring any significant additional operating expenses.

The implementation of the foregoing plan to increase sales at our existing pharmacies and open additional pharmacies is dependent on ability to obtain additional financing and improve our liquidity position.  If we are not able to secure additional financing, the implementation of our business plan will be delayed and our ability to expand and develop additional pharmacies will be impaired.  We are currently seeking up to $3.0 million in additional funding through equity financing arrangements in addition to the debt restructuring described below, but there can be no assurance that such additional financing will be available to us on acceptable terms, or at all.  Our efforts to secure equity financing have been inhibited by our existing capital structure.  In particular, the rights and preferences of our Series A Preferred Stock and Series C Preferred Stock confer upon the holders of such preferred shares significant control over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and this has been an impediment to securing equity financing. Management is currently in discussions with our holders of our Series A Preferred Stock and Series C Preferred Stock to convert such preferred shares into common stock in order to improve our ability to secure financing.   We believe that the conversion of these preferred shares in common stock will make us a more attractive candidate for equity financing.  Based on present discussions with holders of our Series A Preferred Stock and Series C Preferred Stock, management believes that an agreement can be reached to convert these preferred shares into common stock, but no assurance can be provided that these conversions will occur on acceptable terms, or at all.  Management also intends to register its class of common stock under the Securities Exchange Act of 1934, as amended, and believes that filing periodic public reports with the SEC will enhance our ability to raise capital and under acceptable terms.

Our business is highly leveraged and the successful implementation of the foregoing plan necessitates that we reach an agreement with our existing debt holders to extend the maturity date of debt securities which come due in 2012.  As of June 30, 2012, we had $1,483,897 in debt securities which come due in the year 2012, which included $1,125,000 in principal amount of unsecured convertible debentures.  During the third  quarter of 2012, we have been able to extend the maturity date on some of our outstanding convertible debentures coming due in 2012.  As of October 5, 2012, we have been able to reduce the amount of our outstanding convertible debentures coming due in 2012 to $500,000 in principal amount from $1,125,000 in principal amount coming due in 2012 as of June 30, 2012.   We are attempting to extend the maturity date of all outstanding debt securities which will come due in 2012, but can provide no assurance that the holders of such securities will agree to extend the maturity date on these securities on acceptable terms.  We are also discussing the possibility of these debt holders converting the securities into equity.  If our debt holders choose not to convert certain of these securities into equity, we will need to repay such debt, or reach an agreement with the debt holders to extend the terms thereof.  If we are forced to repay the debt, this need for funds would have a material adverse impact on our business operations, financial condition and prospects, would threaten our ability to operate as a going concern and may force us to seek bankruptcy protection.

Our lack of liquidity has resulted in us being significantly reliant on our drug suppliers for financing which has compromised our ability to negotiate more pricing favorable terms.   To the extent that we are successful in securing additional financing, we intend to allocate a portion of any proceeds we receive toward paying down our outstanding balance due with our primary drug supplier.  Management anticipates that reducing our dependence on our primary drug supplier for financing will enable us to secure more favorable pricing terms and minimize the resulting financing and interest fees we incur.  Management believes that drug pricing improvements of 100 to 200 basis points are possible in addition to the elimination of financing and interest fees from our primary drug supplier if we are successful in reducing or, to the extent possible, eliminating our purchase of drugs using supplier financing.

We currently have approximately $1.3 million in gross receivables due from various workers’ compensation carriers in the State of California. These receivables are primarily related to worker’s compensation claims from insurance carriers for prescription medications dispensed to injured workers in the State of California.  The delay in payment typically arises due to monetary disputes between the claimant and the employer and/or the employer’s insurance carrier. The settlement period for such dispute cases can range from one year to ten years.  We recently engaged a collection firm that specializes in the collection of these type of receivables to aggressively collect the past due receivables.  Management estimates the net realizable value of the other  receivables to be approximately $260,000.  On April 1, 2010, we discontinued dispensing medication to California worker’s compensation customers whose claims could not be authorized and billed electronically.  This change was due to lower profit margins and cash flow constraints that are associated with the manual authorization and billing process.  We expect that any recovery of these outstanding receivables will improve our overall operating cash flow.

Management believes that the foregoing plan and outlined steps to improve our liquidity position will have a positive impact on our efforts to generate earnings and positive cash flow, but the implementation of such plan is dependent on our ability to secure additional financing and restructure our outstanding debt.

Competition

We face competition with local, regional and national companies, including other drugstore chains, independently owned drugstores and mail order pharmacies.  Competition in this industry is intense primarily because national pharmacies including Walgreens and CVS Pharmacy have expanded significantly and prescription drugs are now offered at a variety of retail establishments when traditionally prescription drugs were only provided at local pharmacies. Supermarkets and discount stores now maintain retail pharmacies onsite as a part of a business plan to provide consumers with all of their retail needs at one location. Many of these retail pharmacies rely substantially on the sale of non-prescription drugs or health and beauty related products to generate revenue.  The business model of retail pharmacies is generally not focused or dedicated to physicians practicing in pain management. These retail pharmacies traditionally keep in inventory non-prescription drugs, or health and beauty related products such as walking canes, bandages and shampoo. Consumers are able to have their prescriptions filled at these retail pharmacies, but typical retail pharmacies either do not keep in inventory or keep limited amounts of Class II drugs in inventory. As a result, the time it takes for traditional retail pharmacies to fill a prescription for Class II drug is extended. Because of our pain management focus, we maintain an appropriate inventory level of Class II drugs to meet the needs of the patients of physicians that send prescriptions to our pharmacies. We view our ability to fill a prescription for Class II drugs without any period of delay as one our competitive strengths.  We do not intend to sell over-the-counter medication or fill prescriptions unrelated to chronic pain management or other similar recurring conditions at our pharmacies. We will fill prescriptions that address any side effects experienced by individuals who have health conditions that require them to be treated for chronic pain.

Research and Development

We did not incur any research and development expenditures in either the fiscal year ended December 31, 2011 or the fiscal year ended December 31, 2010.

Existing and Probable Governmental Regulation

Pharmacy operations are subject to significant governmental regulation on the federal and state level. Compliance with governmental regulation is essential to continued operations. We believe that we are in compliance with each of the laws, rules, and regulations set forth below and have not experienced any incidence of noncompliance.

Licensure Laws

Each state’s board of pharmacy enforces laws and regulations governing pharmacists and pharmacies. Each of our pharmacies applied and received a license. In addition, each pharmacy must employ a licensed pharmacist to serve as the Pharmacist in Charge (“PIC”). The PIC oversees personnel and reports on the operations at a specific pharmacy. State law regulates the number of employees and clerks that can work under the supervision of one PIC.  Licensure requires strict compliance with state pharmacy standards.

Although we believe our pharmacies are compliant, changes in pharmacy laws and differing interpretations regarding such laws could impact our level of compliance. A pharmacy’s failure to comply with applicable law and regulation could result in licensure revocation as well as the imposition of fines and penalties.

Drug Enforcement Laws

The United States Department of Justice enforces the Drug Enforcement Act through the DEA. The DEA strictly enforces regulations governing controlled substances. In addition to regulation by the DEA, we are subject to significant state regulation regarding controlled substances. Because our pharmacies’ operations focus on highly regulated pain medications, failure to adhere to DEA and state controlled substance requirements could jeopardize our ability to operate. While we believe we are in compliance with current DEA requirements, such requirements and interpretation of these requirements do change over time.

Federal Health Programs

As we grow, we believe that a significant amount of our revenues will be derived from governmental programs such as Medicaid. With the passage of the Medicare Modernization and Prescription Drug Act of 2003, we also believe that Medicare will become a significant source of funding.

The Federal Health Care Programs Anti-Kickback Act

Federal law prohibits the solicitation or receipt of remuneration in return for referrals and the offer or payment of remuneration to induce the referral of patients or the purchasing, leasing, ordering or arranging for any good, facility, service or item for which payment may be made under a “federal health care program” (defined as “any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States Government other than the Federal Employees Health Benefit Program”).

Because our business and operations involve providing health care services, we are subject to the Federal Health Care Programs Anti-Kickback Act (the “Act “). The Anti-Kickback Statute, codified in 42 U.S.C. § 1320a-7b(b), prohibits individuals and entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration to other individuals and entities (directly or indirectly, overtly or covertly, in cash or in kind):

●	In return for referring an individual to a person for the furnishing or arranging of any item or service for which payment maybe made under a federal or state healthcare program; or
●
In return for purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item from which payment may be made under a federal or state health care program.

 There are both criminal and civil penalties for violating the Act. Criminal sanctions include a fine not to exceed $25,000 or imprisonment up to five years or both, for each offense. In addition, monetary penalties for each offense may be increased to up to $250,000 for individuals and up to $500,000 for organizations. Civil penalties include fines of up to $50,000 for each violation, monetary damages up to three times the amount paid for referrals and/or exclusion from the Medicare program. Courts have broadly construed the Anti-Kickback Statute to include virtually anything of value given to an individual or entity if one purpose of the remuneration is to influence the recipient’s reason or judgment relating to referrals.

The Department of Health and Human Service’s Office of Inspector General (“OIG”) promulgated safe harbor regulations specifying payment practices that will not be considered to violate the statute. If a payment practice falls within one of the safe harbors, it will be immune from criminal prosecution and civil exclusion under the Act even if it fails to fall within another potentially applicable safe harbor. Significantly, failure to fall within any safe harbor does not necessarily mean that the payment arrangement violates the statute. Failure to comply with a safe harbor can mean one of three things: (1) the arrangement does not fall within the broad scope of the anti-fraud and abuse rules so there is no risk of prosecution; (2) the arrangement is a clear statutory violation and is subject to prosecution; or (3) the arrangement may violate the anti-fraud and abuse rules in a less serious manner, in which case there is no way to predict the degree of risk.

Because our pharmacies maintain relationships with referring physicians, our operations are subject to scrutiny under the Act.

If our operations fail to comply with the Act, we could be criminally sanctioned. In addition, the right of any of our pharmacies to participate in governmental health plans could be terminated.  We have a compliance program to ensure that we are in compliance with the Act.

Ethics in Patient Referrals Act

The Ethics in Patient Referrals Act, 42 U.S.C. §1395nn, commonly referred to as Stark II (“Stark II”), prohibits physicians from referring or ordering certain Medicare or Medicaid reimbursable “designated health services” from any entity with which the physician or any immediate family member of the physician has a financial relationship. A financial relationship is generally defined as a compensation or ownership/investment interest. The purpose of the prohibition is to assure that physicians base their treatment decisions upon the needs of the patients and not upon any financial benefit that would inure to the physician as a result of the referral.

Prescription medications are classified as “designated health services” under Stark II. Physicians owning stock in our company are not allowed to refer any Medicare or Medicaid patient to any of our pharmacies until and unless our company’s capitalization exceeds $75,000,000. A referral made in violation of Stark II results in non-payment to the pharmacy and could result in the imposition of fines and penalties as well as termination of our participation in Medicare and Medicaid.

 State Fraud and Abuse Laws

Certain of the states in which we operate have adopted their own laws similar to the Act and Stark II. However, in some instances, state laws apply to all health care services, regardless of whether such services are payable by a government health plan. For example, in California, physicians and other practitioners are not permitted to own more than 10% of any entity that owns a pharmacy.

HIPAA

We are impacted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which mandates, among other things, the adoption of standards to enhance the efficiency and simplify the administration of the healthcare system. HIPAA requires the Department of Health and Human Services to adopt standards for electronic transactions and code sets for basic healthcare transactions such as payment and remittance advice (“transaction standards”); privacy of individually identifiable healthcare information (“privacy standards”); security and electronic signatures (“security standards”), as well as unique identifiers for providers, employers, health plans and individuals; and enforcement. We are required to comply with these standards and are subject to significant civil and criminal penalties for failure to do so.

Management believes that we are in material compliance with these standards. However, HIPAA’s privacy and transaction standards only recently became effective, and the security standards are mandatory as of April 21, 2005. Considering HIPAA’s complexity, there can be no assurance that future changes will not occur. Changes in standards as well as changes in the interpretation of those standards could require us to incur significant costs to ensure compliance.

Management anticipates that federal and state governments will continue to review and assess alternate healthcare delivery systems, payment methodologies and operational requirements for pharmacies. Given the continuous debate regarding the cost of healthcare services, management cannot predict with any degree of certainty what additional healthcare initiatives, if any, will be implemented or the effect that any future legislation or regulation may have on us.

OBRA 1990

Our business is subject to various other federal and state regulations. For example, pursuant to the Omnibus Budget Reconciliation Act of 1990 (“OBRA”) and comparable state regulations, our pharmacists are required to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists and may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate such effect.

2010 Health Care Legislation

On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act and on March 30, 2010, President Obama signed into law the reconciliation law known as Health Care and Education Affordability Reconciliation Act, combined both Acts will hereinafter be referred to as “2010 Health Care Legislation”. Three key provisions of the 2010 Health Care Legislation that are relevant to us are: (i) the gradual modification to the calculation of the Federal Upper Limit (“FUL”) for drug prices and the definition of Average Manufacturer’s Price (“AMP”), (ii) the closure, over time, of the Part D coverage gap, which is otherwise known as the “Donut Hole” and (iii) short cycle dispensing requirements. The constitutionality of the 2010 Health Care Legislation has been challenged in several Federal courts, which have split on the constitutionality of the 2010 Health Care Legislation. These decisions have been appealed to the United States Supreme Court and a decision in pending. Pending a final decision on the constitutionality of the legislation and the promulgation of regulations thereunder, we are unable to fully evaluate the impact of the 2010 Health Care Legislation.

FUL and AMP Changes

The 2010 Health Care Legislation amended the Deficit Reduction Act of 2005 (the “DRA”) to change the definition of the FUL by requiring the calculation of the FUL as no less than 175% of the weighted average, based on utilization, of the most recently reported monthly AMP for pharmaceutically and therapeutically equivalent multi-source drugs available through retail community pharmacies nationally.

In addition, the definition of AMP changed to reflect net sales only to drug wholesalers that distribute to retail community pharmacies and to retail community pharmacies that directly purchase from drug manufacturers. Further, the 2010 Health Care Legislation continues the current statutory exclusion of prompt pay discounts offered to wholesalers and adds three other exclusions to the AMP definition: i) bona fide services fees; ii) reimbursement for unsalable returned goods (recalled, expired, damaged, etc.); and iii) payments from and rebates/discounts to certain entities not conducting business as a wholesaler or retail community pharmacy. In addition to reporting monthly, the manufacturers will be required to report the total number of units used to calculate each monthly AMP. The Center for Medicare & Medicaid (“CMS”) will use this information when it establishes the FUL pursuant to the 2010 Health Care Legislation. Manufacturers made their first reports of AMP to CMS in October 2010. CMS is reviewing the information reported by the manufacturers and has yet to revise the FUL based on its analysis of AMP.

On February 2, 2012, CMS issued a proposed regulation further clarifying the AMP and FUL changes described above and indicated that the final rule will be issued sometime in 2013. Until CMS provides additional guidance, we are unable to fully evaluate the impact of the changes in FUL and AMP to our business.

Part D Coverage Gap

Starting on January 1, 2011, the Medicare Coverage Gap Discount Program (the “Program”) requires drug manufacturers to provide a 50% discount on the negotiated ingredient cost to certain Part D beneficiaries for certain drugs and biologics purchased during the coverage gap (this is exclusive of the pharmacy dispensing fee). In addition, the 2010 Health Care Legislation includes a requirement that closes or eliminates the coverage gap entirely by fiscal year 2020. The coverage gap will be eliminated by gradually reducing the coinsurance percentage for both drugs covered and not covered by the Program for each applicable beneficiary. At this time, we are unable to fully evaluate the impact of the changes to the coverage gap to our business.

Reimbursement

Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over and to certain disabled persons. Medicaid is a medical assistance program administered by each state that provides healthcare benefits to certain indigent patients. Within the Medicare and Medicaid statutory framework, there are substantial areas subject to administrative rulings, interpretations, and discretion that may affect payments made under Medicare and Medicaid.

We receive payment for our services from commercial Medicare Part D Plans, third party payors government reimbursement programs such as Medicare and Medicaid, and other non-government sources such as commercial insurance companies, health maintenance organizations, preferred provider organizations, and contracted providers.

Other Laws

 In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system, either nationally or at the state level. The legislative initiatives include prescription drug benefit proposals for Medicare participants. Although we believe we are well positioned to respond to these developments, we cannot predict the outcome or effect of legislation resulting from these reform efforts.

Compliance with Environmental Laws

We did not incur any costs in connection with the compliance with any federal, state, or local environmental laws.

Employees

We currently have 39 full time and 38 part time employees. Our employees are not represented by labor unions or collective bargaining agreements.

Properties

We are currently leasing our executive offices and pharmacy locations. Our executive offices are located at 2595 Dallas Parkway, Suite 206, Frisco, TX 75034 and consist of approximately 1,500 square feet.  Monthly rent under the lease for our executive offices is approximately $2,700.

Each of our retail pharmacies are approximately 1,500 square feet and are leased from various property management companies for approximately five years.  Monthly rent under each of the lease for our pharmacies ranges from $1,200 to $3,200.

Future store locations, when established, will be selected based on the following criteria: i) the proximity to physician and medical facilities; ii) convenience of the particular location; iii) size and growth rate of the surrounding metropolitan area; iv) state and local tax rates; v) competitive business environment and vi) access to qualified personnel and the associated cost.

Legal Proceedings

From time to time, we may be involved in various claims, lawsuits, and disputes with third parties, actions involving allegations of discrimination or breach of contract actions incidental to the normal operations of the business.  Providing pharmacy services entails an inherent risk of medical and professional malpractice liability. We may be named as a defendant in such lawsuits and thus become subject to the attendant risk of substantial damage awards. We believe that we have adequate professional and medical malpractice liability insurance coverage. There can be no assurance, however, that we will not be sued, that any such lawsuit will not exceed our insurance coverage, or that we will be able to maintain such coverage at acceptable costs and on favorable terms.

On March 18, 2011, a lawsuit was filed by Tim Chandler, Jodi Marshall, Christie Garner, the Estate of Thomas Pike, Jr., and Angie Hernandez in the Circuit Court of the State of Oregon for Multnomah County against Payette Clinics, P.C., Scott Pecora, Kelly Bell, Penny Steers and our wholly-owned subsidiaries, Assured Pharmacies Northwest, Inc. and Assured Pharmacy Gresham, Inc. The lawsuit arises from allegations that nurse practitioners at Payette Clinics, P.C. prescribed the five plaintiffs controlled substances in amounts that were excessive under the appropriate medical standard of care.  Only one of the plaintiffs, Tim Chandler, brought claims against our subsidiaries.  Mr. Chandler’s claims against our subsidiaries were for negligence on the basis of allegations that our subsidiaries knew or had reason to know that the prescriptions fell below the standard of care applicable to the prescription of such controlled substances but nonetheless filled the prescriptions.  The plaintiffs, as a whole, submitted a prayer for $7,500,000 in damages.  Mr. Chandler only seeks “an amount to be proven at trial” for noneconomic damages and unnecessary expenses.  Management believes that the allegations against our subsidiaries are without merit and plans to vigorously defend this claim.  We have $2,000,000 in insurance coverage for claims relating to pharmacy negligence.  This lawsuit has been stayed as a  result of a co-defendant in this lawsuit (Payette Clinics, P.C.) having filed for bankruptcy.  Although the bankruptcy has been discharged and the automatic stay lifted, the state court stay on this case has not yet been lifted.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC Markets. The OTC Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks”, as well as volume information. Our shares are quoted on the OTC Markets under the symbol “APHY.”

The following table sets forth the range of high and low closing bid quotations for our common stock for each of the periods indicated as reported by the OTC Markets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.  As of the close of business on April 15, 2011, we effectuated a 1-for-180 reverse stock split.  All prices in the following table reflect post-reverse split prices.

Fiscal Year Ended December 31, 2012

	High Bid	Low Bid
Fiscal Quarter Ended:
March 31, 2012	$0.80	$0.20
June 30, 2012	$0.90	$0.34
September 30, 2012	$0.61	$0.50

Fiscal Year Ended December 31, 2011

	High Bid	Low Bid
Fiscal Quarter Ended:
March 31, 2011	$1.35	$0.43
June 30, 2011	$1.16	$0.01
September 30, 2011	$1.15	$0.65
December 31, 2011	$0.75	$0.51

Fiscal Year Ended December 31, 2010

	High Bid	Low Bid
Fiscal Quarter Ended:
March 31, 2010	$3.60	$0.63
June 30, 2010	$1.73	$0.90
September 30, 2010	$2.16	$0.59
December 31, 2010	$1.44	$0.56

On October 25, 2012, the last practicable date before the date of this prospectus, the closing price for our common stock on the OTC Markets was $0.35 per share.

Holders of Common Stock

 As of October 25, 2012 , there were approximately 144 record holders of our common stock.  This number does not include stockholders whose shares are held in securities position listings.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table, which has been adjusted to reflect a 1-for-180 reverse stock split that was effective on April 15, 2011, provides information about our compensation plans under which shares of common stock may be issued upon the exercise of options and warrants as of December 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by stockholders	-	-	-
Equity compensation plans not approved stockholders	1,315,556	$0.69	-
Total	1,315,556	$0.69	-

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Financial Statements and notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. See also “Cautionary Notice Regarding Forward-Looking Statements” found elsewhere in this prospectus.

Overview

We are engaged in the business of establishing and operating pharmacies that specialize in dispensing highly regulated pain medication for chronic pain management.  Because our focus is on dispensing medication, we typically do not keep in inventory non-prescription drugs, or health and beauty related products, such as walking canes, bandages and shampoo. We primarily derive our revenue from the sale of prescription medications.   The majority of our business is derived from repeat business from our customers and we have limited “walk-in” prescriptions.

We currently have five operating pharmacies, each of which are wholly owned through subsidiaries. The opening date and locations of our pharmacies are as follows:

Location	Opening Date

2431 N. Tustin Ave., Unit L, Santa Ana, California, 92705	October 13, 2003
7000 Indiana, Ave., Suite 112, Riverside, California, 92506	June 10, 2004
12071 124th Avenue NE, Kirkland, Washington, 98034	August 11, 2004
831 Northwest Council Drive, Suite 11, Gresham, Oregon, 97030	January 26, 2007
11100 Ash Street, Suite 200, Leawood, Kansas 66211	November 28, 2011

The table set forth below summarizes the number of prescriptions dispensed by our operating pharmacies during the periods indicated.

	Year ended	Year ended	Six months ended	Six months ended
	December 31, 2011	December 31, 2010	June 30, 2012	June 30, 2011
			(unaudited)
Total Number of Prescriptions 1	117,410	111,110	61,567	59,416

Total Number of Patients Serviced 2	39,695	35,489	23,356	19,989

1   “Total Number of Prescriptions” equals the total number of prescriptions dispensed by our operating pharmacies and delivered to or picked up by the customer.
2   “Total Number of Patients Serviced” equals the total number of patients serviced measured on a monthly basis.

Results of Operations

The following table sets forth certain statements of income data expressed as a percentage of revenues for the periods indicated:

	Fiscal year ended December 31,		Six months ended June 30,
	2011	2010	2012	2011
			(unaudited)

Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	80.4	80.9	79.6	80.7
Gross profit	19.6	19.1	20.4	19.3
Operating expenses
Salaries and related expenses	17.3	17.3	20.3	15.6
Selling, general and administrative	19.1	14.1	20.5	8.7
Total operating expenses	36.4	31.4	40.8	24.3
Loss from continuing operations before non-controlling interest	-16.8	-12.3	-20.4	-5.0
Other expenses
Interest expense, net	5.6	2.3	10.1	3.8
Loss on investments	-	0.7	-	-
Loss on extinguishment of debt	0.1	3.1	-	0.2
Gain on change in fair value of warrant liability	-2.7	0.0	-1.4	0.4
Total other expenses and income	3.0	6.1	8.7	4.4
Net loss from continuing operations before non-controlling interest	-19.8	-18.4	-29.1	-9.4
Net income attributable to noncontrolling interest	-0.1	-0.1	0.0	-0.1
Loss from continuing operations	-19.9	-18.5	-29.1	-9.5
Discontinued operations
Loss from operations of discontinued pharmacy, net of tax benefit	-	-	-	-
Net loss attributable to Assured Pharmacy, Inc.	-18.5	-18.5	-29.1	-9.5

Six months ending June 30, 2012 compared to the six months ending June 30, 2011

Revenues

Our total revenue reported for the six months ended June 30, 2012 was $7,311,492, a 14.9% decrease from $8,588,120 for the six months ended June 30, 2011. Our revenue for the six months ended June 30, 2012 and 2011 was generated primarily from the sale of prescription drugs through our pharmacy operations and to a much lesser extent fees from management services provided.

Our total revenue from pharmacy operations for the six months ended June 30, 2012 was $7,282,636, a 14.4% decrease from $8,509,929 for the six months ended June 30, 2011. Our management attributes the decrease in our pharmacy revenue from the prior fiscal six months primarily to a decrease in revenue of $1,913,199 or 22.5% for our pharmacies that were open at least one year, which was partially offset by $685,906 in pharmacy revenue from our Kansas City pharmacy.

Our total pharmacy revenue for pharmacies that were open at least one year for the six months ended June 30, 2012 was $6,596,730, a 22.5% decrease from $8,509,929 for the six months ended June 30, 2011.  Revenue per prescription dispensed for pharmacies that were open a least one year was approximately $119 per prescription for the six months ended June 30, 2012, a 16.7% decrease from approximately $143 per prescription for the six months ended June 30, 2011.  The decrease in revenue per prescription dispensed is primarily attributable to a shift in prescription mix from higher priced brand medications to lower priced generic medications.  Additionally, management noticed a decrease in sales of higher priced fentanyl citrate prescription pain medications, fentanyl citrate is a generic equivalent of Actiq® brand medications and a decrease in the prescribing of Oxycontin® brand pain medications following the reformulation of the product in late 2010. The Company also experienced drug supply shortages during the six months ended June 30, 2012 of Opana® brand pain medications and its’ generic substitutes due to the recent product reformulation, which negatively impacted our prescription volumes, revenue and revenue per script.

Revenues from the sale of fentanyl citrate generic medications in pharmacies that were open at least one year decreased $164,103 or 58.3% when compared to the same previous year period.  Management attributes the decrease to changes in our patient and prescriber mix and the recent implementation of the Actiq® and Fentora® Risk Evaluation and Mitigation Strategy ("REMS") Program.  The REMS program is designed to provide checks and balances within the distribution channels to provide safeguards to help assure dispensing to patients appropriate for the medications.  The program requires that prescribers and pharmacies enroll in the program in order to prescribe and dispense these medications.  As of June 30, 2012, our five operating pharmacies have completed enrollment in the REMS program and remained enrolled in the program.

The number of prescriptions dispensed by our pharmacies that were open at least one year was 55,314 for the six months ended June 30, 2012 compared to 59,416 for the six months ended June 30, 2011.  Management attributes the decrease in prescription volumes to drug supply shortages and inventory purchasing constraints due to working capital limitations.

Our total revenue from management services for the six months ended June 30, 2012 was $28,856, a 63.1% decrease from $78,192 for the six months ended June 30, 2011. The decrease in management service revenue is primarily attributable to the expiration of the Generex service contract in February 2011 (see Revenue Recognition policy in Critical Accounting Policies and Estimates for further details).

Cost of Sales

The total cost of sales for the six months ended June 30, 2012 was $5,819,432, a 16.0% decrease from $6,927,175 for the six months ended June 30, 2011. The cost of sales consists primarily of the direct cost of prescription drugs. The decrease in cost of sales is primarily attributable to decreased sales in the reporting period.

Gross Profit

Our total gross profit decreased to $1,492,060 or approximately 20.4% of sales, for the six months ended June 30, 2012. This is a decrease from a gross profit of $1,660,945, or approximately 19.3% of sales for the six months ended June 30, 2011.  Our gross profit from pharmacy revenues decreased to $1,463,206, or approximately 20.1% of pharmacy revenues, for the six months ended June 30, 2012.  This is a decrease from a gross profit of $1,582,590, or approximately 18.6% of pharmacy revenues, for the six months ended June 30, 2011.

The increase in the gross profit percentage for the six months ended June 30, 2012 when compared to the prior fiscal six months is primarily attributable to an increase in sales of generic drugs as a percentage of total prescription revenue which have lower costs and higher gross profit margins.

Operating Expenses

Operating expenses for the six months ended June 30, 2012 was $2,981,412, a 42.6% increase from $2,090,841 for the six months ended June 30, 2011. Our operating expenses for the six months ended June 30, 2012 consisted of salaries and related expenses of $1,482,309 and selling, general and administrative expenses of $1,499,103. Our operating expenses for the six months ended June 30, 2011 consisted of salaries and related expenses of $1,340,910 and selling, general and administrative expenses of $749,931.

Salaries and related expenses increased $141,399 in the six months ended June 30, 2012 when compared to the previous fiscal six months primarily due to the addition of our Kansas City pharmacy in November 2012, which were partially offset by expense reductions due to staff reductions in our existing pharmacies and at the corporate level.

Selling, general and administrative expenses increased $749,172 in the six months ended June 30, 2012 when compared to the previous fiscal six months.  The significant components of selling, general and administrative expenses are as follows:

	Six Months Ended June 30,
	2012	2011
	(unaudited)
Stock-based compensation expenses	546,920	172,213
Delivery expenses	177,198	146,327
Professional fees	174,130	14,618
Facility related expenses	146,215	114,708
Vendor late fee expenses	85,500	8,153
Selling expenses	51,300	39,417
Investor relations expenses	10,089	1,425
Other general and administrative expenses	307,751	253,070
Total	$1,499,103	$749,931

The increase in selling, general and administrative expenses is primarily due to an increase in stock based compensation, vendor late fees, professional fees and other, general and administrative expenses and to a lesser extent an increase in delivery expenses, facility related expenses, investor relations expense and selling expenses.  The increase in stock-based compensation expense, professional fees, investor relations expenses and other general and administrative fees are primarily related to securing additional financing and expenses associated with filing our registration statement.  The increase in delivery expenses are primarily due to an increase in the number of patients serviced by our operating pharmacies, our pharmacies provided services to a total of 23,356 patients in the six months ending June 30, 2012, a 16.8% increase when compared to the 19,989 patients serviced in the previous fiscal six months.  The increases in facility related expenses and selling expenses primarily relate to our Kansas City pharmacy which opened in November 2011.

Other Income and Expense

Total other expenses and income for the six months ended June 30, 2012 was $637,099, a $263,783 increase from $373,316 for the six months ended June 30, 2011.  The significant components of other income and expenses are as follows:

	Six Months Ended June 30,
	2012	2011
	(unaudited)
Interest expense, net	739,179	323,269
Loss on extinguishment of debt	-	16,923
(Gain) or loss on change in fair value of warrants	(102,080)	33,124
Total	$637,099	$373,316

The increase in other expenses was primarily attributable to an increase of $415,910 in interest expense, which was partially offset by a decrease of $135,204 in the change in fair value of warrant liability. Interest expense for the six months ended June 30, 2012 was $739,179 compared to $323,269 for the six months ended June 30, 2011.

The increase in interest expense is primarily due to an increase in the average debt outstanding for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011.  We issued convertible debentures in January 2012, throughout the year 2011 and in December 2010 to fund our operations and open our new pharmacy in Kansas City.  Our total outstanding debt increased to $3,527,243 as of June 30, 2012 as compared to $2,240,102 at June 30, 2011. The table below summarizes the components of interest expense for the six months ended June 30, 2012 and 2011:

	Six Months Ended June 30,
	2012	2011
	(unaudited)
Interest expense at stated rate (6.25% - 18.00%)	$274,006	$173,364
Amortization of deferred financing costs	83,560	21,995
Amortization of debt discount	381,613	127,910
Interest expense, net	$739,179	$323,269

The gain on change in fair value of warrant liability represents the change in fair value calculated on warrants issued in connection with private placements in January 2012, throughout the year 2011 and in December 2010 which grant the warrant holder certain anti-dilution protection which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.

Net income attributable to non-controlling interest

Net income attributable to non-controlling interest for the six months ended June 30, 2012 was $0 as compared to income of $12,051 for the six months ended June 30, 2011. Income and losses are allocated to non-controlling interest holders based on their percentage during the applicable six months.  On June 30, 2011, we entered into a Stock Purchase Agreement with TAPG to issue 300,000 restricted shares of our common stock in exchange for all of TAPG’s rights, title and interest in APN and the cancellation of the $17,758 in principal and interest due to TAPG.  As a result of this acquisition, we increased our ownership interest in APN to 100% making it a wholly-owned subsidiary.

Net Loss

Our net loss attributable to Assured Pharmacy, Inc. for the six months ended June 30, 2012 was $2,126,451, compared to a net loss of $815,263 for the six months ended June 30, 2011. The increase in our net loss was primarily attributable to a decrease in gross profits, an increase in operating expenses and an increase in other expenses and income.

Our net loss per common share for the six months ended June 30, 2012 was $0.54, compared to a net loss per common share of $0.34 for the six months ended June 30, 2011.  The increase to our net loss per common share was primarily attributable to a $1,311,188 increase in our net loss applicable to common stock for the six months ended June 30, 2012 when compared to the six months ended June 30, 2011, and an increase in the weighted average number of common shares outstanding to 3,966,112 for the six months ended June 30, 2012, from 2,379,604 for the six months ended June 30, 2011.

Year ending December 31, 2011 compared to the year ending December 31, 2010

Revenues

Our total revenue reported for the year ended December 31, 2011 was $16,444,573, a 1.0% increase from $16,276,752 for the year ended December 31, 2010. Our revenue for the year ended December 31, 2011 and 2010 was generated primarily from the sale of prescription drugs through our pharmacy operations and to a much lesser extent fees from management services provided. Our total revenue from pharmacy operations for the year ended December 31, 2011 was $16,354,578, a 2.1% increase from $16,026,752 for the year ended December 31, 2010.  Our total revenue from management services for the year ended December 31, 2011 was $89,995, a 64.0% decrease from $250,000 for the year ended December 31, 2010. We generated more revenue in the year ended December 31, 2011 than in any other annual period since our inception.

Our management attributes the increase in our pharmacy revenue from the prior fiscal year to our successful direct sales efforts. Our management anticipates that our revenues generated will continue to increase based upon the continued efforts of our sales personnel and the establishment of our fifth pharmacy in the Leawood, Kansas.  The decrease in management service revenue is primarily due to the expiration of the Generex service contract in February 2011 (see Revenue Recognition policy in Critical Accounting Policies and Estimates for further details).

Cost of Sales

The total cost of sales for the year ended December 31, 2011 was $13,220,684, a 0.5% increase from $13,161,064 for the year ended December 31, 2010. The cost of sales consists primarily of direct cost of prescription drugs. The increase in cost of sales is primarily attributable to increased sales in the reporting period.

Gross Profit

Our total gross profit increased to $3,223,889, or approximately 19.6% of sales, for the year ended December 31, 2011. This is an increase from a gross profit of $3,115,688, or approximately 19.1% of sales for the year ended December 31, 2010.  Our gross profit from pharmacy revenues increased to $3,133,894, or approximately 19.2% of pharmacy revenues, for the year ended December 31, 2011.  This is an increase from a gross profit of $2,865,688, or approximately 17.9% of pharmacy revenues, for the year ended December 31, 2010.

The increase in the gross profit percentage for the year ended December 31, 2011, when compared to the prior fiscal year, is primarily attributable to an increase in sales of generic drugs as a percentage of total prescription revenue which have lower costs and higher gross margins.

Operating Expenses

Operating expenses for the year ended December 31, 2011 was $5,990,868, a 17.0% increase from $5,121,817 for the year ended December 31, 2010. Our operating expenses for the year ended December 31, 2011 consisted of salaries and related expenses of $2,850,034 and selling, general and administrative expenses of $3,140,834. Our operating expenses for the year ended December 31, 2010 consisted of salaries and related expenses of $2,822,413 and selling, general and administrative expenses of $2,299,404.

Salaries and related expenses increased in the year ended December 31, 2011, when compared to the previous fiscal year, primarily due to the addition of our Kansas City pharmacy in November 2011.

Selling, general and administrative expenses increased $841,430 in the year ended December 31, 2011 when compared to the previous fiscal year.  The significant components of selling, general and administrative expenses are as follows:

	Year Ended December 31,
	2011	2010

Stock-based compensation expenses	782,643	549,532
Provision for other receivables doubtful accounts	659,616	16,566
Selling expenses	389,955	400,817
Professional fees	196,330	294,549
Facility related expenses	249,363	256,190
Investor relations expense	61,273	25,120
Other general and administrative expenses	801,654	756,630
Total	$3,140,834	$2,299,404

The increase in selling, general and administrative expenses are primarily due to an increase in the provision for doubtful accounts on other receivables and an increase in stock based compensation which were partially offset by expense reductions due to improved efficiencies. During the year ended December 31, 2011, management performed a comprehensive assessment of the allowance for doubtful accounts for other receivables estimation methodologies in light of its expectations around the ultimate collection of its other receivables balance.  Management performed a detailed case analysis, taking into consideration recent collection history, status of each case and the overall decrease in case activity over the last two years.  In connection with that comprehensive assessment of the allowance for doubtful accounts, management recorded a $659,616 bad debt provision to reduce the other receivables balance to the expected net realizable value. The increase in stock based compensation for the year ended December 31, 2011, as compared to the prior fiscal year, was primarily due to an increase in the number of restricted shares granted to consultants for services.

Other Income and Expense

Total other expenses and income for the year ended December 31, 2011 was $491,982, a $502,900 decrease from $994,882 for the year ended December 31, 2010.  The significant components of other income and expenses are as follows:

	Year Ended December 31,
	2011	2010

Interest expense, net	918,333	375,272
Loss on investments	-	107,110
Loss on extinguishment of debt	16,923	512,500
Gain on change in fair value of warrants	(443,274)	-
Total	$491,982	$994,882

The decrease was primarily attributable to a loss on extinguishment of debt of $512,500 recorded in the fiscal year 2010 compared to a loss in extinguishment of debt of $16,923 in the fiscal year 2010, a gain on change in fair value of warrant liability of $443,274 in the fiscal year 2011 and a loss on investments of $107,110 in the fiscal year 2010.  The decrease in other income and expense was partially offset by an increase of $543,061 in interest expense. Interest expense for the year ended December 31, 2011 was $918,333 compared to $375,272 for the year ended December 31, 2010.

The loss on extinguishment of debt of $512,500 in the year ended December 31, 2010 relates to the issuance of 813 shares of the our Series C Preferred at a price of $1,000 per share to an existing vendor in exchange for extinguishment of $300,000 in vendor’s secured payable and additional consideration in the form of a modification in vendor terms that are favorable to us and additional debt financing at terms that are significantly below market.

The gain on change in fair value of warrant liability represents the change in fair value calculated on warrants issued in connection with private placements in December 2010 and in 2011 which grant the warrant holder certain anti-dilution protection and provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.

The loss on investments of $107,110 relates to the sale of 483,871 shares of Generex Biotechnology Corporation (“Generex” or “GNBT”) during the year 2010 at stock prices ranging from $0.34 - $0.47. We entered into a Pharmacy Service Agreement (the “Pharmacy Agreement”) dated March 1, 2010, with Generex to provide pharmacy and marketing services for Generex’s proprietary buccal insulin spray product Oral-lyn™ in return for $300,000.  Following the closing of the Pharmacy Agreement, we received 483,871 shares of GNBT restricted common stock at an effective price of $0.62 in exchange for the $300,000 due from Generex.

The increase in interest expense is primarily due to an increase in the average debt outstanding for the year ended December 31, 2011 compared to the year ended December 31, 2010.  We issued convertible debentures in late 2010 through 2011 to fund our operations and open our new pharmacy in Leawood, Kansas.  Our total outstanding debt increased to $2,725,447 as of December 31, 2011 as compared to $1,649,246 at December 31, 2010. Interest expense also increased due to the full year amortization of debt discounts on existing debt as well as the additional amortization related to new indebtedness.  The table below summarizes the components of interest expense for the years ended December 31, 2011 and 2010:

	2011	2010
Interest expense at stated rate (6.25% - 18.00%)	$374,848	$284,665
Amortization of deferred financing costs	71,416	37,380
Amortization of debt discount	472,069	53,227
Interest expense, net	$918,333	$375,272

Discontinued Operations

Loss from operations of discontinued pharmacy for the year ended December 31, 2011 was $0, compared to a loss of $4,928 for the year ended December 31, 2010.  The loss from discontinued operations related to our Las Vegas pharmacy operation which was closed on December 1, 2008.  We do not expect future losses related to the closed Las Vegas pharmacy operation.

Net income attributable to non-controlling interest

Net income attributable to non-controlling interest for the year ended December 31, 2011 was $12,051 compared to income of $11,580 for the year ended December 31, 2010. Income and losses are allocated to non-controlling interest holders based on their percentage during the year.  On June 30, 2011, we entered into a Stock Purchase Agreement with TAPG and issued 300,000 restricted shares of our common stock in exchange for all of TAPG’s rights, title and interest in APN and the cancellation of the $17,758 in principal and interest due to TAPG.  As a result of this acquisition, APN became a wholly-owned subsidiary.

Net Loss

Our net loss for the year ended December 31, 2011 was $3,271,012, compared to a net loss of $3,017,519 for the year ended December 31, 2010. The increase in our net loss was primarily attributable to an increase in operating expenses which were partially offset by a decrease in other expenses and income and an increase in gross profit.

Our net loss per common share for the year ended December 31, 2011 was $1.14, compared to a net loss per common share of $2.48 for the year ended December 31, 2010.  The decrease to our net loss per common share was primarily attributable to an increase in the weighted average number of common shares outstanding to 2,876,335 for the year ended December 31, 2011, from 1,240,769 for the year ended December 31, 2010 and to a lesser extent, an increase in our net loss applicable to common stock.

Financial Condition, Liquidity and Capital Resources

Liquidity and Capital Resources

As of June 30, 2012, we had a cash balance of $6,940, a decrease from a balance of $23,316 at December 31, 2011.  At June 30, 2012, we had a working capital deficit of $4,202,521, an increase of $529,965 from a working capital deficit of $3,672,556 as of December 31, 2011.  The increase in our working capital deficit was primarily due to an increase in current liabilities primarily attributable to an increase in accounts payable and accrued expenses which was partially offset by decrease in the current portion of debt as a result of extensions obtained from existing debt holders during the six months ended June 30, 2012.

Our operations have been funded primarily through the sale of both equity and debt securities and cash made available under certain credit facilities.  In order for us to finance operations, continue our growth plan and service our existing debt, additional funding will be required from external sources. We intend to fund operations through increased sales, lower operating expenses and debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements for the next twelve months.  However, there can be no assurance that the additional financing necessary to finance our operations for the next twelve months will be available to us on acceptable terms, or at all.

As of June 30, 2012, we had $1,483,897 in debt obligations which come due in the year 2012.  As of October 5, 2012, $562,862 of our debt obligations due in 2012 are past due and another $250,000 is coming due on December 1, 2012.  If our debt holders choose not to convert certain of these securities into equity or seek to enforce these obligations against us, we will need to repay such debt, or reach an agreement with the debt holders to extend the terms thereof.  If we are forced to repay the debt, this need for funds would have a material adverse impact on our business operations, financial condition and prospects, including our ability to operate as a going concern.  If we are forced to repay the debt, our current and forecasted levels of cash flows and available cash on hand will not be sufficient to fund our operations for the remainder of 2012. Accordingly, we will be required to obtain additional financing in order to repay the debt, cover operating losses and working capital needs.  We cannot provide any assurances of the availability of future financing or the terms on which it might be available. In the absence of such financing, we may be forced to scale back or cease operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other remedial measures.   In the event that we are not successful in securing any additional financing or extending the maturity date of those debt securities which come due in 2012, we expect that our current resources will not enable us to continue operations for the remainder of fiscal 2012.

The table below lists our obligations under outstanding notes payable and unsecured convertible debentures, as of June 30, 2012:

	Related Party	Unrelated	Total

Secured Debt (1)	-	310,729	310,729
Revolving Credit facilities (2)	300,000	-	300,000
Other Notes and Debt (3)	-	250,730	250,730
Unsecured Convertible Debentures, net of unamortized discount (4)	497,456	1,901,333	2,398,789
	797,456	2,462,792	3,260,248
Less: current portion	-	(1,637,386)	(1,637,386)
	797,456	$825,406	$1,622,862

1)
In  September 2010, we received a two year loan of $400,000 with an adjustable interest rate of prime plus 3.00% per annum, with interest payable monthly. Monthly payment requirements were $5,000 per month for the first eight consecutive months, followed by eight consecutive monthly principal reductions of $10,000, followed by seven consecutive monthly principal reductions of $15,000, with remaining principal and interest due September 1, 2012.

2)
As of June 30, 2012, revolving credit facilities consisted of an outstanding balance of $300,000 on a line of credit we entered into with Brockington Securities, Inc., a company under the control of our Chief Executive Officer.

3)
As of June 30, 2012, other notes and debt consisted of the outstanding principal balance of $250,730 due to TPG in connection with our acquisition of their ownership interest in API, which operates our pharmacies in Santa Ana and Riverside, California.

4)	Unamortized debt discount of $266,995 at June 30, 2012.

Obligations and Commercial Commitments

The following table sets forth our contractual obligations and commercial commitments as of June 30, 2012 (unaudited):

	2012	2013	2014	2015	2016	Total

Long term debt	$1,483,897	$1,212,758	$830,588	$-	$-	$3,527,243
Interest payments on long term debt	408,869	225,234	45,578	-	-	679,681
Operating leases	91,757	122,826	117,802	52,707	15,127	400,219

Total contractual cash obligations	$1,984,523	$1,560,818	$993,968	$52,707	$15,127	$4,607,143

Outstanding Trade Balance.  At June 30, 2012, we had an outstanding trade balance of approximately $3.3 million with our primary wholesaler which is secured by all of our assets.

Capital Expenditures.  At June 30, 2012, we had no material commitments for capital expenditures.

Cash Flows

As of June 30, 2012, we had $6,940 in cash and total current assets in the amount of $1,653,556 and had current liabilities in the amount of $5,856,077, resulting in a working capital deficit of $4,202,521.

The table below sets forth a summary of the significant sources and uses of cash for the six months ended June 30 (unaudited):

	2012	2011

Cash provided (used) in operating activities	$(161,854)	$(294,671)
Cash used in investing activities	(14,451)	(5,361)
Cash provided by financing activities	159,929	288,170

Increase/(Decrease) in cash	$(16,376)	$(11,862)

Operating activities used $161,854 in cash for the six months ended June 30, 2012. Our net loss of $2,126,451, less non-cash expenses of $878,275 was the primary reason for our negative operating cash flows.  The table below summarizes the components of our cash used in operating activities for the six months ended June 30, 2012 (unaudited):

Net loss from operations including noncontrolling interest	$(2,126,451)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	15,974
Amortization of debt issuance costs	83,560
Amortization of discount on debt	381,613
Stock based compensation	546,920
Provision for accounts receivable doubtful accounts	7,034
Provision for other receivable doubtful accounts	(54,746)
Gain on change in fair value of warrant liability	(102,080)
878,275

Changes in operating assets and liabilities:	1,086,322

Net cash used in operating activities	$(161,854)

Cash used in investing activities was $14,451 in the six months ended June 30, 2012, compared to $5,361 in the six months ended June 30, 2011.  Investing activities in the six months ended June 30, 2012 and 2011 consisted entirely of purchases of property and equipment.

Cash provided by financing activities during the six months ended June 30, 2012 was $159,929. Over the last several years, our operations have been funded primarily through the sale of debt securities and advances from revolving credit facilities made available to us.  During the six months ended June 30, 2012 we received net proceeds from the issuance of convertible debentures of $50,400 and net proceeds of $141,680 from shareholder revolving note, which was partially offset by principal repayments of $32,151 on notes payable.

The table below sets forth a summary of the significant sources and uses of cash for the year ended December 31:

	2011	2010

Cash used in operating activities	$(1,224,744)	$(1,250,355)
Cash used in investing activities	(27,087)	(1,665)
Cash provided by financing activities	1,237,822	1,286,045
Cash used in discontinued operations	-	(3,393)
Increase/(Decrease) in cash	$(14,009)	$30,632

Operating activities used $1,224,744 in cash for the year ended December 31, 2011. Our net loss of $3,258,961, less non-cash expenses of $1,713,967 was the primary reason for our negative operating cash flows.  The table below summarizes the components of our cash used in operating activities for the year ended December 31, 2011:

Net loss from operations including noncontrolling interest	$(3,258,961)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	27,609
Amortization of debt issuance costs	71,416
Amortization of discount on debt	472,069
Stock based compensation	782,643
Issuance of common stock in lieu of debenture interest	61,643
Loss on extinguishment of debentures and notes	16,923
Provision for accounts receivable doubtful accounts	65,322
Provision for other receivable doubtful accounts	659,616
Gain on change in fair value of warrant liability	(443,274)
1,713,967

Changes in operating assets and liabilities:	320,250

Net cash used in operating activities	$(1,224,744)

Cash used in investing activities was $27,087 in the year ended December 31, 2011, compared to $1,665 in the year ended December 31, 2010.  Investing activities in the year ended December 31, 2011 and 2010 consisted entirely of purchases of property and equipment.  The increase in purchases of property and equipment in the year ended December 31, 2011 when compared to the prior fiscal year, primarily relate to purchases of property and equipment for our new pharmacy in Leawood, Kansas.

Cash provided by financing activities during the year ended December 31, 2011 was $1,237,822. Over the last several years, our operations have been funded primarily through the sale of debt securities and advances from revolving credit facilities made available to us.  During the year ended December 31, 2011 we received net proceeds from the issuance of convertible debentures of $1,335,938, which was partially offset by net principal repayments of $98,116 on notes payable and revolving notes.

Off Balance Sheet Arrangements

As of June 30, 2012, there were no off balance sheet arrangements.

Going Concern

The consolidated financial statements have been prepared assuming we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. As of June 30, 2012, we had an accumulated deficit of approximately $41.1 million, recurring losses from operations and negative cash flow from operating activities for the six months ended June 30, 2012 of approximately $162,000. We also had negative working capital of approximately $4.2 million and debt with maturities within the year  2012 in the amount of approximately $1.5 million as of June 30, 2012.

We intend to fund operations through raising additional capital through debt financing and equity issuances, increased sales, improved collection of past due other receivables balance and reduced expenses which may be insufficient to fund its capital expenditures, working capital or other cash requirements for the year ending December 31, 2012. We are also in negotiations with current debt holders to restructure and extend payment terms of the existing short term debt.  We are actively seeking additional funds to finance its immediate and long-term operations. The successful outcome of future financing activities cannot be determined at this time and there is no assurance that if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

In response to these financial issues, management has taken the following actions:

•	We are seeking to renegotiate existing debt.
•	We are seeking investment capital.
•	We are aggressively targeting new physicians.
•	We are aggressively increasing collection activity on past due other receivable balances.

Critical Accounting Policies and Estimates

Our analysis and discussion of our financial condition and results of operations is based upon our Consolidated Financial Statements that have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. GAAP provides the framework from which to make these estimates, assumptions and disclosures. We have chosen accounting policies within GAAP that we believe are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. We regularly assess these policies in light of current and forecasted economic conditions. Our accounting policies are stated in Note 2 to the Consolidated Financial Statements included elsewhere in this prospectus.  We believe the following accounting policies are critical to understanding our results of operations and the more significant judgments and estimates used in the preparation of our Consolidated Financial Statements.

Revenue Recognition

We recognize revenue from prescriptions dispensed on an accrual basis when the product is delivered to or picked up by the customer. Payments are received directly from the customer at the point of sale, or the customers’ insurance provider is billed electronically. For third party medical insurance and other claims, authorization to ensure payment is obtained from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customers’ insurance provider.  For California worker’s compensation claims, authorization to dispense medication is requested, but not always obtained, from the customer’s insurance carrier before the medication is dispensed to the customer.  The worker’s compensation claims are manually billed to the insurance carrier. On April 1, 2010, we discontinued dispensing medication to California worker’s compensation customers whose claims could not be authorized and billed electronically.  On April 1, 2010, we started billing all workers’ compensation claims electronically through a third party processor or directly to the applicable prescription benefit management companies.

We recognize revenue from service contracts on an accrual basis when the service is provided to the customer.  In March 2010, we entered into a one year Pharmacy Agreement with Generex to provide pharmacy and marketing services for Generex’s proprietary buccal insulin spray product Oral-lyn™. The Oral-lyn™ product will be dispensed as part of the United States Food and Drug Administration’s Treatment Investigation New Drug Program.  The remuneration for the one year service contract was $300,000, payable on execution of the Pharmacy Agreement.  We recognized revenue related to this contract on a straight line basis over the one year term of the contract.  As of December 31, 2011 and 2010, the amount of unearned revenue related to this agreement was $0 and $50,000, respectively, which is included in accounts payable and accrued expenses on the consolidated balance sheet.

Accounts Receivable and Allowances

Our accounts receivable consist of amounts due from third party medical insurance carriers, pharmacy benefit management companies, patients and credit card processors. Management periodically reviews the accounts receivable to assess collectability and estimates potential uncollectible accounts.  Accounts receivable are written off after collection efforts have been completed in accordance with our policies.  The uncollectible accounts allowance reduces the carrying value of the account receivable.

Our accounts receivable are detailed as follows:

	December 31,	December 31,	June 30,
	2011	2010	2012
			(Unaudited)
Accounts receivable
Third party medical insurance and other	$840,256	$994,020	$862,675

Allowance for doubtful accounts	(928)	(2,216)	(1,369)
Total current accounts receivable, net	$839,328	$991,804	$861,306

The provision for bad debts for the years ended December 31, 2011 and 2010 was $65,322 and $25,523, respectively.   The provision for bad debts for the six months ended June 30, 2012 and 2011 (unaudited) was $7,034 and $0, respectively.  The Company wrote off $66,610 and $45,095 in uncollectible accounts in the years ended December 31, 2011 and 2010, respectively. The Company wrote off $6,592 and $0 in uncollectible accounts in the six months ended June 30, 2012 and 2011 (unaudited), respectively.

Other Receivables and Allowances

The other receivables are primarily related to worker’s compensation claims from insurance carriers for prescription medications dispensed to injured workers in the State of California.  The delay in payment typically arises due to monetary disputes between the claimant and the employer and/or the employer’s insurance carrier. The settlement period for such dispute cases can range from one year to ten years.  We typically file a lien (“Green Lien”) on each case that has a past due balance to protect the account receivable when the case ultimately settles. Management has classified such receivables as long term assets due to these factors.  On April 1, 2010, we discontinued dispensing medication to California worker’s compensation customers whose claims could not be authorized and billed electronically.  This change was due to lower profit margins and cash flow constraints that are associated with the manual authorization and billing process.

During the year ended December 31, 2011, management performed a comprehensive assessment of the allowance for doubtful accounts for other receivables estimation methodologies in light of its expectations around the ultimate collection of its other receivables balances.  Management performed a detailed case analysis, taking into consideration recent collection history, status of each case and the overall decrease in case activity over the last two years.  In connection with that comprehensive assessment of the allowance for doubtful accounts, management recorded a $659,616 bad debt provision to reduce the other receivables balance to the expected net realizable value.

Our other receivables are detailed as follows:

	December 31,	December 31,	June 30,
	2011	2010	2012
			(Unaudited)
Other Receivables
Worker's compensation	$1,375,662	$1,402,304	$1,253,953
Allowance for doubtful accounts	(1,075,659)	(431,927)	(994,983)
Total other receivables, net	$300,003	$970,377	$258,970

The provision for bad debts for the years ended December 31, 2011 and 2010 was $659,616 and $16,566, respectively.  Management recorded bad debt recoveries of $54,746 for the six months ended June 30, 2012 and did not record a provision for the six months ended June 30, 2011(unaudited).

 Inventories

Inventories are located at our specialty pharmacy locations. Inventory consists solely of finished products (primarily prescription drugs) and is valued at the lower of first-in, first-out cost (FIFO) or market. Our inventories are maintained on a periodic basis through the performance of physical inventory counts.  Our cost of sales is recorded based upon the actual results of the physical inventory counts, and is estimated when a physical inventory is not performed in a particular month. Historically, no significant adjustments have resulted from reconciliations with the physical inventories.

Inventories are comprised of brand and generic pharmaceutical drugs. Our pharmacies maintain a wide variety of different drug classes, known as Schedule II, Schedule III, and Schedule IV drugs, which vary in degrees of addictiveness.  Schedule II drugs, considered narcotics by the DEA, are the most addictive; hence, they are highly regulated by the DEA and are required to be segregated and secured in a separate cabinet. Schedule III and Schedule IV drugs are less addictive and are not regulated. Because our business model focuses on servicing pain management doctors and chronic pain patients, we carry in inventory a larger amount of Schedule II drugs than most other pharmacies. The cost in acquiring Schedule II drugs is higher than Schedule III and IV drugs.

Goodwill

Goodwill represents the excess purchase price of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed.  The Company’s goodwill relates to its acquisition of the 49% interest in API.  The Company reviews goodwill for impairment at least annually.  The annual impairment test for goodwill is a two-step process and involves comparing the estimated fair value of each reporting unit to the reporting unit’s carrying value, including goodwill.  If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired, and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss to be recorded, if any. The Company estimated API’s fair value based on the income approach.  The Company conducts its annual impairment tests in December of each year.

Assured Pharmacy consisted of a management services holding company (“APHY”) and five operating pharmacies as of the year ended December 31, 2011 and four operating pharmacies as of the year ended December 31, 2010.  In December 2006, we acquired the remaining 49% ownership of Assured Pharmacies, Inc. which is the owner of our Riverside and Santa Ana pharmacies through the TPG acquisition.  The two API pharmacies operate in the same metropolitan area and have operating synergies and are viewed as one reportable unit by management while each of the remaining pharmacies and APHY constitute a reportable unit that is a component of Assured’s single operating segment.  The reportable units consisted of APHY, API, Kirkland and Gresham for the year ended December 31, 2010 and also included Kansas City for the year ended December 31, 2011.

The Company’s goodwill of $697,766 as of December 31, 2011 and 2010 is associated with the API pharmacies acquisition in 2006 and is recorded only at the API reporting unit.  The goodwill was a result of the purchase price in excess of the identifiable assets and liabilities related to the acquisition of the minority ownership in these two pharmacies.

Management estimated the fair value of the API reporting unit using the income approach by preparing a discounted cash flow analysis.  The impairment analysis for management’s assessment of goodwill for 2011 and 2010 used a baseline trend from fiscal years ended December 31, 2008 and 2009.  Management then considered the historical trends and made estimates on future years’ growth in a cash flow projection analysis to assess the API goodwill for impairment.  Since the business is primarily based on repeat patients, management also considered the most recent patient and store specific monthly trends.  The resulting forecasted growth rates did not vary significantly from historical levels.  Additionally, management performed a sensitivity analysis by preparing an additional discounted cash flow model assuming a 3% growth rate to approximate the inflation rate which did not result in goodwill impairment. Management then averaged the two scenarios to determine the final estimated fair value of the reporting unit.  Based on the results of the impairment testing, management believes that the fair value of the API reporting unit is substantially in excess of its carrying value.

Stock-based Compensation

We issue options and restricted shares of common stock to employees and consultants.  Stock option and restricted share awards are granted at the fair market value of our common stock on the date of grant.

We apply the fair value recognition provisions of ASC 718 “Compensation – Stock Compensation,” for stock compensation transactions.  This requires companies to measure and recognize compensation expense for all share-based payments at fair value. The total applicable compensation cost is amortized on a straight-line basis over the requisite service period, which is generally the vesting period.

For the years ended December 31, 2011 and 2010, we recognized $782,643 and $549,532, respectively, in compensation expense.   For the six months ended June 30, 2012 and 2011 (unaudited), the Company recognized $546,920 and $172,213, respectively, in compensation expense. Compensation expense for stock compensation transactions is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Common Stock Warrant Liability

We account for our common stock warrants under ASC 480, “Distinguishing Liabilities from Equity,” which requires any financial instrument, other than an outstanding share, that, at inception, embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such and obligation, and it requires or may require the issuer to settle the obligation by transferring assets, would qualify for classification as a liability. The guidance required our outstanding warrants from convertible debenture private placements in the years ended December 31, 2011 and 2010 to be classified as liabilities and to be fair valued at each reporting period, with the changes in fair value recognized as a change in fair value of warranty liability in our consolidated statements of operations. Specifically, the warrants issued in connection with convertible debenture private placements in 2011 and in December 2010, grant the warrant holder certain anti-dilution protection which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Upon exercise or expiration of the warrant, the fair value of the warrant at that time will be reclassified to equity from a liability.  The following table is a summary of the warrant liability activity measured at fair value using Level 3 inputs:

Warrant Liability

Balance at December 31, 2009	$-

Granted	138,263
Cancelled, forfeited or expired	-
Change in fair value of common stock warrants	-

Balance at December 31, 2010	$138,263

Granted	649,944
Cancelled, forfeited or expired	(136,363)
Change in fair value of common stock warrants	(443,274)

Balance at December 31, 2011	$208,570

Granted (unaudited)	6,741
Cancelled, forfeited or expired (unaudited)	-
Change in fair value of common stock warrants (unaudited)	(102,080)

Balance at June 30, 2012 (unaudited)	$113,231

New Accounting Standards

In May 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs,” which amends ASC 820, “Fair Value Measurement.” The amended guidance changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. The guidance provided in ASU No. 2011-04 is effective for interim and annual periods beginning after December 15, 2011 and is applied prospectively. The provisions are effective for our year ended December 31, 2012. We do not expect the adoption of these provisions to have a significant effect on our consolidated financial statements

In September 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-08 “Intangibles—Goodwill and Other” intended to simplify goodwill impairment testing. Entities will be allowed to perform a qualitative assessment on goodwill impairment to determine whether it is more likely than not (defined as having a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The amendments in this ASU are effective for goodwill impairment tests performed in interim and annual periods for fiscal years beginning after December 15, 2011, with early adoption permitted. In addition, Topic 350 also requires an entity to perform a “Step 2” for reporting units with zero or negative carrying values. We have evaluated the adoption of ASU 2011-08 and has determined that it will not have an impact on our consolidated results of operations or financial conditions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in our accountants during the two most recent fiscal years or any subsequent interim period.  There are no disagreements with our accountant on accounting and financial disclosure.

DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors and Executive Officers

The following table sets forth the names, positions and ages of our directors and executive officers as of the date of this prospectus. Our directors are typically elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position(s)
Robert DelVecchio	47	Chief Executive Officer & Director
Mike Schneidereit	38	Chief Operating Officer
Brett Cormier	44	Chief Financial Officer
Thomas Bilodeau III	43	Director
Craig Eagle	45	Director
Darshan Sheth	36	Director

 The following is information about the experience and attributes of the members of our board of directors as of the date of this prospectus.  The experience and attributes discussed below provide the reasons that these individuals were selected for board membership, as well as why they continue to serve on the board.

Board of Directors

Robert DelVecchio. Mr. DelVecchio has been our Chief Executive Officer and a director since February 2005.  In addition to leading our organization, Mr. DelVecchio’s responsibilities also include sales, investor relations, business development and fund raising. Since 1995, Mr. DelVecchio has acted as Chief Executive Officer and President of Brockington Securities, Inc., a broker-dealer and member of the FINRA from May 1995 - June 2010.  Mr. DelVecchio is also a member of the board of directors of IGHL Foundation, a charitable organization that provides programs, services and support for people with developmental disabilities in the New York tri-state region.  Mr. DelVecchio’s broad experience in capital markets, experience in leading start-up businesses, and his knowledge of our Company as our longest serving director, led to the Company’s conclusion he should serve as a director of our Company.

Thomas Bilodeau, III. Mr. Bilodeau became a director in June 2009.  Mr. Bilodeau is a member/shareholder of Rich May, P.C., Attorneys and Counselors at Law, where he concentrates on corporate, commercial, and securities law. Mr. Bilodeau also chairs the firm’s Investment Management Practice.  Mr. Bilodeau has been with the firm full time as a lawyer since September of 1996.  Mr. Bilodeau sits on the board of directors of Astonfield Renewable Resources, Ltd., a Malta company and is actively involved as a member of the Board of Medicines for Humanity, a 501(c)(3) charity combating child-mortality internationally.  He is a member of the American, Massachusetts and Boston Bar Associations.   Mr. Bilodeau’s extensive and broad experience in corporate and securities law, led to the Company’s conclusion he should serve as a director of our Company.

Craig Eagle. M. D.   Dr. Craig Eagle became a director in June 2009.  Dr. Craig Eagle has served as vice president of Strategic Alliances and partnerships for the Global Oncology business unit at Pfizer since January 2009 where he is involved in nurturing business to business interactions and partnerships. As part of that role, he has been leading the integration of the Pfizer/Wyeth oncology businesses and combining the oncology portfolios. From 2007 to 2008, Dr. Eagle headed up the global oncology medical and outcomes research group for Pfizer. In this position, he oversaw the medical and outcomes programs of Pfizer’s oncology business. Dr. Eagle is a member of the oncology business unit leadership team. Dr. Eagle initially joined Pfizer Australia in 2001 as part of the medical group. In Australia, his role involved leading and participating in scientific research, regulatory and pricing and reimbursement negotiations for several compounds.  Dr. Eagle’s background as a medical doctor, his extensive experience in healthcare, pharmaceuticals, and insurance reimbursement, particularly his experience in pain management and developing new businesses, led to the Company’s conclusion he should serve as a director of our Company.

Darshan Sheth. Mr. Sheth became a director in June 2009.  Mr. Sheth has served as Chief Financial Officer for Mosaic Capital Advisors, the Mosaic Private Equity family of funds and the Astonfield Group of Companies, Inc. since 2007.  Mr. Sheth’s previous position was the head of Finance and Treasurer at CBay Systems, Ltd. (now listed as MModal) one the largest transcription service providers in the United States.  Mr. Sheth joined CBay in 1999 as a startup company and played an integral role in growing the Company both organically and through acquisitions to annual revenues in excess of $60M.  Mr. Sheth has successfully cleared the Uniform Certified Public Accountant examination in the United States and is also a Chartered Accountant (A.C.A.).   Mr. Sheth’s extensive experience in accounting, finance, and capital markets, particularly his experience in start up businesses in the healthcare industry, led to the Company’s conclusion he should serve as a director of our Company.

Executive Officers

The following is information about our executive officers as of the date of this prospectus.

Robert DelVecchio. Mr. DelVecchio has been our Chief Executive Officer and a director since February 2005. See “Board of Directors” above.

Mike Schneidereit.  Mr. Schneidereit joined us in October 2008 and became our Chief Operating Officer in May 2009.   Mr. Schneidereit’s responsibilities include pharmacy operations, sales, purchasing and information technology. From March 2006 to 2008, Mr. Schneidereit was the Director of Operations for SureHealth, LLC where he was responsible for the management of their specialty pharmacy line of business and corporate information technology.

Brett Cormier, C.P.A. Mr. Cormier joined us in September 2008 and became our Chief Financial Officer in May 2009.  Mr. Cormier is responsible for the management of the finance, accounting, human resources functions and our overall corporate administration. From February 2007 to August 2008, Mr. Cormier served as Chief Financial Officer of Sleep Holdings, Inc. and previously served as Vice President of Finance and Corporate Controller for First Broadcasting, LLC from August 2006 to January 2007.  From February 2003 to July 2007, Mr. Cormier served as Vice President of Finance for Holigan Investment Group, Ltd.

Involvement in Certain Legal Proceedings

Mr. DelVecchio and Brockington Securities, Inc. (“Brockington”) have each within the last ten years been the subject of sanctions imposed by Financial Industry Regulatory Authority (“FINRA”).  Brockington previously operated as a broker-dealer and during this time Mr. DelVecchio acted as a broker at Brockington and also served as Brockington’s President and Chief Executive Officer.  On April 29, 2011, Mr. DelVecchio consented to sanctions permanently barring him from association with any FINRA member based on allegations that he failed to appear for an on-the-record interview requested by FINRA.  On July 28, 2009, Mr. DelVecchio was censured, fined an undisclosed amount and ordered to undergo further training related to allegations that Brockington, through Mr. DelVecchio, failed to detect, investigate and report suspicious activity in trading accounts, prepare reports related thereto and conduct an anti-money laundering (“AML”) audit for 2007.

On January 14, 2010, Brockington was censured, fined $24,000 and ordered to have all of its employees undergo further training related to allegations that it failed to implement an AML program, detect, investigate and report suspicious activity in trading accounts and conduct an AML audit in one year.  Brockington’s failure to pay the foregoing fine resulted in its expulsion from FINRA membership on July 8, 2010.  On May 5, 2006, Brockington was censured, fined $15,000 and ordered to revise its written supervisory procedures related to allegations that it failed to transmit last sale reports in accordance with applicable rules.  On August 29, 2005, Brockington was censured and fined $7,500 related to allegations that an escrow agreement, in connection with a private offering, did not adequately ensure procedures regarding the transmittal and/or return of funds received from such offering.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information about the compensation of our “Named Executive Officers,” as such term is defined in SEC rules. For fiscal 2011, our Named Executive Officers include our Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer.

Summary Compensation Table
As of December 31, 2011

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)

Robert DelVecchio Chief Executive Officer	2011 2010	175,692 184,345	- -	- -	- -	- -	175,692 184,345

Mike Schneidereit Chief Operating Officer	2011 2010	175,692 185,358	- -	- -	- -	- -	175,692 185,358

Brett Cormier Chief Financial Officer	2011 2010	175,692 182,316	- -	- -	- -	- -	175,692 182,316

Haresh Sheth (2) Former President	2011 2010	7,515 48,780	- -	247,500 -	- -	- -	255,015 48,780

(1)
The amounts in the table reflect the grant date fair value of options and stock awards to the named executive officer in accordance with Accounting Standards Codification Topic 718.  The ultimate values of the options and stock awards to the executives generally will depend on the future market price of our common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.  See the “Outstanding Equity Awards at Fiscal Year-End” table below for information regarding all outstanding awards.

(2)	Mr. Sheth resigned as our President and as a director on July 18, 2011.

Compensation Components

Salary.  We compensate our executive officers for their service by payment of salary, which is set in each of the named executive officer’s employment agreement discussed below.

 Discretionary Bonuses. Our board of directors has the authority and discretion to award performance-based compensation to our executives if it determined that a particular executive has exceeded his objectives and goals or made a unique contribution to us during the year, or other circumstances warrant. There were no discretionary bonuses paid to our Named Executive Officers during fiscal 2011.

 Stock and Stock Option Awards.  Stock and stock option awards are determined by the board of directors based on numerous factors, some of which include responsibilities incumbent with the role of each executive and tenure with us.

 At no time during the last fiscal year was any outstanding option repriced or otherwise modified.  There was no tandem feature, reload feature, or tax-reimbursement feature associated with any of the stock options we granted to our executive officers or otherwise.

Employment Agreements; Termination of Employment and Change-in-Control Arrangements

Employment Agreements

In 2009, we entered into employment agreements with the Named Executive Officers. Each of these agreements was replaced by new employment agreements with the Named Executive Officers in May 2012. Under these agreements, Mr. DelVecchio receives a base salary of $250,000 and Messrs. Cormier and Schneidereit each receive a base salary of $225,000.  In addition, Messrs. DelVecchio, Cormier and Schneidereit each are eligible for a cash performance bonus up to 75% of their annual base salary. In addition, Messrs. DelVecchio, Cormier and Schneidereit each were granted 175,000 stock options under the 2012 Incentive Compensation Plan.  These stock options vest immediately and have a strike price of $0.60 with an exercise period of ten (10) years.  Termination benefits under the agreements are triggered if we terminate an agreement without cause or if a covered employee terminates his employment after the employee’s base salary is reduced by 5% or more, in each instance, if the employee notifies us in writing within 30 days of the change that he objects to the change and we do not rescind the change within 30 days of receiving the employee’s notice. This trigger events was chosen to help retain these executive officers and to assure these executive officers that they could apply their full attention to our business. The employment agreements were designed to promote stability and continuity of senior management.

Termination benefits under the employment agreements include: (i) any earned but unpaid salary; (ii) one year base salary; (iii) 150% of target bonus; (iv) one year company contributions to deferred compensation plans; and (v) up to one year COBRA premiums. Except for any earned but unpaid salary at the time of termination, benefits under the employment agreements would be paid out monthly over a one-year period.  Payment of termination benefits is contingent on the employee executing a release and complying with non-disclosure, non-competition and non-solicitation covenants for a period of one year following termination of employment.

Outstanding Equity Awards

Fiscal Year-Ended December 31, 2011

The following table presents information concerning the outstanding equity awards for the Named Executive Officers as of December 31, 2011, each of which was granted to the Named Executive Officers during fiscal 2011:

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Robert DelVecchio Chief Executive Officer	250,000	250,000	-	$0.69	04/01/2021

Mike Schneidereit Chief Operating Officer	138,889	138,889	-	$0.69	04/01/2021

Brett Cormier Chief Financial Officer	138,889	138,889	-	$0.69	04/01/2021

Haresh Sheth Former President	250,000	-	-	$0.69	04/01/2021

Stock Option Plan

 Historically, our board of directors granted stock options to management primarily as part of the hiring and recruitment process.  The issuance of these stock options is intended to provide incentives that will attract and retain the best available employees.  These purposes may be achieved through the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, performance stock awards and phantom stock awards.

Awards may vest, in time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination. To the extent that awards are performance based, they may be based on one or more criteria, including (without limitation) earnings, cash flow, revenues, operating income, capital reissues, or other quantifiable company, customer satisfaction or market data, or any combination.

2012 Incentive Compensation Plan

In May 2012. we adopted the Assured Pharmacy, Inc. 2012 Incentive Compensation Plan (the “2012 Incentive Plan”). The 2012 Incentive Plan is intended to provide incentives that will attract and retain the best available directors, employees and appropriate third parties who can provide us with valuable services.  These purposes may be achieved through the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, performance stock awards and phantom stock awards.

The 2012 Incentive Plan permits the grant of awards that may deliver up to an aggregate of 1,667,667 shares of common stock, further subject to limits on the number of shares that may be delivered pursuant to incentive stock options, on the shares that may be delivered on the awards to any individual in a single year and on the number of shares that may be delivered on certain awards that are performance-based awards, within the meaning of Section 162(m) of the Internal Revenue Code.  Awards may vest, in time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination. To the extent that awards are performance based, they may be based on one or more criteria, including (without limitation) earnings, cash flow, revenues, operating income, capital reissues, or other quantifiable company, customer satisfaction or market data, or any combination. In addition to common stock, awards may also be made in similar securities whose value is derived from our common stock.

Awards with respect to which grant, vesting, exercisability or payment depend on the achievement of performance goals and awards that are options or stock appreciation rights granted to officers and employees will be intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The 2012 Incentive Plan will be administered by the board of directors.

Option Exercises and Stock Vested in Fiscal 2011

No options were exercised by Named Executive Officers or stock that vested in fiscal 2011.

Pension Benefits

None of our Named Executive Officers participated in any qualified or nonqualified defined-benefit pension plans as of December 31, 2011.

Compensation of Directors

Set forth below is a summary of the compensation paid to each person that served as a director that was not an executive officer or employee in fiscal 2011.  The following table does not include Mr. DelVecchio who served as an executive officer, as well as a director, during 2011 and who did not receive compensation for service on our board of directors in 2011.  The compensation arrangements for Mr. DelVecchio are discussed above.

Director Compensation

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)	Total ($)

Craig Eagle (2)	-	-	-	-	-

Darshan Sheth (2)	-	-	-	-	-

Thomas Bilodeau, III	-	28,000	-	-	28,000
__________
(1)     The amounts in the table reflect the grant date fair value of stock awards to the named directors in accordance with Accounting Standards Codification Topic 718.  The ultimate values of the stock awards to the executives generally will depend on the future market price of our common stock, which cannot be forecasted with reasonable accuracy. During fiscal 2011, Mr. Bilodeau was granted 50,000 shares of restricted stock.

(2)     Dr. Eagle and Mr. Sheth received no compensation in 2011 for their service as a board member.

In May 2012, our board of directors approved the following compensation to be paid to non-employee directors:

•	$1,500 for each board meeting attended in person and $500 for each board meeting attended by telephone; and
•	$1,500 for each committee meeting attended in person and $500 for each committee meeting attended by telephone.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with related parties and their affiliates are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other unaffiliated third parties, and do not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Mosaic Group

Mosaic Capital Advisors, LLC, together with its affiliated entities Mosaic Financial Services (“MFS”), LLC, Mosaic Private Equity Fund, L.P., Mosaic Capital Management, Ltd. and its affiliated accredited investor, Joseph McDevitt (collectively, “Mosaic”),  were the beneficial owners of approximately 56.4%, 97.9%, and 72.8% of the our common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, respectively as of   October 26, 2012 .  Under the terms of our Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, Mosaic, due to its ownership interest of our Series A Convertible Preferred Stock, has the right to elect four directors to our Board and partially exercised this right by appointing Messrs. Sheth, Bilodeau and Eagle to serve as directors.  Mr. Bilodeau is a member/shareholder of Rich May, P.C., Attorneys and Counselors at Law, which provides legal services to Mosaic.

In July 2010, we completed a sale in a private transaction to Joseph McDevitt, an accredited investor affiliated with Mosaic, for a 10.0% convertible debenture for an aggregate principal amount of $500,000 (before deducting expenses and fees related to the private transaction) due in July 2012.  The debenture is convertible into shares of the our Series A Convertible Preferred Stock at an initial conversion price of $1,000 per share and subject to adjustments, and each share of Series A Preferred is convertible into 695 shares of our common stock for a total of 347,500 common shares on an as converted basis (subject to adjustment for certain dilutive transactions).  Interest on the debenture is payable quarterly in shares and is calculated based on the higher of the average stock price for the five (5) prior trading days or $1.80 per common share.  As of October 26, 2012 , no principal payments have been made on the debenture since issuance and a total of 46,474 common shares were issued for payment of interest due.  In July 2012, we entered into an amendment to the debenture agreement, in which the term of the debenture was modified and extended for a period of one year.  As consideration for the extension, the interest rate for the debenture was increased from 10.0% to 16.0%.

Robert DelVecchio

Robert DelVecchio, our Chief Executive Officer and a member of our board of directors, also serves as President and Chief Executive Officer of Brockington Securities, Inc. (“Brockington”).

In March 2009, we entered into a Revolving Line of Credit Agreement with Brockington for a credit limit of $300,000 with a term of one year bearing interest of 12.0% per annum. Under the terms of the line of credit, we could request for advance from time to time, provided, however, any requested advance will not, when added to the outstanding principal advanced of all previous advances, exceed the credit limit. We could repay accrued interest and principal at any time, however no partial repayment would relieve us of the obligation of the entire unpaid principal together with any accrued interest and other unpaid charges.  There are no financial covenants that we are required to maintain.

The line of credit was been subsequently extended.  The latest extension occurred on June 22, 2012, pursuant to a Modification and Extension Agreement to the Revolving Line of Credit Agreement dated March 10, 2009, in which the term of the loan was modified and the maturity date of the loan was extended to June 30, 2014 by mutual consent.  All additional terms of the loan remain unchanged and we are not in violation of any provisions of the line of credit.

As of October 26, 2012 , the outstanding balance on the line of credit was $300,000 with remaining availability of $0 and the largest aggregate amount of principal outstanding on the loans was $300,000. Interest paid on the loan from origination through  October 5, 2012 was $52,021.  As of  October 5, 2012, we had drawn a total of $1,630,540 and repaid a total of $1,330,540.

Haresh Sheth

On July 18, 2011, Haresh Sheth resigned his position as President and member of our board of directors.  There were no severance costs associated with his resignation.  Also on July 18, 2011, we entered into a Consulting Agreement with Mr. Sheth under which he will provide us with consulting services for a term of one year in exchange for 225,000 shares of restricted stock, which were fully vested on the date of issuance.   The market value of our common stock on July 18, 2011, the date of issuance, was $1.20 per share.

Dr. Craig Eagle

Dr. Craig Eagle, a member of our board of directors, also serves as manager of CJE Holdings, LLC.

On February 9, 2010, we engaged CJE Holdings, LLC to act a non-exclusive advisor to provide medical consulting services relating to, among other things, pain management for a period of two years.  The consideration for the services was 55,556 restricted shares of our common stock payable in four equal installments (every 6 months).  The market value of our common stock on February 9, 2010 was $2.34 per share.  As of October 26, 2012 , we had issued a total of 41,667 shares in accordance with this engagement.

Pinewood Trading Company

Pinewood Trading Company (“Pinewood”)  was the beneficial owner of approximately 12.2% and 11.1% of our common stock and Series B Convertible Preferred Stock, respectively as of   October 26, 2012 .

On November 30, 2011, we completed a sale in a private transaction to Pinewood of a 16.0% senior convertible debenture for an aggregate principal amount of $50,400 (before deducting expenses and fees related to the private transaction) with principal reductions of $12,600 due in November 2012 and February 2013, and $25,200 due May 2013 plus any unpaid interest.  We have the option to pay all or part of the November 2012 principal reductions with shares of our common stock, subject to certain equity conditions, as defined in the debenture.  These equity conditions include, among others, our compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  The debenture is convertible into shares of our common stock at an initial conversion price of $1.26 per share for a total of 40,000 common shares on an as converted basis (subject to adjustment for certain dilutive transactions).  As of October 26, 2012, we paid $3,360 in interest due on this debenture.  In June 2012, the debenture was amended and the maturity date was extended to May 30, 2014. As part of the foregoing amendment, the exercise period of the warrants was extended from three years to five years.

As part of the private transaction on November 30, 2011, Pinewood also received warrants to purchase 48,000 shares of our common stock.  These warrants were fully vested on the date of issuance and are exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The investor may exercise the warrant on a cashless basis only if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.

On July 9, 2012, we entered into a consulting agreement with Jack Brooks, managing partner of Pinewood Trading Company.  We issued 65,000 restricted common shares as payment in full for financial advisory services rendered to us.  The market value of the stock on July 9, 2012, the date of issuance, was $0.51 per common share.

H.D. Smith Wholesale Drug Co.

H.D. Smith Wholesale Drug Co. (“H.D. Smith”) is our primary drug wholesaler and was the beneficial owner of approximately 9.4% and 100% of our common stock and Series C Convertible Preferred Stock, respectively as of  October 26, 2012 .

During the years ended December 31, 2011 and 2010, we purchased approximately $10.7 million and $10.9 million, respectively, or 80% and 82%, respectively, of our prescription drug inventory from H.D. Smith. At December 31, 2011 and 2010, accounts payable to H.D. Smith were approximately $2.6 million and $2.1 million, respectively.

In September 2010, we entered into a secured loan agreement with H.D. Smith. Under the terms of this agreement, we received a two (2) year loan of $400,000 with an adjustable interest rate of prime plus 3.00% per annum, with interest payable monthly. Monthly payment requirements are $5,000 per month for eight consecutive months, followed by eight consecutive monthly principal reductions of $10,000, followed by seven consecutive monthly principal reductions of $15,000, with remaining principal and interest due September 1, 2012. The proceeds from the note were simultaneously exchanged for $400,000 in outstanding invoices due to H.D. Smith. The note is secured by all of our assets and our subsidiaries.  The outstanding principal balance on the loan as of October 26, 2012 , was $312,863, all of which is past due and was required to be paid no later than September 1, 2012.  As of October 26, 2012 , we paid a total of $87,137 in principal and $45,035 in interest to HD Smith on the loan. We are attempting to extend the maturity date of the loan, but can provide no assurance that H.D. Smith will agree to extend the maturity date on this loan on acceptable terms.

Baruch Halpern Revocable Trust

Baruch Halpern Revocable Trust, together with Halpern Capital, Inc. (“HC”),  was the beneficial owner of approximately 14.7% of our common stock as of  October 26, 2012 .

In April 2010, we entered into a secured loan agreement with Baruch Halpern Revocable Trust, an accredited investor in a private transaction. The loan was secured by 483,871shares we held in Generex Biotechnology Corporation restricted common stock. Under the terms of this loan agreement, we received a loan of $250,000 at an interest rate of 12% per annum, with interest of $30,000 payable in advance with the principal due in April 2011 at maturity.  In addition, we issued 27,778 shares of our common stock as additional compensation. The pledged collateral was subsequently released by the lender in September 2010.

On June 22, 2011, the outstanding principal loan balance of $250,000 was converted into a 16.0% senior convertible debenture through a private transaction for an aggregate principal amount of $250,000, which matures in June 22, 2012. The debenture is convertible into shares of our common stock at an initial conversion price of $1.26 per share for a total of 198,413 common shares on an as converted basis, subject to adjustment for stock dividends, stock splits and related distributions.  As part of the private transaction, Baruch Halpern Revocable Trust also received a warrant to purchase 238,095 shares of our common stock.  The warrant was fully vested on the date of issuance and is exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment for stock dividends, stock splits and related distributions.  Baruch Halpern Revocable Trust may exercise the warrant on a cashless basis only if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject to certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.

On June 1, 2011, we entered into a consulting agreement with HC, a registered broker-dealer engaged in the business of providing capital raising and advisory services.   We issued 90,000 restricted common shares as payment in full for financial advisory services rendered to us.  The market value of the stock on June 1, 2011, the date of issuance, was $1.35 per common share.  In June 2012, the debenture was amended to extend the maturity date to June 22, 2013. As part of the foregoing amendment, the exercise period of the warrants was extended from three years to five years.

Hillair Capital Investments, LP

Hillair Capital Investments, LP (“HCI”)  was the beneficial owner of approximately 28.6% of our common stock as of  October 26, 2012 .

On May 16, 2011, we completed a sale in a private transaction to HCI of a 16.0% senior convertible debenture for an aggregate principal amount of $500,000 (before deducting expenses and fees related to the private transaction) with principal reductions of $125,000 due in June 2012 and September 2012, and $250,000 due December 2012 plus any unpaid interest.  The proceeds from the private transaction included conversion of an outstanding $300,000 12.5% senior convertible debenture held by HCI resulting in our receipt of gross cash proceeds of $200,000 from this transaction. We have the option to pay all or part of the June 2012 principal reductions with shares of our common stock, subject to certain equity conditions, as defined in the debenture.  These equity conditions include, among others our compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  The debenture is convertible into shares of our common stock at an initial conversion price of $1.26 per share for a total of 396,826 common shares on an as converted basis (subject to adjustment for certain dilutive transactions).  As of October 5, 2012, we paid $90,222 in interest on this debenture. As part of the private transaction, HCI also received warrants to purchase 476,191 shares of our common stock.  The warrant was fully vested on the date of issuance and is exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  HCI may exercise the warrant on a cashless basis only if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  In September 2012, the debenture was amended to extend the maturity date to December 1, 2013. As part of the foregoing amendment, the exercise period of the warrants was extended from three years to five years.

On August 22, 2011, we completed a sale in a private transaction to HCI for a 16.0% senior convertible debenture for an aggregate principal amount of $100,000 (before deducting expenses and fees related to the private transaction) with principal reductions of $25,000 due in June 2012 and September 2012, and $50,000 due December 2012 plus any unpaid interest.  We have the option to pay all or part of the June 2012 principal reductions with shares of our common stock, subject to certain equity conditions, as defined in the debenture.  These equity conditions include, among others, our compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  The debenture is convertible into shares of our common stock at an initial conversion price of $1.26 per share for a total of 79,366 common shares on an as converted basis (subject to adjustment for certain dilutive transactions).  As of October 26, 2012 , we paid $9,689 in interest due on this debenture.   As part of the private transaction, HCI also received warrants to purchase 95,239 shares of our common stock.  The warrant was fully vested on the date of issuance and is exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  HCI may exercise the warrant on a cashless basis only if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  In September 2012, the debenture agreement  was amended to extend the maturity date to December 1, 2013.  As part of the foregoing amendment, the exercise period of the warrants was extended from three years to five years.

On November 30, 2011, we completed a sale in a private transaction to HCI for a 16.0% senior convertible debenture for an aggregate principal amount of $100,000 (before deducting expenses and fees related to the private placement) with principal reductions of $25,000 due in November 2012 and February 2013, and $50,000 due May 2013 plus any unpaid interest.  We have the option to pay all or part of the November 2012 principal reductions with shares of our common stock, subject to certain equity conditions, as defined in the debenture.  These equity conditions include, among others, our compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  The debenture is convertible into shares of our common stock at an initial conversion price of $1.26 per share for a total of 79,366 common shares on an as converted basis (subject to adjustment for certain dilutive transactions).  As of October 26, 2012 , we paid $6,667 in interest due on this debenture.  As part of the private transaction, HCI also received warrants to purchase 95,239 shares of our common stock.  The warrant was fully vested on the date of issuance and is exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment. The investor may exercise the warrant on a cashless basis only if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.

In July 2012, we completed a sale in a private placement to HCI for a 16.0% senior convertible debenture for an aggregate principal amount of $300,000 due December 1, 2013 (before deducting expenses and fees related to the private placement) with periodic redemptions of $75,000 due in June 2013 and September 2013, plus any unpaid interest. We have has the option to pay all or part of the June 2013 periodic redemptions with shares of our common stock, subject to certain Equity Conditions, as defined in the loan agreement.  These Equity Conditions include, among others, our compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  A consent and waiver was obtained from the majority of the Series A Preferred holders, a majority of the Series B Preferred holders and all senior debenture holders as required by the agreements. The debentures are convertible into shares of our common stock at an initial conversion price of $1.26 per share for a total of 238,096 common shares on an as converted basis, subject to adjustment.

As part of this private placement, the investor received a warrant to purchase 285,715 shares of our common stock.  The warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of October 26, 2012 as to the beneficial ownership of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock by: any person known to us to own beneficially more than 5% of any class; each of our directors; the individuals named in the “Summary Compensation Table” contained in this prospectus (collectively, the “Named Executive Officers”); and all of our current executive officers and directors as a group. Except as otherwise indicated below, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the Securities and Exchange Commission consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power, or any securities as to which the person has the right to acquire, within sixty days, such sole or shared power.

Name of Beneficial Owner (a)	Number of Shares Owned				Percentage of Beneficial Ownership				Percent of Total Votes (d)
	Common (b)	Series A Preferred	Series B Preferred	Series C Preferred	Common (c)	Series A Preferred	Series B Preferred	Series C Preferred	Before Offering (e)	After Offering (f)
Directors and Executive Officers:
Robert DelVecchio	790,504 (1)	-	393	-	15.5%	-	7.3%	-	2.8%	2.2%
Mike Schneidereit	375,617 (2)	-	-	-	7.9%	-	-	-	*	*
Brett Cormier	375,617 (3)	-	-	-	7.9%	-	-	-	*	*
Craig Eagle	62,518 (4)	30	-	-	1.4%	2.1%	-	-	*	*
Darshan Sheth	100,000 (5)	-	-	-	2.2%	-	-	-	1.1%	*
Thomas Bilodeau, III	50,000	-	-	-	1.1%	-	-	-	*	*
All Directors and Executive Officers as a group (6 persons)	1,754,256	30	393	-	36.2%	2.1%	7.3%	-	5.1%	4.1%

5% Beneficial Holders:
Mosaic Capital Advisors, LLC (6)	5,210,386 (7)	1,876 (8)	3,921	-	56.4%	97.9%	72.8%	-	41.6%	33.3%
Haresh Sheth (9)	947,740 (10)	-	-	-	20.6%	-	-	-	7.7%	6.2%
Pinewood Trading Company (11)	582,636 (12)	-	600	-	12.2%	-	11.1%	-	5.4%	4.4%
H.D. Smith Wholesale Drug Co. (13)	451,750 (14)	-	-	813	9.4%	-	-	100%	5.0%	4.0%
Hillair Capital Investments, LP (15)	1,746,038 (16)	-	-	-	28.6%	-	-	-	-	-
Baruch Halpern Revocable Trust (17)	702,099 (18)	-	-	-	14.7%				2.9%	2.3%
Coventry Enterprises, LLC (19)	349,207 (20)				7.4%	-	-	-	-	-
AQR Opportunistic Premium Offshore Fund, LP (21)	349,208 (22)	-	-	-	7.4%	-	-	-	-	-
Jonathan Green(23)	352,000 (24)	-	-	-	7.5%	-	-	-	-	-
Carl W. Grover(25)	436,480 (26)	-	-	-	9.1%	-	-	-	-	-
TAPG, LLC(27)	300,000	-	-	-	6.9%	-	-	-	3.3%	2.6%
TriPoint Global Equities, LLC(28)	414,706 (29)	-	-	-	9.3%	-	-	-	3.3%	2.6%

*	Indicates less than 1%

(a)	Except as otherwise noted below, the address of each of the persons in the table is c/o Assured Pharmacy, Inc., 2595 Dallas Parkway, Suite 206, Frisco, Texas 75034.

(b)
Each share of Series A, Series B and Series C Preferred Stock may be converted into shares of the Company’s common stock at the option of the holder.  The number of shares of common stock issuable upon conversion of any shares of Series A, Series B or Series C Preferred Stock is equal to the product obtained by multiplying the applicable Conversion Rate by the number of shares of Preferred Stock being converted.  The Conversion Rate is equal to the quotient obtained by dividing the Stated Value per share of Preferred Stock, which is an amount equal to $1,000, by the applicable conversion price for each share of Series A ($1.44 ($0.90 in the case Series A Preferred Stock owned by Mosaic Financial Service, LLC)), Series B ($1.80) or Series C Preferred Stock ($1.80).  This column includes the shares of common stock issuable upon conversion of each share of Series A, Series B and Series C Preferred Stock together will all other shares of common stock which the person has the right to acquire within sixty days.

(c)
Excluding those shares of common stock which the person has the right to acquire within sixty days and based solely on the shares of common stock issued and outstanding, the percent of ownership of common stock is as follows: Robert DelVecchio (0.8%); Mike Schneidereit (0%); Brett Cormier (0%); Craig Eagle (1.0%); Darshan Sheth (2.3%); Thomas Bilodeau, III (1.1%); Mosaic Capital Advisors, LLC (7.5%); Haresh Sheth (16.0%); Pinewood Trading Company (3.7%); H.D. Smith Wholesale Drug Co. (0%); Hillair Capital Investments, LP (0%), Baruch Halpern Revocable Trust (6.1%); Coventry Enterprises, LLC (0%); AQR Opportunistic Premium Offshore Fund, LP (0%); Jonathan Green (0%); Carl W. Grover (0%); , TAPG, LLC (6.9%) and TriPoint Global Equities, (6.9%).

(d)
Each holder of shares of Series A, Series B and Series C Preferred Stock are entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of such shares of Series A, Series B and Series C Preferred Stock are convertible.

(e)
Based on a total of 4,351,846 shares of common stock outstanding, 1,406 shares of Series A Preferred Stock outstanding, 5,384 shares of Series B Preferred Stock outstanding and 813 shares of Series C Preferred Stock outstanding on October 5, 2012 and prior to any exercise of warrants into shares of common stock by any of the selling stockholders.

(f)
Based on a total of 6,643,913 common shares outstanding, which includes 4,351,846 common shares issued and outstanding and assumes that an aggregate of 2,292,067 shares of common stock underlying warrants offered in this prospectus are exercised and sold in the offering, and 1,406 shares of Series A Preferred Stock outstanding, 5,384 shares of Series B Preferred Stock outstanding and 813 shares of Series C Preferred Stock outstanding.

(1)
Includes 536,112 shares underlying stock options and 139,000 shares issuable upon conversion of Series B Preferred Stock.  Also includes 18,015 shares owned by Brockington Securities, Inc. (“Brockington”) and 79,508 common shares issuable upon conversion of Series B Preferred Stock owned by Brockington. Mr. DelVecchio exercises voting control and control over the disposition of all securities held Brockington.

(2)	Includes 375,617 shares underlying stock options.

(3)	Includes 375,617 shares underlying stock options.

(4)
Includes 41,668 shares owned by CJE Holdings, LLC (“CJE”) and 20,850 shares issuable upon conversion of Series A Preferred Stock.  Dr. Eagle exercises voting control and control over the disposition of all securities held CJE.

(5)	Includes 100,000 shares owned by Concorde Investment Corporation, Mr. Sheth disclaims beneficial ownership of Concorde Investment Corporation.

(6)	The address of Mosaic Capital Advisors, LLC is 400 Madison Avenue, Suite 6B, New York, New York 10017.

(7)
Includes: (i) 1,083,334 common shares issuable under warrants; (ii) 1,271,642 shares issuable upon conversion of Series A Preferred Stock; (iii) 2,180,076 shares issuable upon conversion of Series B Preferred Stock; and (iv) 347,500 common shares issuable upon conversion of 500 shares of Series A Preferred Stock which are issuable upon conversion of unsecured convertible debentures held by Joseph McDevitt, an affiliated accredited investor.

(8)	Includes 500 shares of Series A Preferred Stock issuable upon conversion of unsecured convertible debentures held by Joseph McDevitt, an affiliated accredited investor.

(9)	The address of Haresh Sheth is Galaxy Towers II, #37C, 7002 Boulevard East, Guttenberg, New Jersey 07093.

(10)
Includes: (i) 30,166 shares owned by Janus Finance Corporation (“Janus Finance”); (ii) 281,953 shares owned by Woodfield Capital Services, Inc. (“Woodfield”); and (iii) 250,000 shares underlying stock options.   Mr. Sheth exercises voting control and control over the disposition of all securities held by

Janus Finance and Woodfield.

(11)	The address of Pinewood Trading Company is 1029 East Drive, Beaumont, Texas 77706.

(12)
Includes (i) 48,000 common shares issuable under warrants; (ii) 40,000 common shares issuable upon conversion of unsecured convertible debentures; and (iii) 333,600 common shares issuable upon conversion of Series B Preferred Stock.

(13)	The address of H.D. Smith Wholesale Drug Co. is 3063 Fiat Avenue, Springfield, IL 62703.

(14)	Includes 451,750 common shares issuable upon conversion of Series C Preferred Stock.

(15)	The address of Hillair Capital Investments, LP is 330 Primrose Road, Suite 660, Burlingame, CA 94010.

(16)	Includes: (i) 952,384 common shares issuable under warrants; and (ii) 793,654 common shares issuable upon conversion of unsecured convertible debentures.

(17)	The address of Baruch Halpern Revocable Trust is 9601 Collins Avenue PH 303, Bal Harbor, FL, 33154

(18)	Includes: (i) 238,095 common shares issuable under warrants; and (ii) 198,413 common shares issuable upon conversion of unsecured convertible debentures.

(19)	The address of Coventry Enterprises, LLC is 80 S.W. 8th Street, Suite 2000, Miami, FL 33130.

(20)	Includes: (i) 190,476 common shares issuable under warrants; and (ii) 158,731common shares issuable upon conversion of unsecured convertible debentures.

(21)	The address of AQR Opportunistic Premium Offshore Fund, L.P. is Two Greenwich Plaza, 1st Floor, Two Greenwich, CT 06830

(22)	Includes: (i) 190,477 common shares issuable under warrants; and (ii) 158,731 common shares issuable upon conversion of unsecured convertible debentures.

(23)	The address of Jonathan Green is 7 Rumsen Trace, Carmel, CA 93923.

(24)	Includes: (i) 192,000 common shares issuable under warrants; and (ii) 160,000 common shares issuable upon conversion of unsecured convertible debentures.

(25)	The address of Carl W. Grover is 1010 S. Ocean Boulevard, Apt 1017, Pompano Beach, FL 33062.

(26)	Includes: (i) 238,080 common shares issuable under warrants; and (ii) 198,400 common shares issuable upon conversion of unsecured convertible debentures.

(27)	The address of TAPG, LLC is 5033 Comstock Circle, Keller, TX 76244.

(28)	The address of TriPoint Global Equities, LLC is 17 State Street, Suite 2000, New York, NY, 10004.

       (29)  Includes 14,706 common shares issuable under warrants.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the shares of common stock being registered by this prospectus. The shares include the following:

•
2,062,655 shares of Common Stock issuable upon exercise of warrants issued to investors in connection with the sale of 16.0% Senior Convertible Debentures in private offerings that occurred between May 2011 and January 2012;

•
129,412 shares of Common Stock issuable upon exercise of warrants issued to Tripoint Global Equities, LLC for placement agent fees in connection with the sale of Senior Convertible Debentures in private offering that closed on November 30, 2011; and

•	100,000 shares of Common Stock issuable upon exercise of warrants issued to three service providers for advisory fees on November 30, 2011.

Unless otherwise noted, the following table and accompanying footnotes provide information regarding the beneficial ownership of our common stock with respect to each of the selling stockholders.  The following table reflects the 1-for-180 reverse stock split of our common stock that was effective April 15, 2011.  The number of shares and percentage beneficial ownership of common stock set forth below is based on 4,351,846 shares of our common stock issued and outstanding as  of October 26, 2012 .

Beneficial ownership, which is determined in accordance with the rules and regulations of the SEC, means the sole or shared power to vote or direct the voting or dispose or direct the disposition of our common stock. The number of shares of our common stock beneficially owned by a person includes shares of common stock issuable with respect to options or similar convertible securities held by that person that are exercisable or convertible within 60 days. Except as otherwise indicated in the footnotes to the table, shares are owned directly or indirectly with sole voting and investment power, subject to applicable community property laws.

	Beneficial Ownership Prior to this Offering				Beneficial Ownership Upon Completion of this Offering

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned	Securities Exercisable into Shares of Common Stock within 60 Days (a)	Number of Shares of Common Stock to be Received upon Exercise of Warrants and Being Offered	Percent of Class	Number of Shares of Common Stock Owned	Securities Exercisable within 60 Days	Percent of Class

Hillair Capital Investments L.L.C. 1 330 Primrose Road, Suite 660 Burlingame, CA 94010	-	1,222,227	666,669	21.9%	-	555,558	7.7%

Coventry Enterprises LLC 2 80 W.W. 8th Street, Suite 2000 Miami, FL 33130	-	349,207	190,476	7.4%	-	158,731	2.3%

Baruch Halpern Revocable Trust dated 6/19/06 3 9601 Collins Avenue, Apt PH 303 Bal Harbour, FL 33154	265,591	436,508	238,095	14.7%	265,591	198,413	6.8%

Oliver Sehgal 100 Court Avenue, #137 Des Moines, IA 50309	-	87,302	47,619	2.0%	-	39,683	0.6%

	Beneficial Ownership Prior to this Offering				Beneficial Ownership Upon Completion of this Offering

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned	Securities Exercisable into Shares of Common Stock within 60 Days (a)	Number of Shares of Common Stock to be Received upon Exercise of Warrants and Being Offered	Percent of Class	Number of Shares of Common Stock Owned	Securities Exercisable within 60 Days	Percent of Class

AQR Opportunistic Premium Offshore Fund L.P.4 Two Greenwich Plaza, 1st Floor Greenwich, CT 06830	-	349,208	190,477	7.4%	-	158,731	2.3%

CNH Diversified Opportunities Master Account, L.P.5 Two Greenwich Plaza, 1st Floor Greenwich, CT 06830	-	174,605	95,239	3.9%	-	79,366	1.2%

Harry Marren & Mary Marren 7890 Old Marsh Road Palm Beach Gardens, FL 33418	-	110,000	60,000	2.5%	-	50,000	0.7%

Jonathan Green 7 Rumsen Trace Carmel, CA 93923	-	352,000	192,000	7.5%	-	160,000	2.4%

Denis Fortin 26 Brookside Drive Easton, CT 06612	-	88,000	48,000	2.0%	-	40,000	0.6%

Pinewood Trading Fund LP 6 1029 East Drive Beaumont, TX 77706	161,036	421,600	48,000	12.2%	161,036	373,600	7.6%

Carl W. Grover 1010 S. Ocean Boulevard, Apt 1017 Pompano Beach, FL 33062	-	436,480	238,080	9.1%	-	198,400	2.9%

TriPoint Global Equities, LLC 7 17 State Street, Suite 2000 New York, NY 10004	300,000	114,706	114,706	9.3%	300,000	-	4.5%

Lewis Mason 17 State Street, Suite 2000 New York, NY 10004	37,500	57,353	57,353	2.2%	37,500	-	0.6%

Brian Frank 17 State Street, Suite 2000 New York, NY 10004	37,500	57,353	57,353	2.2%	37,500	-	0.6%

Dr. David Siwicki 40 Columbia Lane Jamestown, RI 02835	-	88,000	48,000	2.0%	-	40,000	0.6%

(a)	Includes shares of common stock issuable upon the exercise of warrants which are being offered by each of the selling stockholders under this prospectus.

(1)	Neal Kaufman is the managing member and beneficial owner of shares held by Hillair Capital Investments, LLC.

(2)	Solomon Eisenberg is the managing member and beneficial owner of shares held by Coventry Enterprises, LLC.

(3)
Baruch Halpern is the beneficial owner of the shares held by Baruch Halpern Rev TTDDTD.  Mr. Halpern is an affiliate of Halpern Capital, Inc., a registered broker-dealer. Mr. Halpern has represented to us that he is not acting as an underwriter in this offering, he acquired the securities described above in the ordinary course of business, and at the time of the acquisition, he had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

(4)	Emily Locker is the Deputy General Counsel and beneficial owner of shares held by AQR Opportunistic Premium Offshore Fund, L.P.

(5)	Emily Locker is the Deputy General Counsel and beneficial owner of shares held by CNH Diversified Opportunities Master Account, L.P.

(6)	Jack E. Brooks is the beneficial owner of the shares held by Pinewood Trading Fund L.P.

(7)	Mark Elenowitz is the CEO and managing member and beneficial owner of TriPoint Global Equities, LLC.

PLAN OF DISTRIBUTION

The selling stockholders (the “Selling Stockholders”), which, as used herein, includes donees, pledgees,  transferees or other  successors-in-interest of a Selling Stockholder selling shares of common  stock or interests in shares of common  stock received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer) may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common  stock or interests in shares of common  stock on any stock exchange, market or  trading facility on which the shares are traded or in private  transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common  stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common  stock,  from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other  applicable provision of the 1933 Act amending  the list of  Selling Stockholders to include the pledgee, transferee or other  successors-in- as Selling Stockholders under this Prospectus.  The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling, beneficial owners for purposes of this Prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the  purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders will receive the aggregate proceeds from the sale of the common stock offered by them. The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from the sale of common stock in this offering.  We may receive proceeds from holders who exercise their warrants and pay the applicable cash exercise price in connection with those exercises.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions  in  reliance  upon Rule 144 under the 1933 Act rather than under this Prospectus, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the 1933  Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the 1933 Act.  Selling Stockholders who are ”underwriters” within the meaning of Section 2(11) of the 1933 Act will be subject to the prospectus delivery requirements of the 1933 Act.

To the extent required the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

 We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the 1934 Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates.  In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the 1933 Act.  The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common  stock against certain  liabilities, including liabilities arising under the 1933 Act.

 We will pay all of the expenses incident to registration other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will pay for offering expenses including the SEC registration fee, accounting fees, legal fees, printing expenses and other related have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the 1933 Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

 We have agreed with the Selling Stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 without any restrictions of the 1933 Act.

 INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Quarles & Brady LLP, Milwaukee, Wisconsin.

UHY, LLP, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. UHY, LLP has presented its report with respect to our audited financial statements. The report of UHY, LLP is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DESCRIPTION OF SECURITIES

Authorized Capital

Our authorized capital stock consists of 35,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), and 5,000,000 shares of preferred stock, $0.001 par value per share, of which 2,830 shares have been designated as Series A Preferred Stock (the “Series A Preferred Stock”), 7,745 shares have been designated as Series B Preferred Stock (the “Series B Preferred Stock”) and  813 shares have been designated as Series C Preferred Stock (the “Series C Preferred Stock”).  As of  October 26, 2012 , there were 4,351,846 shares of common stock, 1,406 shares of Series A Preferred Stock, 5,384 shares of Series B Preferred Stock and 813 shares of Series C Preferred Stock issued and outstanding.  On April 15, 2011, we effected a 1-for-180 reverse split of our common stock.  All share information contained in this prospectus reflects the effect of this reverse stock split.  The following description of our capital stock does not purport to be complete and should be reviewed in conjunction with our Amended and Restated Articles of Incorporation, including our Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, our Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock, and our bylaws.

 Common Stock

 Each holder of Common Stock is entitled to one vote per share on any issue requiring a vote at any meeting.  The shares of Common Stock do not have cumulative voting rights.  Upon liquidation, the holders of shares of Common Stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock.  The holders of Common Stock are entitled to receive lawful dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefor.  Shares of our Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

 Preferred Stock

 Subject only to the approval of holders, if any, of our Series A Preferred Stock and Series C Preferred Stock, our board of directors may, without future action of our shareholders, issue any undesignated shares of preferred stock in one or more classes or series and fix the rights and preferences thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any class or series, or the designations of such class or series.  The issuance of any undesignated shares of preferred stock in one or more classes or series need not be approved by holders of our Series B Preferred Stock and our Common Stock.

 The rights of the holders of our Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.  Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our Board and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock.   The following is a summary of the terms of the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock.

Series A Preferred Stock

Rank and Liquidation Rights.  Shares of Series A Preferred Stock rank, with respect to rights upon liquidation, dissolution, or winding-up of the Company, (1) senior to our Common Stock, (2) senior to any series of preferred shares ranked junior to the Series A Preferred Stock, including our Series B Preferred Stock, (3) pari passu to our Series C Preferred Stock, and (4) junior to all of our existing and future indebtedness.  Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, and before any distribution or payment is made to the holders of any junior securities, the holders of Series A Preferred Stock and our Series C Preferred Stock, on a pari passu basis, shall first be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount equal to the greater of $1,000 per share or the amount such holder of Series A Preferred Stock or Series C Preferred Stock would be entitled to receive if such shares were converted into Common Stock at the applicable conversion rate, after which any remaining assets of the Company shall be distributed among the holders of the other classes or series of shares in accordance with our Amended and Restated Articles of Incorporation.  If the assets of the Company are insufficient to pay in full such amounts to the holders of the Series A Preferred Stock and Series C Preferred Stock, then the entire assets to be distributed to the holders of Series A Preferred Stock and Series C Preferred Stock will be distributed ratably among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Dividend Rights of Shares of the Series A Preferred Stock.  Shares are Series A Preferred Stock do not accrue any dividends, but shall participate in dividends with the Common Stock on an “as converted” basis.

Transferability.  The Series A Preferred Stock is not subject to any contractual transfer restrictions.

Voting Rights.  The Series A Preferred Stock votes together with all other classes and series of our voting stock as a single class on all actions to be taken by our stockholders.  Each share of Series A Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of common stock into which each share of Series A Preferred Stock is convertible on all matters to be voted on by our stockholders.

Notwithstanding the foregoing, so long as 35% of the aggregate amount of the authorized shares of Series A Preferred Stock are outstanding, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class, we are not permitted to:

●
approve any amendment, alteration, repeal or waiver of any provision of our Charter or bylaws (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred Stock;

●	approve any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

●
approve any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into or exercisable for our equity securities or any increase in the authorized or designated number of any such new class or series;

●	approve any redemption, repurchase, or other distribution with respect to the Common Stock or Preferred Stock;

●
approve any liquidation, dissolution or winding-up of our business and affairs or any of our subsidiaries or the entry into any agreement to which we or any of our subsidiaries is a party regarding a disposition assignment, lease, transfer, licensing, abandonment or other disposal or acquisition of assets in excess of $50,000 or any merger (whether or not we or any of our subsidiaries are the surviving corporation), consolidation, corporate reorganization, reclassification or recapitalization of us or any of our subsidiaries;

●	make any material modification or deviation from our annual business plan and operating budget (an “Approved Budget”);

●
approve any borrowing of money or guarantee of any indebtedness by us or any of our subsidiaries or the creation of any other obligation of us or any of our subsidiaries, that under generally accepted accounting principles is required to be shown on  our balance sheet as a liability, or any action that results in the creation of, or authorization to create or issue, or any issuance of any debt security, or that permits any subsidiary to create, authorize or issue any debt security, other than such indebtedness or other obligation (1) of not more than $100,000 arising in the ordinary course of business, or (2) contemplated in our Approved Budget (collectively the “Permitted Indebtedness”); provided that the foregoing shall not prohibit us from creating liabilities related to prepaid sales or any other liability created by advance payments to us in the ordinary course of business;

●
approve any action that results in the grant of or permit a security interest in, or that otherwise encumbers any of our assets or any of our subsidiaries, other than security interests securing Permitted Indebtedness or mechanic’s liens, warehousemen’s liens, and liens for taxes not yet due and payable;

●	approve any payment or declaration of a dividend or other distribution on any shares of Common Stock or Preferred Stock;

●     approve the creation of, or holding of any equity securities in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by us, or any sale, transfer or other disposition of any equity securities of any of our direct or indirect subsidiaries, or any action that permits any of our direct or indirect subsidiaries to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all, or a material portion, of the assets of such subsidiary;

●     approve any transaction with any of our officers, directors, employees or members of their family, except for transactions in the ordinary course of employment or Board service;

●     approve any change in our principal business, entry into new lines of business, or any exit from the current line of business;

●     approve any increase or decrease in the authorized number of members of the Board;

●     except as set forth in an Approved Budget, approve any expenditures for fixed or capital assets, greater than $50,000 individually or $100,000 in the aggregate on an annual basis;

●     approve the taking of any action or entry into any agreement that would prevent or restrict the holders of the Series A Preferred Stock from exercising any of their rights set forth in the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock;

●     approve any waiver, amendment, alteration or repeal of any provision of our Charter or bylaws; or

●     approve any action that commits us or any of our subsidiaries to do any of the foregoing.

In addition to the foregoing, so long as 35% of the authorized shares of Series A Preferred Stock are outstanding, the holders of outstanding shares of Series A Preferred Stock shall, voting together as a separate class, be entitled to elect four Directors to the Board (the “Series A Directors”).  The Series A Directors shall be elected by a plurality vote of holders of Series A Preferred Stock, with the elected candidates being the individuals receiving the greatest number of affirmative votes (with each holder of Series A Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series A Preferred Stock held by such holder) of the outstanding shares of Series A Preferred Stock, with votes cast against such candidate and votes withheld having no legal effect.

Optional Conversion Rights.  Each share of Series A Preferred Stock is convertible at the option of the holder into shares of our Common Stock at any time.  Each share of Series A Preferred Stock is convertible into the number of shares of Common Stock as calculated by multiplying the number of shares of Series A Preferred Stock to be converted by the applicable Conversion Rate then in effect by the number of shares of Series A Preferred Stock being converted.  The “Conversion Rate” is equal to the quotient obtained by dividing $1,000 by the applicable conversion price (the “Conversion Price”).  Initially, the Conversion Price was $0.0050 per share for each share of Series A Preferred Stock issued upon conversion of principal and interest due on a certain credit facility note and $0.0080 per share for all other shares of Series A Preferred Stock.  After an adjustment to account for the 1-for-180 reverse split of our common stock we effected on April 15, 2011, the “Conversion Price” is presently $0.90 per share for each share of Series A Preferred Stock issued upon conversion of principal and interest due on a certain credit facility note and $1.44 per share for all other shares of Series A Preferred Stock.

Mandatory Conversion Rights.  Each share of Series A Preferred Stock shall be automatically converted into shares of Common Stock upon the occurrence of any of the following:

•	upon the affirmative election of holders of not less than a majority of the outstanding shares of Series A Preferred Stock voting together as a single class; and

•
upon the affirmative vote or written consent of holders of not less than a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, if such conversion is to be effective in connection with the closing of a firm commitment underwritten public offering of our Common Stock registered pursuant to the Securities Act of 1933, as amended.  The offering being made pursuant to this prospectus does not satisfy this condition.

Any mandatory conversion will be made into the number of shares of common stock determined on the same basis as the optional conversion rights above.  Accrued and unpaid dividends are to be paid in either cash or Common Stock upon any conversion.

 Conversion Price Adjustments.  The Conversion Price is subject to customary adjustment for stock splits, stock combinations, stock dividends, mergers, consolidations, reorganizations, share exchanges, reclassifications, distributions of assets and issuances of convertible securities, and the like. The Conversion Price is also subject to downward adjustments if we issue shares of Common Stock or securities convertible into or exercisable for shares of Common Stock, other than specified excluded securities, at per share prices less than the then effective Conversion Price. In this event, the Conversion Price shall be reduced to a new Conversion Price equal to the product of the effective price per share of such issuance multiplied by 0.8.  The exercise of the warrants into the shares being offered pursuant to this prospectus will not result in any adjustment to the Conversion Price.

The Conversion Price will not be adjusted in the case of the issuance or sale of the following:

•
securities issued to our employees, officers or directors pursuant to any stock or option plan duly adopted by the Board or a majority of the members of a committee of non-employee directors established for such purpose;

•
securities issued on the conversion of any convertible securities, in each case, outstanding on the date of the filing of the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock;

•
securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person that is, itself or through its subsidiaries, an operating company in a business synergistic with our business and in which we receive benefits in addition to the investment of funds, but shall not include a transaction in which we are issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities;

•
securities issued in connection with one or more financings (including all related closings with respect to issuances or closings in tranches) up to an aggregate purchase price of $100,000 and at a price per share of Common Stock (determined on an as-converted fully-diluted basis) of not less than seventy-five percent (75%) of the lowest Conversion Price then in effect at the time of such issuance;

•
securities to be issued pursuant to, or in connection with that certain Securities Purchase Agreement, dated February 9, 2009, by and between us and the Purchasers party thereto (the “Securities Purchase Agreement”), and the closing of the transactions contemplated thereunder;

•
securities to be issued pursuant to the exchange of certain outstanding loans or debentures in connection with the Securities Purchase Agreement, and the closing of the transactions contemplated thereunder; and

•
securities to be issued any Purchaser (as defined in the Securities Purchase Agreement), or designee thereof, in connection with any one or more financings, acquisitions or strategic transactions after the date of the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

Series B Preferred Stock

The rights and preferences of the Series B Preferred Stock are substantially the same as the Series A Preferred Stock, except as follows:

•
The Series B Preferred Stock votes together with all other classes and series of our voting stock as a single class on all actions to be taken by our stockholders.  Except as required by Nevada law, there are no matters, questions or proceedings which require consent of the holders of Series B Preferred Stock voting as a separate class.  Each share of Series B Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of common stock into which each share of Series B Preferred Stock is convertible on all matters to be voted on by our stockholders.

•
After an adjustment to account for the 1-for-180 reverse split of our common stock we effected on April 15, 2011, the “Conversion Price” is presently $1.80 per share for each share of Series B Preferred Stock.

•
Each share of Series B Preferred Stock shall be automatically converted into shares of Common Stock upon the affirmative election of holders of not less than a majority of the outstanding shares of Series A Preferred Stock voting together as a single class, provided that the fair market value of the Common Stock at such time is equal to or greater than the then effective applicable Stock Conversion Prices for each series of Preferred Stock.

Series C Preferred Stock

The rights and preferences of the Series C Preferred Stock are substantially the same as the Series A Preferred Stock, except as follows:

•
The Series C Preferred Stock votes together with all other classes and series of our voting stock as a single class on all actions to be taken by our stockholders. Each share of Series C Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of common stock into which each share of Series C Preferred Stock is convertible on all matters to be voted on by our stockholders.  Those matters, questions or proceedings which require the written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class must also be approved by holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series C Preferred Stock voting together as a single class so long as 35% of the aggregate amount of the authorized shares of Series C Preferred Stock are outstanding.

•
So long as 35% of the authorized shares of Series C Preferred Stock are outstanding, holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series C Preferred Stock voting together as a single class are entitled to elect four Directors to the Board.  Due to the number of shares of Series A Preferred Stock and Series C Preferred Stock outstanding, the holders of Series A Preferred Stock control the ability to elect four directors regardless of whether they vote as a single class or together as a single class with the holders of Series C Preferred Stock.

•
After an adjustment to account for the 1-for-180 reverse split of our common stock we effected on April 15, 2011, the “Conversion Price” is presently $1.80 per share for each share of Series C Preferred Stock.

•
Each share of Series C Preferred Stock shall be automatically converted into shares of Common Stock upon the affirmative election of holders of not less than a majority of the outstanding shares of Series A Preferred Stock and Series C Preferred Stock voting together as a single class, provided that the fair market value of the Common Stock at such time is equal to or greater than the then effective applicable Stock Conversion Prices for each series of Preferred Stock.

Warrants

As of October 26, 2012 , we had outstanding warrants to purchase 3,811,116 shares of our common stock at exercise prices ranging from $0.09 to $1.80 per share.  These outstanding warrants consist of warrants to purchase an aggregate of 58,824 shares of common stock at an exercise price of $1.26 per share expiring in 2014, warrants to purchase an aggregate of 476,192 shares of common stock at an exercise price of $1.512 per share expiring in 2014, warrants to purchase an aggregate of 170,588 shares of common stock at an exercise price of $1.52 per share expiring in 2014, warrants to purchase an aggregate of 20,000 shares of common stock at an exercise price of $1.80 per share expiring in 2014, warrants to purchase an aggregate of 1,538,463 shares of common stock at an exercise price of $1.512 per share expiring in 2016, warrants to purchase an aggregate of 130,000 shares of common stock at an exercise price of $1.80 per share expiring in 2016,  warrants to purchase an aggregate of 333,715 shares of common stock at an exercise price of $1.512  per share expiring in 2016 and warrants to purchase an aggregate of 1,083,334 shares of common stock at an exercise price of $0.09 per share expiring in 2019.

Upon exercise of any outstanding warrants, certificates for the Common Shares issuable upon exercise of such warrants will be issued to the holder of such warrant.  We will at all times reserve the aggregate number of shares of our Common Stock for which our outstanding warrants may be exercised.

The holders of our outstanding warrants have none of the rights or privileges that the holders of our Common Stock enjoy, including voting rights, until (and then only to the extent) the warrants have been exercised.

Subject to compliance with applicable securities laws and transfer restrictions printed on our outstanding warrants, holders of the warrants are permitted to transfer, sell, assign or otherwise dispose of all or a portion of the warrants at any time.

The number of shares of Common Stock for which our outstanding warrants may be exercised and the exercise price applicable to the warrants will be proportionately adjusted in the event we subdivide, by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise, our Common Stock.

Options

As of October 26, 2012 , we had outstanding options to purchase 1,840,556 shares of our common stock at exercise prices ranging from $0.60 to $1.26 per share issued as incentive compensation of which 322,531 have not vested.

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

 Certain provisions of Nevada law, our Amended and Restated Articles of Incorporation and our bylaws contain provisions that could have the effect of delaying, deferring and discouraging another party from acquiring control of us.  These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquirer us because negotiation of these proposals could result in an improvement of their terms.

 Undesignated Preferred Stock

 The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected to not be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of three years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; and extends beyond the expiration of the three-year period, unless (a) the transaction was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than three years after the date the person first became an interested stockholder; or (c) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

We do not have over 200 stockholders of record, but we will be subject to the Nevada business combination provisions at such time that we may have over 200 stockholders of record.  In such case, applicability of the business combination law would discourage parties interested in taking control of us if they cannot obtain the approval of our Board of Directors. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations,” which are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and those shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and we may be subject to these statute after this offering.
The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of Assured.

Transfer Agent and Registrar

 The transfer agent and registrar for our common stock is Pacific Stock Transfer Company.  Its telephone number is (702) 361-3033.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT

Our Amended and Restated Articles of Incorporation and Bylaws provide broad indemnification of our current and former directors and officers and certain corporate officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions and, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. We have included or incorporated by reference copies of these documents as exhibits to our registration statement.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E. Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains a Web site at “www.sec.gov” that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission, including the Company.  You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site.  You may request copies of the filing, at no cost, by telephone at (972) 668-7394 or by mail at Assured Pharmacy, Inc., 2595 Dallas Parkway, Suite 206, Frisco, Texas 75034

It is our intent to become a reporting company under the Securities Exchange Act of 1934, as amended, upon the effectiveness of this prospectus. When we become a reporting company, our annual, quarterly and current reports and other information filed with the SEC may also be accessed through the SEC’s website.  We also maintain an Internet site at http://www.assuredrxservices.com.  We will, as soon as reasonably practicable after the electronic filing of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports if applicable, make available such reports free of charge on our website. Our website and the information contained therein or accessible therefrom shall not be deemed to be incorporated into this prospectus or registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

INDEX TO FINANCIAL STATEMENTS

1717 Main Street
Suite 2400
Dallas, TX 75201

Phone      214-243-2900
Fax           214-243-2929
Web         www.uhy-us.com

Independent Auditors’ Report

To the Board of Directors and Stockholders of
Assured Pharmacy, Inc.
Frisco, Texas

We have audited the accompanying consolidated balance sheets of Assured Pharmacy, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2011 and 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  Our audits include consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Pharmacy, Inc. as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years ended December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company had negative cash flow from operations of approximately $1.2 million in 2011, an accumulated deficit of approximately $39.1 million at December 31, 2011, and recurring losses from operations for the year ended December 31, 2011. These conditions, amongst others, raise substantial doubt about its ability to continue as a going concern.  Management's plans regarding these matters are described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  UHY LLP
      UHY LLP

Dallas, Texas
March 15, 2012

   ASSURED PHARMACY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,	June 30,
	2011	2010	2012
			(Unaudited)

ASSETS

Current Assets
Cash	$23,316	$37,325	$6,940
Accounts receivable, net	839,328	991,804	861,306
Inventories	698,772	766,505	525,798
Prepaid and other current assets	332,132	353,938	259,512
Total current assets	1,893,548	2,149,572	1,653,556

Other receivables, net	300,003	970,377	258,970
Property and equipment, net	74,742	75,264	73,219
Goodwill	697,766	697,766	697,766

TOTAL ASSETS	$2,966,059	$3,892,979	$2,683,511

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	3,361,170	3,369,153	4,218,691
Unsecured convertible debentures, net of discount	978,792	59,869	1,227,799
Unsecured convertible debentures, related party, net of discount	474,212	-	-
Notes payable, net of discount	593,610	343,447	409,587
Notes payable to related parties	158,320	-	-
Total current liabilities	5,566,104	3,772,469	5,856,077

Notes payable, net of current portion	-	585,315	151,872
Notes payable to related parties, net of current portion	-	172,900	300,000
Unsecured convertible debentures, net of current portion and discount	520,513	59,869	673,534
Unsecured convertible debentures-related party, net of current portion and discount	-	427,846	497,456
Warrant liability	208,570	138,263	113,231
TOTAL LIABILITIES	6,295,187	5,156,662	7,592,170

Commitments and Contingencies (see Note 8)

Assured Pharmacy, Inc.'s Stockholders' Deficit
Preferred stock; par value $0.001 per share; 5,000,000 shares authorized, 2,830 shares designated to Series A convertible, 7,745 shares designated to Series B convertible, 813 shares designated to Series C convertible

Series A convertible preferred stock; par value $0.001 per share; 2,830
shares authorized, 1,556 and 1,556 issued and outstanding, respectively	2	2	1

Series C convertible preferred stock; par value $0.001 per share; 813
shares authorized, 813 and 813 issued and and outstanding, respectively	1	1	1

Series B convertible preferred stock; par value $0.001 per share; 7,745
shares authorized, 5,409 and 5,849 issued and outstanding, respectively	5	6	5

Common stock; par value $0.001 per share; 16,666,667 shares authorized,
3,818,707 and 2,284,446 issued and outstanding, respectively	3,818	2,284	4,287

Additional paid-in capital, net	35,725,411	33,823,396	36,271,863

Accumulated deficit	(39,058,365)	(35,787,353)	(41,184,816)

Assured Pharmacy, Inc. stockholders' deficit	(3,329,128)	(1,961,664)	(4,908,659)

Non-controlling interest	-	697,981	-

Stockholders' deficit	(3,329,128)	(1,263,683)	(4,908,659)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,966,059	$3,892,979	$2,683,511

See accompanying notes to these consolidated financial statements.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		Six Months Ended June,
	2011	2010	2012	2011
			(Unaudited)

Sales	$16,444,573	$16,276,752	$7,311,492	$8,588,120

Cost of sales	13,220,684	13,161,064	5,819,432	6,927,175

Gross profit	3,223,889	3,115,688	1,492,060	1,660,945

Operating expenses
Salaries and related expenses	2,850,034	2,822,413	1,482,309	1,340,910
Selling, general and administrative	3,140,834	2,299,404	1,499,103	749,931
Total operating expenses	5,990,868	5,121,817	2,981,412	2,090,841

Loss from continuing operations before non-controlling interest	(2,766,979)	(2,006,129)	(1,489,352)	(429,896)

Other expenses
Interest expense, net	918,333	375,272	739,179	323,269
Loss on investments	-	107,110	-	-
Loss on extinguishment of debt	16,923	512,500	-	16,923
(Gain) or loss on change in fair value of warrant liability	(443,274)	-	(102,080)	33,124
Total other expenses and income	491,982	994,882	637,099	373,316

Net loss from continuing operations before non-controlling interest	(3,258,961)	(3,001,011)	(2,126,451)	(803,212)
Net income attributable to non-controlling interest	(12,051)	(11,580)	-	(12,051)
Loss from continuing operations	(3,271,012)	(3,012,591)	(2,126,451)	(815,263)

Discontinued operations:
Loss from operations of discontinued pharmacy, net of tax benefit	-	(4,928)	-	-

Net loss attributable to Assured Pharmacy, Inc.	$(3,271,012)	$(3,017,519)	$(2,126,451)	$(815,263)

Beneficial conversion feature on preferred stock	-	(60,656)	-	-

Net loss applicable to common stock	$(3,271,012)	$(3,078,175)	$(2,126,451)	$(815,263)

Basic and diluted loss per common share
Net loss to common stockholders from continuing operations	$(1.14)	$(2.48)	$(0.54)	$(0.34)
Loss from discontinue operations, net of tax benefit	$-	$-	$-	$-
Net loss per common share - basic and diluted	$(1.14)	$(2.48)	$(0.54)	$(0.34)

Basic and diluted weighted average number of common shares outstanding	2,876,335	1,240,769	3,966,112	2,379,604

See accompanying notes to these consolidated financial statements.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	ASSURED PHARMACY, Inc. Stockholders
			Series A		Series C		Series B
	Common Stock		Preferred Stock		Preferred Stock		Preferred Stock		Additional			Total
									Paid In	Accumulated	Non-controlling	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Deficit

Balance December 31, 2009	833,334	$833	1,012	$1	-	$-	7,720	$8	$31,564,090	$(32,709,178)	$686,401	$(457,845)

Stock based compensation to employees									12,600			12,600

Stock based compensation for services	320,000	320							536,612			536,932

Issuance of Common stock for services	63,889	64							114,936			115,000

Issuance of Series A preferred stock and options in private placement			394	1					392,942			392,943

Beneficial conversion feature of Series A preferred stock									60,656	(60,656)		-

Issuance of Series C preferred stock on conversion of secured debt					813	1			803,751			803,752

Conversion of Series B preferred stock into Common stock	1,039,445	1,039					(1,871)	(2)	(1,037)			-

Issuance of Common stock in lieu of cash to debtholders for interest and fees	27,778	28							44,972			45,000

Beneficial conversion feature of debentures									145,299			145,299

Issuance of Series A preferred stock in lieu of cash to related party for fees payable			150	-					148,575			148,575

Net (Loss) Income										(3,017,519)	11,580	(3,005,939)

Balance December 31, 2010	2,284,446	$2,284	1,556	$2	813	$1	5,849	$6	$33,823,396	$(35,787,353)	$697,981	$(1,263,683)

Stock based compensation for services	942,778	$943							781,700			782,643

Issuance of commons stock in lieu of cash to debtholders for interest	46,843	$46							61,597			61,643

Conversion of series B preferred stock into common	244,640	$245					(440)	$(1)	(244)			-

Beneficial conversion feature on debentures									337,877			337,877

Stock issued for acquisition of non-controlling interest	300,000	$300							721,085		(710,032)	11,353

Net (Loss) Income										(3,271,012)	12,051	(3,258,961)

Balance December 31, 2011	3,818,707	$3,818	1,556	$2	813	$1	5,409	$5	$35,725,411	$(39,058,365)	$-	$(3,329,128)

Conversion of series A preferred stock into common (unaudited)	104,250	$105	(150)	$(1)					(104)			-

Conversion of series B preferred stock into common (unaudited)	13,989	$14					(25)	$-	(14)			-

Stock based compensation (unaudited)	350,000	$350							546,570			546,920

Net (Loss) Income (unaudited)										(2,126,451)	-	(2,126,451)

Balance June 30, 2012 (unaudited)	4,286,946	$4,287	1,406	$1	813	$1	5,384	$5	$36,271,863	$(41,184,816)	$-	$(4,908,659)

See accompanying notes to these consolidated financial statements.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31,		SIX MONTHS ENDED JUNE 30,
	2011	2010	2012	2011
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss including noncontrolling interest	$(3,258,961)	$(3,005,939)	$(2,126,451)	$(803,212)
Loss from discontinued operations	-	(4,928)	-	-
Net loss from operations including non-controlling interest	(3,258,961)	(3,001,011)	(2,126,451)	(803,212)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	27,609	37,259	15,974	13,599
Amortization of debt issuance costs	71,416	37,380	83,560	21,995
Amortization of discount on debt	472,069	53,227	381,613	127,910
Stock based compensation	782,643	549,532	546,920	172,213
Issuance of common stock in lieu of debenture interest	61,643	-	-	36,986
Conversion of vendor payable into secured notes payable	-	400,000	-	-
Issuance of Series A preferred stock for related party fees payable	-	148,575	-	-
Loss on extinguishment of debentures and notes	16,923	512,500	-	16,923
Provision for accounts receivable doubtful accounts	65,322	25,523	7,034	-
Provision for other receivables doubtful accounts	659,616	16,566	(54,746)	-
Gain on change in fair value of warrant liability	(443,274)	-	(102,080)	33,124

Changes in operating assets and liabilities:
Accounts receivable	87,154	(72,883)	(29,012)	7,235
Inventories	67,733	(62,705)	172,976	131,874
Prepaid expenses and other current assets	162,588	(69,605)	(10,941)	62,392
Other receivables	10,758	83,987	95,779	-
Accounts payable and accrued liabilities	(7,983)	91,300	857,520	(115,710)

Net cash used in operating activities	(1,224,744)	(1,250,355)	(161,854)	(294,671)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(27,087)	(1,665)	(14,451)	(5,361)
Net cash used in investing activities	(27,087)	(1,665)	(14,451)	(5,361)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from notes payable	-	220,000
Repayment of notes payable	(83,536)	(35,046)	(32,151)	(26,824)
Payment of issuance cost for convertible debentures and notes	(229,446)	(59,352)	-	(51,886)
Proceeds from issuance of Series A preferred stock and options	-	392,943	50,400	400,000
Proceeds from issuance of convertible debentures	1,565,384	300,000	-	-
Proceeds from issuance of convertible debentures to related parties	-	500,000	-	-
Repayment of advances on revolving note	-	(93,400)	-	-
Proceeds from advances on shareholder revolving note	21,540	415,000	181,500	-
Repayment of advances on shareholder revolving note	(36,120)	(354,100)	(39,820)	(33,120)
Net cash provided by financing activities	1,237,822	1,286,045	159,929	288,170

Discontinued operations:
Net cash used in discontinued operating activities	-	(3,393)	-	-
Net cash used in discontinued operations	-	(3,393)	-	-

Net increase (decrease) in cash	(14,009)	30,632	(16,376)	(11,862)

Cash at beginning of period	37,325	6,693	23,316	37,325

Cash at end of period	$23,316	$37,325	$6,940	$25,463

See accompanying notes to these consolidated financial statements.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     ORGANIZATION AND PLAN OF OPERATIONS

Organization

Assured Pharmacy, Inc. (“Assured Pharmacy” or the “Company”) was organized as a Nevada corporation on October 22, 1999, under the name Surforama.com, Inc. The Company is engaged in the business of providing specialty pharmacy services to physicians and patients in the treatment of chronic pain. The Company derives its revenue primarily from the sale of prescription drugs and primarily dispenses highly regulated pain medications and does not offer non-prescription drugs or health and beauty related products inventoried at traditional pharmacies. The majority of the Company's business is derived from repeat business from its customers. “Walk-in” prescriptions from physicians are limited.

The Company has five operating pharmacies as of the year ended December 31, 2011 and four operating pharmacies as of the year ended December 31, 2010. The first pharmacy was opened on October 13, 2003, in Santa Ana, California. On June 10, 2004, the Company opened its second pharmacy in Riverside, California. These two stores were incorporated under the name of Assured Pharmacies, Inc (“API”). The Company opened its third pharmacy in Kirkland, Washington on August 11, 2004. The Company’s fourth pharmacy was opened in Portland, Oregon on September 21, 2004. On June 21, 2006, the Company opened its fifth pharmacy also located in Portland, Oregon. The pharmacies located in Kirkland and Portland were incorporated under the name of Assured Pharmacies Northwest, Inc. (“APN”), pursuant to a joint venture agreement with TAPG LLC (“TAPG”). The Company had a 94.8% ownership interest in these pharmacies as of December 31, 2010. On June 30, 2011, the Company entered into a Stock Purchase Agreement with TAPG, LLC in which the Company issued 300,000 restricted shares of the Company’s common stock in exchange for all of TAPG, LLCs rights, title and interest in 25 shares of common stock of APN and the cancellation of the $17,758 in principal and interest due to TAPG, LLC (see Note 2 for further details). As a result of this acquisition, APN is a wholly-owned subsidiary as of December 31, 2011. In January 2007, the Company opened its sixth pharmacy in Gresham, Oregon, becoming its third wholly-owned pharmacy, incorporated under the name of Assured Pharmacy Gresham, Inc.  The Company’s seventh pharmacy was opened in Leawood, Kansas on November 28, 2011 and is a wholly-owned subsidiary, incorporated under the name of Assured Pharmacy Kansas, Inc.

In February 2008, the Company consolidated the operations of its two pharmacies in Portland, Oregon, into a single Portland location.  In December 2008, the Company consolidated the remaining Portland pharmacy into the Gresham pharmacy.  These consolidations are expected to allow the Company to further leverage its existing infrastructure and are expected to result in a reduction of costs. In addition, during the first quarter of fiscal year ending December 31, 2008, the Company opened a new pharmacy in Las Vegas, Nevada.  The Las Vegas pharmacy was subsequently closed in December 2008 as part of the overall restructuring plan of the Company.

In January 2009, the Company filed a Form 15-12G Certification of Termination of Registration with the Securities and Exchange Commission to voluntarily discontinue public company reporting.  The Company made the election as a cost reduction measure.  The Company’s common stock is now traded on the OTC Markets under the ticker symbol APHY.

In June 2009, the Company filed a Certificate of Designation with the state of Nevada to designate 2,830 preferred shares as Series A Convertible Preferred Stock (“Series A Preferred”) and 7,745 shares as Series B Convertible Preferred Stock (“Series B Preferred”) from the 5,000,000 preferred shares authorized (see Note 5 for further details).  In May 2010, the Company filed a Certificate of Designation with the state of Nevada to designate 813 preferred shares as Series C Convertible Preferred Stock (“Series C Preferred”).

In January 2010, the Company filed a Certificate of Amendment to Articles of Incorporation with the State of Nevada to increase the number of authorized common shares from 833,333 shares to 16,666,667 shares.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The interim financial statements of the Company for the six months ended June 30, 2011 and June 30, 2012, respectively, included herein, have been prepared by the Company, without audit, in accordance with generally accepted accounting principles in the United States for interim financial information, pursuant to the rules and regulations of the SEC. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. In the opinion of management, all adjustments, consisting of normal, recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of the interim periods presented, have been included. The results for the six months ended June 30, 2012 are not necessarily indicative of the results to be expected for the full year ending December 31, 2012.  The Company has performed an evaluation of subsequent events on the unaudited interim financial statements through October 29, 2012 , which is the date the interim consolidated financial statements were available.

Reverse Stock Split

In March 2011, the Company’s Board of Directors (the “Board”) approved an amended and restated certificate of incorporation effecting a 1 for 180 reverse stock split of the Company’s issued and outstanding shares of common stock, effective as of April 15, 2011. As required, a consent and wavier was obtained from the majority of the Series A Preferred holders in accordance with the certificate of designation. All issued and outstanding common stock, options to purchase common stock, warrants to purchase common stock, options to purchase convertible preferred stock, as converted number of common shares for convertible preferred stock and debentures and per share amounts contained in the Company’s consolidated financial statements for the year ending December 31, 2010 have been retroactively adjusted to reflect this reverse stock split.

Going Concern Considerations

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. As of December 31, 2011, the Company had an accumulated deficit of approximately $39.1 million, recurring losses from operations and negative cash flow from operating activities for the year ended December 31, 2011, of approximately $1.2 million. The Company also had negative working capital of approximately $3.7 million and debt with maturities within one year in the amount of approximately $2.8 million as of December 31, 2011.

The Company intends to fund operations through raising additional capital through debt financing and equity issuances, increased sales, and reduced expenses , which may be insufficient to fund its capital expenditures, working capital or other cash requirements for the year ending December 31, 2012. The Company is in negotiations with current debt holders to restructure and extend payment terms of the existing short term debt.  The Company is seeking additional funds to finance its immediate and long-term operations. The successful outcome of future financing activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments related to recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

In response to these financial issues, management has taken the following actions:

•	The Company is seeking to renegotiate existing debt.
•	The Company is seeking investment capital.
•	The Company is aggressively targeting new physicians.
•	The Company is aggressively reducing operating expenses.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company's consolidated financial statements. Such financial statements and accompanying notes are the representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States (“U.S. GAAP”) in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Significant estimates and assumptions involved include the collectability of accounts receivable, accounting for stock based compensation and other stock based payments, convertible debt issuances, debt conversion to equity, the valuation of the deferred tax asset, inventory and long-lived assets valuation (including goodwill).  Actual results could materially differ from these estimates.

Risks and Uncertainties

The Company operates in a highly competitive industry that is subject to intense competition. The Company faces risks and uncertainties relating to its ability to successfully implement its business strategy. Among other things, these risks include the ability to develop and sustain revenue growth; managing and expanding operations; competition; attracting, retaining and motivating qualified personnel; maintaining and developing new strategic relationships; and the ability to anticipate and adapt to the changing markets and any changes in government regulations.

As a result, the Company may be subject to the risk of delays in obtaining (or failing to obtain) regulatory clearance and other uncertainties, including financial, operational, technological, regulatory and other risks associated with an emerging business, including the risk of business failure.

The Company's pharmacies are subject to licensing and regulation by the health, sanitation, safety, building and fire agencies in the state or municipality where located. Difficulties or failures in obtaining or maintaining the required licensing and/or approvals could prevent the continued operations of such pharmacies. Management believes that the Company is operating in compliance with all applicable laws and regulations.

Concentration of Credit Risk

Accounts receivable from worker’s compensation insurance carriers in the State of California totaled approximately $1.4 million, as of December 31, 2011 and 2010, respectively and approximately $1.3 million (unaudited), as of June 30, 2012.  See Other Receivables and Allowances accounting policy for a detail of these amounts disclosed.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2011 and 2010, the Company purchased approximately $10.7 million and $10.9 million, respectively, or 80% and 82%, respectively, of its prescription drug inventory from one primary wholesale vendor. At December 31, 2011 and 2010, accounts payable to the vendor were approximately $2.6 million and $2.1 million, respectively. During the years ended December 31, 2011 and 2010, the Company purchased approximately $717,000 and $1.7 million, respectively, or 5% and 13%, respectively, of its prescription drug inventory from a second primary wholesale vendor. During the years ended December 31, 2011 and 2010, the Company purchased approximately $1.4 million and $481,000, respectively, or 10% and 4%, respectively, of its prescription drug inventory from another secondary wholesale vendor. At December 31, 2011 and 2010, accounts payable to the vendor were approximately $113,000 and $1,000, respectively. Management believes that the wholesale pharmaceutical and non-pharmaceutical distribution industry is highly competitive because of consolidation in the retail pharmacy industry and the practice of certain large pharmacy chains to purchase directly from product manufacturers. Although management believes it could obtain the majority of its inventory from other distributors at competitive prices and with competitive payment terms, if its relationship with its primary wholesale drug vendor was terminated, there can be no assurance that the termination of such relationship would not adversely affect the Company.

During the six months ended June 30, 2012 and 2011, the Company purchased approximately $5.1 million (unaudited) and $5.3 million (unaudited), respectively, or 90% and 77%, respectively, of its prescription drug inventory from one primary wholesale vendor. At June 30, 2012 and 2011, accounts payable to the vendor were approximately $3.3 million (unaudited) and $2.4 million (unaudited), respectively. During the six months ended June 30, 2012 and 2011, the Company purchased approximately $0 (unaudited) and $ 716,000 (unaudited) respectively, or 0% and 12%, respectively, of its prescription drug inventory from a second primary wholesale vendor. During the six months ended June 30, 2012 and 2011, the Company purchased approximately $574,000 (unaudited) and $ 337,000 (unaudited), respectively, or 10% and 5%, respectively, of its prescription drug inventory from another secondary wholesale vendor. At June 30, 2012 and 2011, accounts payable to the vendor were approximately $166,000 (unaudited) and $1,000 (unaudited), respectively. Management believes that the wholesale pharmaceutical and non-pharmaceutical distribution industry is highly competitive because of consolidation in the retail pharmacy industry and the practice of certain large pharmacy chains to purchase directly from product manufacturers. Although management believes it could obtain the majority of its inventory from other distributors at competitive prices and with competitive payment terms, if its relationship with its primary wholesale drug vendor was terminated, there can be no assurance that the termination of such relationship would not adversely affect the Company.

Governmental Regulations

The pharmacy business is subject to extensive and often changing federal, state and local regulations, and the Company’s pharmacies are required to be licensed in the states in which they are located or do business. While management continuously monitors the effects of regulatory activity on the Company's operations and it currently has a pharmacy license for each pharmacy the Company operates, the failure to obtain or renew any regulatory approvals or licenses could adversely affect the continued operations of the Company's business.

The Company is also subject to federal and state laws that prohibit certain types of direct and indirect payments between healthcare providers. These laws, commonly known as the fraud and abuse laws, prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of products and/or services. Violation of these laws can result in a loss of licensure, civil and criminal penalties and exclusion from various federal and state healthcare programs. The Company expends considerable resources in connection with compliance efforts. Management believes that the Company is in compliance with federal and state regulations applicable to its business.

The Company is also impacted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which mandates, among other things, the adoption of standards to enhance the efficiency and simplify the administration of the healthcare system. HIPAA requires the Department of Health and Human Services to adopt standards for electronic transactions and code sets for basic healthcare transactions such as payment and remittance advice (“transaction standards”); privacy of individually identifiable healthcare information (“privacy standards”); security and electronic signatures (“security standards”), as well as unique identifiers for providers, employers, health plans and individuals; and enforcement. The Company is required to comply with these standards and is subject to significant civil and criminal penalties for failure to do so. Management believes the Company is in compliance with these standards. There can be no assurance, however, that future changes will not occur which the Company may not be, or may have to incur significant costs to be in compliance with new standards or regulations. Management anticipates that federal and state governments will continue to review and assess alternate healthcare delivery systems, payment methodologies and operational requirements for pharmacies. Given the continuous debate regarding the cost of healthcare services, management cannot predict with any degree of certainty what additional healthcare initiatives, if any, will be implemented or the effect any future legislation or regulation will have on the Company.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents. The Company deposits its cash with federally insured financial institutions, which at times may have balances that exceed Federal Deposit Insurance Corp insurance limitations. Management believes the risk of loss related to the excess balances is minimal.

Investments

Investment securities available-for-sale consists of certain corporate stocks that are accounted for in accordance with ASC 320 “Debt and Equity Securities.”  Available-for-sale securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in stockholders’ equity.  Realized losses are presented as a loss on investments in the statement of operations.

Assured Pharmacy entered into a Pharmacy Service Agreement (the “Pharmacy Agreement”) dated March 1, 2010, with Generex Biotechnology Corporation (“Generex” or “GNBT”) to provide pharmacy and marketing services for Generex’s proprietary buccal insulin spray product Oral-lyn™ in return for $300,000.  Following the closing of the Pharmacy Agreement, the Company received 483,871 shares of GNBT restricted common stock at an effective price of $0.62 in exchange for the $300,000 due from Generex.  The Company subsequently sold the 483,871 shares during the year 2010 at stock prices ranging from $0.34 - $0.47.  Proceeds from sales of available-for-sale securities and the resulting realized loss during the year ended December 31, 2010, is as follows:

2010

Gross proceeds from sale of securities	$194,957
Less commissions and fees	(2,067)

Net proceeds from the sale of securities	192,890
Less acquisition cost of securities	(300,000)

Total loss on investment	$(107,110)

Accounts Receivable and Allowances

The Company's accounts receivable consist of amounts due from third party medical insurance carriers, pharmacy benefit management companies, patients and credit card processors. Management periodically reviews the accounts receivable to assess collectability and estimates potential uncollectible accounts.  Accounts receivable are written off after collection efforts have been completed in accordance with the Company’s policies.  The uncollectible accounts allowance reduces the carrying value of the account receivable.

The Company’s accounts receivable are detailed as follows:

	December 31,	December 31,	June 30,
	2011	2010	2012
			(Unaudited)
Accounts receivable
Third party medical insurance and other	$840,256	$994,020	$862,675

Allowance for doubtful accounts	(928)	(2,216)	(1,369)
Total current accounts receivable, net	$839,328	$991,804	$861,306

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provision for bad debts for the years ended December 31, 2011 and 2010 was $65,322 and $25,523, respectively.   The provision for bad debts for the six months ended June 30, 2012 and 2011 was $7,034 (unaudited) and $0 (unaudited), respectively.  The Company wrote off $66,610 and $45,095 in uncollectible accounts in the years ended December 31, 2011 and 2010, respectively. The Company wrote off $6,592 (unaudited) and $0 (unaudited) in uncollectible accounts in the six months ended June 30, 2012 and 2011, respectively

Inventories

Inventories are located at the Company’s specialty pharmacy locations. Inventory consists solely of finished products (primarily prescription drugs) and is valued at the lower of first-in, first-out cost (FIFO) or market. Our inventories are maintained on a periodic basis through the performance of physical inventory counts.  Our cost of sales is recorded based upon the actual results of the physical inventory counts, and is estimated when a physical inventory is not performed in a particular month. Historically, no significant adjustments have resulted from reconciliations with the physical inventories.

Inventories are comprised of brand and generic pharmaceutical drugs. The Company's pharmacies maintain a wide variety of different drug classes, known as Schedule II, Schedule III, and Schedule IV drugs, which vary in degrees of addictiveness.  Schedule II drugs, considered narcotics by the DEA, are the most addictive; hence, they are highly regulated by the DEA and are required to be segregated and secured in a separate cabinet. Schedule III and Schedule IV drugs are less addictive and are not regulated. Because the Company's business model focuses on servicing pain management doctors and chronic pain patients, the Company carries a larger amount of Schedule II drugs in inventory than most other pharmacies. The cost of acquiring Schedule II drugs is higher than Schedule III and IV drugs.

Property and Equipment

Property and equipment are stated at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, which generally range between three and ten years. Company’s property and equipment consist of computers, software, office furniture and equipment, store fixtures, and leasehold improvements on pharmacy build-outs. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the remaining lease terms, typically five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement, other disposition of property and equipment or termination of a lease, the cost and accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is reflected in results of operations.

Other Receivables and Allowances

The other receivables are primarily related to worker’s compensation claims from insurance carriers for prescription medications dispensed to injured workers in the State of California.  The delay in payment typically arises due to monetary disputes between the claimant and the employer and/or the employer’s insurance carrier. The settlement period for such dispute cases can range from one year to ten years.  The Company typically files a lien (“Green Lien”) on each case that has a past due balance to protect the account receivable when the case ultimately settles. Management has classified such receivables as long term assets due to these factors.  On April 1, 2010, the Company discontinued dispensing medication to California worker’s compensation customers whose claims could not be authorized and billed electronically.  This change was due to lower profit margins and cash flow constraints that are associated with the manual authorization and billing process.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2011, management performed a comprehensive assessment of the allowance for doubtful accounts for other receivables estimation methodologies in light of its expectations around the ultimate collection of its other receivables balances.  Management performed a detailed case analysis, taking into consideration recent collection history, status of each case and the overall decrease in case activity over the last two years.  In connection with that comprehensive assessment of the allowance for doubtful accounts, management recorded a $659,616 bad debt provision to reduce the other receivables balance to the expected net realizable value.

The Company’s other receivables are detailed as follows:

	December 31,	December 31,	June 30,
	2011	2010	2012
			(Unaudited)
Other Receivables
Worker's compensation	$1,375,662	$1,402,304	$1,253,953
Allowance for doubtful accounts	(1,075,659)	(431,927)	(994,983)
Total other receivables, net	$300,003	$970,377	$258,970

The provision for bad debts for the years ended December 31, 2011 and 2010 was $659,616 and $16,566, respectively.  Management recorded bad debt recoveries of $54,746 (unaudited) for the six months ended June 30, 2012 and did not record a provision for bad debt for the six months ended June 30, 2011 (unaudited).

Goodwill

Goodwill represents the excess purchase price of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed.  The Company’s goodwill relates to its acquisition of the 49% interest in API.  The Company reviews goodwill for impairment at least annually.  The annual impairment test for goodwill is a two-step process and involves comparing the estimated fair value of each reporting unit to the reporting unit’s carrying value, including goodwill.  If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired, and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test would be performed to measure the amount of impairment loss to be recorded, if any.  The Company estimated API’s fair value based on the income approach.  The Company conducts its annual impairment tests in December of each year.

Assured Pharmacy consisted of a management services holding company (“APHY”) and five operating pharmacies as of the year ended December 31, 2011 and four operating pharmacies as of the year ended December 31, 2010.  In December 2006, we acquired the remaining 49% ownership of Assured Pharmacies, Inc. which is the owner of our Riverside and Santa Ana pharmacies through the TPG acquisition.  The two API pharmacies operate in the same metropolitan area and have operating synergies and are viewed as one reportable unit by management while each of the remaining pharmacies and APHY constitute a reportable unit that is a component of Assured’s single operating segment. The reportable units consisted of APHY, API, Kirkland and Gresham for the year ended December 31, 2010 and also included Kansas City for the year ended December 31, 2011.

The Company’s goodwill of $697,766 as of December 31, 2011 and 2010 is associated with the API pharmacies acquisition in 2006 and is recorded only at the API reporting unit.  The goodwill was a result of the purchase price in excess of the identifiable assets and liabilities related to the acquisition of the minority ownership in these two pharmacies.

Management estimated the fair value of the API reporting unit using the income approach by preparing a discounted cash flow analysis.  The impairment analysis for management’s assessment of goodwill for 2011 and 2010 used a baseline trend from fiscal years ended December 31, 2008 and 2009.  Management then considered the historical trends and made estimates on future years’ growth in a cash flow projection analysis to assess the API goodwill for impairment.  Since the business is primarily based on repeat patients, management also considered the most recent patient and store specific monthly trends.  The resulting forecasted growth rates did not vary significantly from historical levels.  Additionally, management performed a sensitivity analysis by preparing an additional discounted cash flow model assuming a 3% growth rate to approximate the inflation rate which did not result in goodwill impairment. Management then averaged the two scenarios to determine the final estimated fair value of the reporting unit.  Based on the results of the impairment testing, management believes that the fair value of the API reporting unit is substantially in excess of its carrying value.

Deferred Loan Costs

During the years ended December 31, 2011 and 2010, the Company incurred loan origination and other professional fees that were associated with closing certain loans.  These fees amounted to $240,201 and $104,352 during the years ended December 31, 2011 and 2010, respectively and are included in prepaid and other assets on the consolidated balance sheet, net of amortization.  Such fees have been deferred and are being amortized to interest expense over the life of the loan on a straight line basis, which approximates the effective interest method.  Interest expense recorded on these fees was $71,416 and $37,380 for the years ended December 31, 2011 and 2010, respectively, and was reflected in interest expense, net on the consolidated statement of operations.  Interest expense recorded on these fees was $83,560 (unaudited) and $21,995 (unaudited) for the six months ended June 30, 2012 and 2011, respectively, and was reflected in interest expense, net on the consolidated statement of operations.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

The Company recognizes revenue from prescriptions dispensed on an accrual basis when the product is delivered to or picked up by the customer. Payments are received directly from the customer at the point of sale, or the customers' insurance provider is billed electronically. For third party medical insurance and other claims, authorization to ensure payment is obtained from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customers' insurance provider.  For California worker’s compensation claims, authorization to dispense medication is requested, but not always obtained, from the customer’s insurance carrier before the medication is dispensed to the customer.  The worker’s compensation claims are manually billed to the insurance carrier.

The Company recognizes revenue from service contracts on an accrual basis when the service is provided to the customer.  In March 2010, we entered into a one year Pharmacy Agreement with Generex to provide pharmacy and marketing services for Generex’s proprietary buccal insulin spray product Oral-lyn™. The Oral-lyn™ product will be dispensed as part of the United States Food and Drug Administration’s Treatment Investigation New Drug Program.  The remuneration for the one year service contract was $300,000, payable on execution of the Pharmacy Agreement.  The Company recognized revenue related to this contract on a straight in basis over the one year term of the contract.  As of December 31, 2011 and 2010, the amount of unearned revenue related to this agreement was $0 and $50,000, respectively, which is included in accounts payable and accrued expenses on the consolidated balance sheet.

Advertising

Advertising costs for marketing and promotions are included in selling expenses, when incurred. Advertising costs for the years ended December 31, 2011 and 2010 were $10,084 and $7,146, respectively. Advertising costs for the six months ended June 30, 2012 and 2011 were $8,991(unaudited) and $2,796 (unaudited), respectively.  Such expenses are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Delivery expenses

The Company incurred expenses totaling $298,720 and $248,995 for the years ended December 31, 2011 and 2010, respectively, and incurred expenses totaling $175,926 (unaudited) and $144,998 (unaudited) for the six months ended June 30, 2012 and 2011, respectively, to deliver products sold to its customers.  Delivery expenses are reported as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations.

Stock-based Compensation

The Company issues options and restricted shares of common stock to employees and consultants.  Stock option and restricted share awards are granted at the fair market value of the Company's common stock on the date of grant.

The Company applies the fair value recognition provisions of ASC 718 “Compensation – Stock Compensation,” for stock compensation transactions.  This requires companies to measure and recognize compensation expense for all share-based payments at fair value. The total applicable compensation cost is amortized on a straight-line basis over the requisite service period, which is generally the vesting period.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2011 and 2010, the Company recognized $782,643 and $549,532, respectively. For the six months ended June 30, 2012 and 2011, the Company recognized $546,920 (unaudited) and $172,213 (unaudited), respectively.  Such compensation expense is included in selling, general and administrative expenses in the accompanying consolidated statements of operations

Basic and Diluted Loss per Common Share

The Company computes loss per common share using ASC 260 “Earnings Per Share.” Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding for the reporting period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts, such as stock options and warrants to issue common stock, were exercised or converted into common stock. Because the Company has incurred net losses and there are no dilutive potential common shares, basic and diluted loss per common share are the same.

Income Taxes

The Company accounts for income taxes under the provisions of ASC 740 “Income Taxes.”  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company accrues for probable tax obligations as required by facts and circumstances in the various regulatory environments. Valuation reserves are provided based on management’s judgment of the future realization of the deferred tax assets.  Deferred tax assets and liabilities are more fully described in Note 11.

Fair Values of Financial Instruments

Management believes that the carrying amounts of the Company’s financial instruments, consisting primarily of cash, accounts receivable, accounts payable and accrued expenses, and notes payable approximated their fair values at December 31, 2011 and 2010 and  at June 30, 2012, due to their short-term nature.

The Company measures certain financial liabilities (warrant liability) at fair value on a recurring basis. The Company follows a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to measurements involving significant unobservable inputs (Level 3). The three levels of the fair value hierarchy are as follows:

Level 1	Measurements are quoted prices (unadjusted) in active markets for identical assets or liabilities that the company has the ability to access at the measurement date.

Level 2	Measurements are inputs other than quoted prices included in Level 1 that are observable either directly or indirectly.

Level 3	Measurements are unobservable inputs.

The fair value of the warrant liability of $208,570, $138,263, and $113,231 (unaudited) as of December 31, 2011 and 2010, and June 30, 2012 respectively, was measured using Level 3 measurements.

Management also believes that the December 31, 2011 and 2010 and June 30, 2012 interest rates associated with the notes payable approximates the market interest rates for these type of debt instruments and as such, the carrying amount of the notes payable approximates their fair value.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common Stock Warrant Liability

The Company accounts for its common stock warrants under ASC 480, “Distinguishing Liabilities from Equity,” which requires any financial instrument, other than an outstanding share, that, at inception, embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such and obligation, and it requires or may require the issuer to settle the obligation by transferring assets, would qualify for classification as a liability. The guidance required the Company’s outstanding warrants from convertible debenture private placements in the years ended December 31, 2011 and 2010 and the six months ended June 30, 2012 to be classified as liabilities and to be fair valued at each reporting period, with the changes in fair value recognized as a change in fair value of warranty liability in the Company’s consolidated statements of operations. Specifically, the warrants issued in connection with convertible debenture private placements in 2011 and in December 2010, and January 2012 grant the warrant holder certain anti-dilution protection which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Upon exercise or expiration of the warrant, the fair value of the warrant at that time will be reclassified to equity from a liability.  The following table is a summary of the warrant liability activity measured at fair value using Level 3 inputs:

Warrant Liability

Balance at December 31, 2009	$-

Granted	138,263
Cancelled, forfeited or expired	-
Change in fair value of common stock warrants	-

Balance at December 31, 2010	$138,263

Granted	649,944
Cancelled, forfeited or expired	(136,363)
Change in fair value of common stock warrants	(443,274)

Balance at December 31, 2011	$208,570

Granted (unaudited)	6,741
Cancelled, forfeited or expired (unaudited)	-
Change in fair value of common stock warrants (unaudited)	(102,080)

Balance at June 30, 2012 (unaudited)	$113,231

Reclassification

Certain prior year amounts have been reclassified to conform to the 2011 financial statement presentation. The reclassifications did not affect net loss attributable to the Company, cash flows, assets, liabilities or equity for the years presented.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-controlling Interests

The Company’s non-controlling equity interests are specifically related to the non-controlling interests owned by TAPG in APN.  On June 30, 2011, the Company entered into a Stock Purchase Agreement with TAPG to issue 300,000 restricted shares of the Company’s common stock in exchange for all of TAPG’s rights, title and interest in APN and the cancellation of the $17,758 in principal and interest due to TAPG (see Note 4 for further details). The book value of TAPG’s non-controlling interest on June 30, 2011 was $710,032.  As a result of this acquisition, the Company increased its ownership interest in APN to 100% making it a wholly-owned subsidiary.

New Accounting Standards

In May 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs,” which amends ASC 820, “Fair Value Measurement.” The amended guidance changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. The guidance provided in ASU No. 2011-04 is effective for interim and annual periods beginning after December 15, 2011 and is applied prospectively. The provisions are effective for the Company’s year ended December 31, 2012. We do not expect the adoption of these provisions to have a significant effect on our consolidated financial statements

In September 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-08 “Intangibles—Goodwill and Other” intended to simplify goodwill impairment testing. Entities will be allowed to perform a qualitative assessment on goodwill impairment to determine whether it is more likely than not (defined as having a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The amendments in this ASU are effective for goodwill impairment tests performed in interim and annual periods for fiscal years beginning after December 15, 2011, with early adoption permitted. In addition, Topic 350 also requires an entity to perform a “Step 2” for reporting units with zero or negative carrying values. The Company has evaluated the adoption of ASU 2011-08 and has determined that it will not have an impact on its consolidated results of operations or financial conditions.

3.     PROPERTY AND EQUIPMENT

Property and equipment is detailed as follows:

	December 31,	December 31,	June 30,
	2011	2010	2012
			(Unaudited)
Furniture and equipment	$28,164	$25,471	$33,159
Computer equipment and information systems	522,981	500,612	527,466
Leasehold improvements	147,958	145,933	152,928
	699,103	672,016	713,553

Less: accumulated depreciation and amortization	(624,361)	(596,752)	(640,334)
	$74,742	$75,264	$73,219

Depreciation and amortization expense for the years ended December 31, 2011 and 2010 was $27,609 and $37,259, respectively.  Depreciation and amortization expense for the six months ended June 30, 2012 and 2011 was $15,974 (unaudited) and $13,599 (unaudited), respectively.  Depreciation and amortization expenses are included in selling, general and administrative expenses on the consolidated statement of operations.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      NOTES PAYABLE AND UNSECURED CONVERTIBLE DEBENTURES

The table below summarizes the Company's  notes payable and  unsecured convertible debentures.

	December 31, 2011		December 31, 2010		June 30, 2012
					(unaudited)
Notes Payable	Related Party	Unrelated	Related Party	Unrelated	Related Party	Unrelated
Short term loans, net of discount	$-	$-	$-	$241,616	$-	$-
Secured debt	-	327,361	-	391,204	-	310,729
Revolving credit facilities	158,320	-	172,900	-	300,000	-
Other notes and debt	-	266,249	-	295,942	-	250,730
Total	$158,320	$593,610	$172,900	$928,762	$300,000	$561,459

Unsecured convertible
debentures, net of discount	$474,212	$1,499,305	$427,846	$119,738	$497,456	$1,901,333

Maturities of debt at December 31, 2011 are as follows:

	Secured Debt	Revolving Credit Facilities	Other notes a nd debt	Unsecured convertible debentures	Total
2012	327,361	158,320	266,249	2,047,596	2,799,526
2013	-	-	-	567,788	567,788
Total	327,361	158,320	266,249	2,615,384	3,367,314
Less debt discount	-	-	-	(641,867)	(641,867)
Carrying value of debt	$327,361	$158,320	$266,249	$1,973,517	$2,725,447

Maturities of debt at June 30, 2012 (unaudited) are as follows:

	Secured Debt	Revolving Credit Facilities	Other notes and debt	Unsecured convertible debentures	Total
2012	310,729	-	48,168	1,125,000	1,483,897
2013			202,562	1,010,196	1,212,758
2014	-	300,000	-	530,588	830,588
Total	310,729	300,000	250,730	2,665,784	3,527,243
Less debt discount	-	-	-	(266,995)	(266,995)
Carrying value of debt	$310,729	$300,000	$250,730	$2,398,789	$3,260,248

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unsecured Debt

In April 2010, we entered into a secured loan agreement with an accredited investor in a private placement. Under the terms of this agreement, the Company received a loan of $250,000 at an interest rate of 12% per annum, with interest payable in advance with the principal due in April 2011 at maturity.  The interest paid in advance was recorded as a debt discount, which is amortized to interest expense over the one year term of the loan. In addition, the Company issued 27,778 shares of common stock as additional compensation which was recorded as a deferred loan cost, which is amortized to interest expense over the one year term of the loan. The pledged collateral was subsequently released by the lender in September 2010. Interest expense for the years ended December 31, 2011 and 2010 was $27,838 and $56,775, respectively which is comprised of $14,137 and $21,616 related to the stated rate and $13,701 and $35,913 in amortization of debt issuance costs, for an effective interest rate of 31.5%. There are no financial covenants that the Company is required to maintain.

In June 2011, the outstanding principal loan balance of $250,000 was converted into a 16.0% senior convertible debenture through a private placement for an aggregate principal amount of $250,000, which matures in June 2012. A consent and waiver was obtained from the majority of the Series A Preferred holders and a waiver was obtained from a majority of the Series B Preferred holders, as required in the certificate of designation. The debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.26 per share for a total of 198,413 common shares on an as converted basis, subject to adjustment for stock dividends, stock splits and related distributions.  In June 2012, the agreement was amended and the maturity date of the debenture was extended to June 22, 2013.

As part of the private placement, the investor received a warrant to purchase 238,095 shares of the Company’s common stock.  The warrant is exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment for stock dividends, stock splits and related distributions.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject to certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the fair value of the stock warrants is classified as a warrant liability on the accompanying consolidated balance sheets as of December 31, 2011 and as of June 30, 2012. As part of the June 2012 amendment, the exercise period of the warrants was extended from three years to five years.

The Company separately valued the embedded beneficial conversion feature present in convertible securities as the difference, as of the commitment date, between the amount allocated to the convertible debenture and the fair value of the common stock underlying the convertible security. The embedded beneficial conversion feature was valued at $50,448 separately, and was recognized by allocating to additional paid-in capital and discount on debt.

The total gross discount on the debenture issuance was $152,483, which will be amortized on a straight line basis over the twelve (12) month term of the loan. Interest expense for the year ended December 31, 2011, was $104,621, which is comprised of $21,000 in cash interest at the stated rate, $79,991, in amortization of discount and $3,630 in amortization of debt issuance cost, for an effective interest rate of 79.6%. There are no financial covenants that the Company is required to maintain.

In July 2010, we completed a sale in a private placement to an accredited, related party investor affiliated with Mosaic (see Note 7 for further details), for a 10.0% convertible debenture for an aggregate principal amount of $500,000 (before deducting expenses and fees related to the private placement) due in July 2012.  A consent and waiver was obtained from the majority of the Series A Preferred holders and a waiver was obtained from a majority of the Series B Preferred holders, as required in the certificate of designation. The debentures are convertible into shares of the Company’s Series A Preferred at an initial conversion price of $1,000 per share and subject to adjustments, and each share of Series A Preferred is convertible into 695 shares of the Company’s common stock for a total of 347,500 common shares on an as converted basis.  Interest on the note is payable quarterly and is calculated based on the higher of the average stock price for the five (5) prior trading days or $1.80 per common share.  In July 2012, the Company entered into an amendment to the debenture agreement, in which the term of the loan was modified and extended for a period of one year by mutual consent.  As consideration for the extension, the interest rate for the debenture was increased from 10.0% to 16.0%.

The Company separately valued the embedded beneficial conversion feature present in convertible securities as the difference, as of the commitment date, between the conversion price of the convertible security and the fair value of the common stock underlying the convertible security. The embedded beneficial conversion feature was valued at $93,285 separately, and was recognized by allocating to additional paid-in capital and discount on debt. Interest expense for the years ended December 31, 2011 and 2010, was $97,365 and $44,526, respectively which is comprised of $50,000 and $22,466 related to the stated rate, $46,367 and $21,596 in amortization of discount and $998 and $464 in amortization of debt issuance costs, for an effective interest rate of 19.8%. There are no financial covenants that the Company is required to maintain.

In December 2010, the Company completed a sale in a private placement to an accredited investor for a 12.5% senior convertible debenture for an aggregate principal amount of $300,000 (before deducting expenses and fees related to the private placement) with periodic redemptions of $150,000 due in December 2011 and March 2012, plus any unpaid interest. The Company has the option to pay all or part of the December 2011 periodic redemptions with shares of the Company’s common stock, subject to certain Equity Conditions, as defined in the loan agreement.  These Equity Conditions include, among others, the Company’s compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  A consent and waiver was obtained from the majority of the Series A Preferred holders and a waiver was obtained from a majority of the Series B Preferred holders as required in the certificate of designation. The debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.44 per share for a total of 208,334 common shares on an as converted basis, subject to adjustment.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As part of the private placement, the investor received a warrant to purchase 250,000 shares of the Company’s common stock.  The warrant is exercisable for a period of three years from the date of issuance at an initial exercise price of $1.73, subject to adjustment.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheet as of December 31, 2010.

The Company separately valued the embedded beneficial conversion feature present in convertible securities as the difference, as of the commitment date, between the amount allocated to the convertible debenture and the fair value of the common stock underlying the convertible security. The embedded beneficial conversion feature was valued at $52,014 separately, and was recognized by allocating to additional paid-in capital and discount on debt.

The total gross discount on the debenture issuance was $190,277, which will be amortized on a straight line basis over the fifteen (15) month term of the loan. Interest expense for the year ended December 31, 2010, was $13,483, which is comprised of $2,466 in cash interest at the stated rate, $10,015 in amortization of discount and $1,002 in amortization of debt issuance cost, for an effective interest rate of 68.4%. There are no financial covenants that the Company is required to maintain.

In May 2011, the existing $300,000 convertible debenture and related warrants were cancelled and exchanged for a 16.0% senior convertible debenture due December 1, 2012 in a private placement. Interest expense for the year ended December 31, 2011 was $86,289 which is comprised of $13,998 in cash interest at the stated rate, $56,332 in amortization of discount and $15,959 in amortization of debt issuance cost.  As a result of the transaction, the Company recognized a loss on extinguishment of debt of $16,923.

During the year ended December 31, 2011, the Company completed sales through private placements to accredited investors of 16.0% senior convertible debentures for an aggregate principal amount of $1,865,384 (before deducting expenses and fees related to the private placements). The proceeds from the private placements included the cancellation of a $300,000 convertible debenture and related warrants resulting in cash gross proceeds of an aggregate of $1,565,384 from these private placements. The Company incurred an aggregate total of $222,543 in cash fees and expenses related to the private placements resulting in cash net proceeds of an aggregate of $1,342,841 from the private placements. The debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.26 per share for an aggregate total of 1,480,469 common shares on an as converted basis, subject to adjustment.  A consent and waiver was obtained from the majority of the Series A Preferred holders and a waiver was obtained from a majority of the Series B Preferred holders as required in the certificate of designation.

The debenture maturity dates range from December 2012 to May 2013 with two periodic redemptions of twenty-five percent (25%) of the original principal amount, plus any unpaid interest and a final redemption of fifty percent (50%) of the original principal amount plus any unpaid interest due at maturity. The Company has the option to pay all or part of the initial twenty-five percent (25%) redemption amount due with shares of the Company’s common stock, subject to certain Equity Conditions, as defined in the loan agreement.  These Equity Conditions include, among others, the Company’s compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  The table below summarizes these debenture obligations as of December 31, 2011:

Debenture Maturity Date	Periodic Redemption Dates		Principal Amount	Periodic Redemption Amounts	Due at Maturity

December 2012	June 2012	September 2012	$1,100,000	$275,000	$550,000
January 2013	July 2012	October 2012	25,000	6,250	12,500
May 2013	November 2012	February 2013	740,384	185,096	370,192
			$1,865,384	$466,346	$932,692

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June and July 2012, six debenture holders entered into amendment agreements to extend the periodic redemption dates and maturity dates for an aggregate of $665,384 in debentures by one year.  The table below summarizes the debenture obligations as of June 30, 2012 (unaudited):

Debenture Maturity Date	Periodic Redemption Dates		Principal Amount	Periodic Redemption Amounts	Due at Maturity

December 2012	June 2012	September 2012	$1,100,000	$275,000	$550,000
May 2013	November 2012	February 2013	100,000	25,000	50,000
January 2014	July 2013	October 2013	25,000	6,250	12,500
May 2014	November 2013	February 2014	640,384	160,096	320,192
			$1,865,384	$466,346	$932,692

As part of the private placements, the investors received warrants to purchase an aggregate of 1,776,561 shares of the Company’s common stock.  The warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the fair value of the stock warrants is classified as a warrant liability on the accompanying consolidated balance sheets as of December 31, 2011 and June 30, 2012. As part of the June and July amendments, the exercise period of warrants to purchase an aggregate of 633,699 shares (unaudited) of the Company’s common stock was increased from three to five years.

The Company recorded the transactions by first allocating the fair value of the warrants of $537,154 to warrant liability and discount on debt (see Note 5 Stock Warrants for further details). The Company then separately valued the embedded beneficial conversion feature present in convertible securities as the difference, as of the commitment date, between the amount allocated to the convertible debenture and the fair value of the common stock underlying the convertible security. The embedded beneficial conversion feature was valued at $287,429 separately, and was recognized by allocating to additional paid-in capital and discount on debt.

The total gross discount on the debenture issuance was $824,584, which will be amortized on a straight line basis over the respective term of the debentures.  Interest expense related to the 2011 debentures for the year ended December 31, 2011, was $421,273, which is comprised of $103,516 in cash interest at the stated rate, $280,996 in amortization of discount and $36,761 in amortization of debt issuance cost, for a weighted average effective interest rate of 55.0%. There are no financial covenants that the Company is required to maintain.

In January 2012, the Company completed a sale in a private placement to an accredited investor for a 16.0% senior convertible debenture for an aggregate principal amount of $50,400 (before deducting expenses and feesrelated to the private placement) with periodic redemptions of $12,600 due in November 2012 and February 2013, plus any unpaid interest. The Company has the option to pay all or part of the November 2012 periodic redemptions with shares of the Company’s common stock, subject to certain Equity Conditions, as defined in the loan agreement.  These Equity Conditions include, among others, the Company’s compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  A consent and waiver was obtained from the majority of the Series A Preferred holders and a waiver was obtained from a majority of the Series B Preferred holders as required in the certificate of designation. The debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.26 per share for a total of 40,000 common shares on an as converted basis, subject to adjustment.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As part of the private placement, the investor received a warrant to purchase 48,000 shares of the Company’s common stock.  The warrant is exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheet as of June 30, 2012. As part of the June 2012 amendment, the Company extended the exercise term of the warrants from three to five years.

The gross discount on the debenture issuance was $6,741, which will be amortized on a straight line basis over the seventeen (17) month term of the loan. Interest expense for the three months ended March 31, 2012, was $ 3,138, which is comprised of $ 1,971 in cash interest at the stated rate and $1,167 in amortization of discount, for an effective interest rate of 25.5%. There are no financial covenants that the Company is required to maintain.

The table below summarizes unsecured convertible debentures and related debt discounts are as follows:

	December 31, 2011			June 30, 2012
				(unaudited)
	Related Party	Unrelated	Total	Related Party	Unrelated	Total

Current	$500,000	$1,547,596	$2,047,596	$-	$1,450,000	$1,450,000
Non-current	-	567,788	567,788	500,000	715,784	1,215,784

Total	$500,000	$2,115,384	$2,615,384	$500,000	$2,165,784	$2,665,784

Less unamortized debt discount	(25,788)	(616,079)	(641,867)	(2,544)	(264,451)	(266,995)

	$474,212	$1,499,305	$1,973,517	$497,456	$1,901,333	$2,398,789

The carrying value of the unsecured debentures is presented, net of total unamortized discount of $641,867 and $266,995 (unaudited) as of December 31, 2011 and June 30, 2012, respectively.   Amortization of the debt discount was recorded as interest expense which is calculated on a straight line basis over the life of loan, which approximates the effective interest method.

Interest expense related to the unsecured convertible debentures for the year ended December 31, 2011 and 2010 was $709,550 and $58,009, respectively.   Interest expense related to the unsecured convertible debentures for the six months ended June 30, 2012 and 2011was $662,825 (unaudited) and $201,119 (unaudited), respectively.

Secured Debt

In September 2010, the Company entered into a secured loan agreement with an existing vendor. Under the terms of this agreement, the Company received a two (2) year loan of $400,000 with an adjustable interest rate of prime plus 3.00% per annum, with interest payable monthly. Monthly payment requirements are $5,000 per month for eight consecutive months, followed by eight consecutive monthly principal reductions of $10,000, followed by seven consecutive monthly principal reductions of $15,000, with remaining principal and interest due September 1, 2012. The proceeds from the note were simultaneously exchanged for $400,000 in outstanding vendor invoices. The note is secured by all of the assets of the Company and its subsidiaries through UCC-1 filings.  The outstanding principal balance on the loan as of December 31, 2011 and June 30, 2012, was $327,361 and $310,729 (unaudited), respectively.

Revolving Credit Facilities

Brockington Securities, Inc. - Revolver

In March 2009, the Company entered into a Revolving Line of Credit Agreement with Brockington Securities Inc., a related party, for a credit limit of $300,000 with a term of one year bearing interest of 12.0% per annum. Under the terms of the agreement, the Company could request for advance from time to time, provided, however, any requested advance will not, when added to the outstanding principal advanced of all previous advances, exceed the credit limit. The Company could repay accrued interest and principal at any time, however no partial repayment would relieve the Company of the obligation of the entire unpaid principal together with any accrued interest and other unpaid charges.  There are no financial covenants that the Company is required to maintain.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The agreement has been subsequently extended.  The latest extension occurred in June 2012 , pursuant to a Modification and Extension Agreement to the Revolving Line of Credit Agreement dated March 10, 2009, in which the term of the loan was modified and the maturity date of the loan was extended to June 30, 2014 by mutual consent.  All additional terms of the loan remain unchanged and the Company was not in violation of any provisions of the loan agreement.

As of December 31, 2011 and June 30, 2012, the outstanding balance on the revolver was $158,320 and $300,000 (unaudited), respectively with remaining availability of $141,680 and $0 (unaudited), respectively.

VVPH, Inc. - Revolver

In May 2009, the Company entered into a Revolving Line of Credit Agreement with VVPH Inc. for a credit limit of $150,000 with a term of one year bearing interest of 12.0% per annum. Under the terms of the agreement, the Company could request for advance from time to time, provided, however, any requested advance will not, when added to the outstanding principal advanced of all previous advances, exceed the credit limit. The Company could repay accrued interest and principal at any time, however no partial repayment would relieve the Company of the obligation of the entire unpaid principal together with any accrued interest and other unpaid charges.  There are no financial covenants that the Company is required to maintain.

In May 2010, the parties entered into a Modification and Extension Agreement to the Revolving Line of Credit Agreement dated May 1, 2009, in which the term of the loan was modified and extended for a period of twelve months by mutual consent.  All additional terms of the loan remain unchanged.

The Revolving Line of Credit Agreement with VVPH, Inc. expired on April 30, 2011 and was not renewed.

Other Notes and Debt

TPG, L.L.C. Agreement

On December 15, 2006, the Company entered into a Share Purchase Agreement (the “Share Agreement”) with TPG pursuant to which the Company purchased 49 shares of common stock of API for 278 shares of common stock of the Company and a $460,000 note payable.  The note is payable in $5,000 monthly installments through November 2007 and $15,000 monthly installments with the remaining balance due at maturity, February 15, 2009.  The note is secured by a security interest in the 49 shares of API common stock.

In January 2011, the parties entered into a second amendment to the Share Purchase Agreement between Assured Pharmacy, Inc. (“Buyer”) and TPG, LLC (“Seller”), see Note 4 for further details.  The maturity date of the note was extended from January 2009 to July 2012 and all prior defaults, late fees or other claims for obligations of Buyer that may have accrued have been waived.  As part of the amendment, the Company also agreed to an exclusive venue specified by Seller for any and all disputes arising out of or relating to this second amendment.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The outstanding balance of $205,000 together with accrued interest at the rate of prime plus 2% per annum commencing from December 15, 2006, is payable as follows:

(a)	One (1) payment of $5,000 payable upon execution of the Second Amendment.
(b)	Five (5) consecutive monthly installments of $2,500 payable on or before the 15th of each month commencing in February 2011 through June 2011.
(c)	Six (6) consecutive monthly installments of $5,000 payable on or before the 15th of each month commencing in July 2011 through December 2011.
(d)	Six (6) consecutive monthly installments of $10,000 payable on or before the 15th of each month commencing in January 2012 through June 2012
(e)	Remaining balance, including all interest due, payable on or before July 15, 2012.

In June 2012, the parties entered into a third amendment to the Share Purchase Agreement between Assured Pharmacy, Inc. (“Buyer”) and TPG, LLC (“Seller”).  The maturity date of the note was extended from July 2012 to July 2013 and all prior defaults, late fees or other claims for obligations of Buyer that may have accrued have been waived.

The outstanding principal balance together with accrued interest at the rate of prime plus 2% per annum commencing from December 15, 2006, is payable as follows:

(a)	Twelve (12) consecutive monthly installments of $10,000 on or before the 15th of each month commencing in July 2012 through June 2013.

(b)	Remaining balance, including all interest due, payable on or before July 15, 2013.

As of December 31, 2011, the outstanding principal balance on the loan was $266,249. As of June 30, 2012, the outstanding principal balance on the loan was $250,730 (unaudited).

TAPG Note

In January 2005, the Company entered into an agreement with TAPG where TAPG was to advance up to $270,000, payable in installments of $45,000 each, in connection with establishing pharmacies in the Pacific Northwest of the United States (see Note 1 for further details). TAPG advanced $40,000 under the agreement. The principal advanced accrued interest at 7% per annum, payable in arrears quarterly. The loan was secured by the Company’s assets exclusive of inventory and accounts receivable, and is further secured by the Company’s interest in APN.  TAPG could elect to convert the principal due under the note at $0.60 per share if the Company obtained capital from third party sources sufficient to meet its cash flow requirements and taken steps necessary to contain the operating costs. The loan matured in January 2006 and was not extended.

On June 30, 2011 the outstanding principal balance on the note of $10,000 plus accrued interest of $7,758 was cancelled and simultaneously exchanged for the Company’s common stock as part of the acquisition of TAPG’s ownership interest in APN, (see Note 2 Non-controlling Interests for further details).

Vendor Agreement

In October 2009, the Company entered into a payment agreement with an existing vendor, and as a result the Company agreed to pay the remaining balance due of $31,500 in 12 equal installments of $2,625, beginning in November 2009.  The payment obligation per the agreement was paid in full as of November 2010.

Other Agreements and Obligations

Primary Drug Wholesaler Security Interest

As part of our vendor terms and conditions with our primary drug wholesaler, our outstanding trade account balance is secured by all of the assets of the Company and its subsidiaries through UCC-1 Lien filings.  The Company’s outstanding trade accounts payable balance with our wholesaler as of December 31, 2011 and 2010 and June 30, 2012 was approximately $2.6 million, $2.1 million and $3.3 million (unaudited), respectively.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.     EQUITY TRANSACTIONS

Preferred Stock Series – A, B & C

The Company has authorized 5,000,000 shares of preferred stock, with 2,830 shares designated to Series A Preferred and 7,745 shares designated to Series B Preferred and 813 shares designated to Series C Preferred.  During the year ended December 31, 2010, the Company issued 544 shares of Series A Preferred and 813 shares of Series C Preferred through conversions of secured debt and other private placements.

The Series A Preferred and Series C Preferred rank senior to the Series B Preferred which ranks senior to the Company’s common stock with respect to the payment of any dividends and amounts upon liquidation or dissolution. Except as required by law, the shares of preferred stock shall be voted together with the shares of common stock and not as a separate class.  In addition, so long as 35% of the aggregate amount of the shares of Series A Preferred and Series C Preferred are outstanding, the holders of the outstanding shares voting together as a separate class are entitled to elect up to four directors to the Board and separately vote on a number of defined material actions typically requiring Board approval. Respectively, holders of shares of Series A, B and C Preferred have anti-dilution protections for sale of stock below conversion rate and stock splits and other similar pro rata events.

Preferred Stock Private Placements

In June 2009, in a private placement pursuant to the Purchase Agreement dated February 9, 2009, with Mosaic Private Equity Fund (U.S.), L.P. (“MPE”), Mosaic Financial Services, LLC (“MFS”) and Mosaic Private Equity (III), Ltd., (“MPE III”), (collectively “Mosaic”), a related party (see Note 7 for further details), the Company agreed to sell 1,330 shares of its Series A Preferred and common stock purchase warrants to purchase an aggregate of 1,083,334 shares of its common stock for an aggregate purchase price of $1.3 million, of which $750,000 was paid by the cancellation of secured indebtedness of the Company owed to MFS, with the remaining $580,000 to be paid in cash.

In addition, Mosaic shall have the option, exercisable upon written notice to the Company at any time during the 18 consecutive month period following the closing of the private placement, to purchase up to 1,000 shares of Series B Preferred of the Company at a price per share of $1,000, subject to adjustment on a dollar for dollar basis based on funding of the cash portion of the purchase price.  As a condition of closing of this transaction, the outstanding principal balance related to Short Term Notes and Unsecured Debentures of $7.7 million was exchanged for 7,720 shares of Series B Preferred.  The Company also issued seven (7) shares of Series A Preferred to MFS at a price of $1,000 per share for shares in lieu of interest related to accrued interest on an additional $100,000 in subsequent debt funding received in 2009.

The Company has separately accounted for the beneficial conversion feature granted to the holders of Series A Preferred and Series B Preferred.  The value of the beneficial conversion feature related to Series A Preferred and Series B Preferred is $323,453 and $772,000, respectively which is calculated as the difference between the stated conversion price of the preferred shares and the fair market value of the common stock into which the preferred shares are convertible at the commitment date.  These issuances resulted in a beneficial conversion that is a deemed dividend distribution for accounting purposes.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2011, the Company issued a total of 499 shares of Series A Preferred for $498,500 to Mosaic under this Purchase Agreement of which 244 shares were issued during the year ending December 31, 2010 for $243,500.  Each share of Series A Preferred is convertible into 695 shares of common stock.  The Company has separately accounted for the beneficial conversion feature granted in the aggregate issuance of 499 shares of Series A Preferred.  The value of the beneficial conversion feature for the aggregate issuance of the shares is $0 and $60,656 as of December 31, 2011 and 2010, respectively, which is related to the difference between the stated conversion price of the preferred shares and the fair market value of the common stock into which the preferred shares are convertible at the commitment date.  These issuances resulted in a beneficial conversion that is a deemed dividend distribution for accounting purposes.  As part of these Series A Preferred purchases, options to purchase a cumulative total of 860 shares of the Company’s Series B Preferred vested. On December 30, 2010, options to purchase a total of 860 shares of the Company’s Series B Preferred expired unexercised. As of December 31, 2011, no shares of Series A Preferred have been converted into common stock.

In April 2010, the Company completed a sale of 150 shares of Series A Preferred in a private placement to an accredited investor for an aggregate amount of $150,000 (before deducting expenses and fees related to the private placement).  A consent and waiver was obtained from the majority of the Series A Preferred holders and a waiver was obtained from a majority of the Series B Preferred holders as required in the certificate of designation. Each share of Series A Preferred is convertible into 695 shares of the Company’s common stock for a total of 104,250 shares, on an as converted basis. As of December 31, 2011, no shares of Series A Preferred have been converted into common stock.

In May 2010, the Company filed a Certificate of Designation to designate 813 shares of the Company’s preferred stock in Series C Preferred. The rights of the Series C Preferred are identical to Series A Preferred and each share of Series C Preferred is convertible into 556 shares of the Company’s common stock.  A consent and waiver was obtained from the majority of the Series A Preferred holders and the majority of the Series B Preferred holders as required in the certificate of designation. Subsequently, the Company issued 813 shares of the Company’s Series C Preferred at a price of $1,000 per share to an existing vendor in exchange for extinguishment of $300,000 in vendor’s secured payable and additional consideration in the form of a modification in vendor terms that are favorable to the Company and additional debt financing at terms that are significantly below market for the Company.  As a result of the transaction, the Company recognized a loss on extinguishment of debt of $512,500 as presented on the consolidated statement of operations.

The table below summarizes the Company’s outstanding convertible preferred stock as of follows:

	December 31, 2011			December 31, 2010			June 30, 2012
							(unaudited)

Convertible Preferred Stock	Number of Preferred Shares	Number of Common Shares if Converted	Weighted Average Conversion Price	Number of Preferred Shares	Number of Common Shares if Converted	Weighted Average Conversion Price	Number of Preferred Shares	Number of Common Shares if Converted	Weighted Average Conversion Price

Series A Preferred	1,556	1,396,742	$0.95	1,556	1,396,742	$0.95	1,406	1,292,492	$1.09
Series B Preferred	5,409	3,007,404	$1.80	5,849	3,252,044	$1.80	5,384	2,993,504	$1.80
Series C Preferred	813	451,750	$1.80	813	451,750	$1.80	813	451,750	$1.80
Total	7,778	4,855,896	$1.51	8,218	5,100,536	$1.51	7,603	4,737,746	$1.61

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common Stock

As of December 31, 2009, all of the authorized shares of the Company’s common stock were issued and outstanding.  In January 2010, the Company increased the number of authorized shares of its’ common stock to 16,666,667 in order to meet the reserve requirements of the convertible and other dilutive securities issued, as well as additional capacity for future equity transactions.

In April 2010, the Company issued 27,778 common shares for issuance costs on a secured debt transaction in a private placement (see Note 4 for further details).

In March 2011, the Company’s Board approved an amended and restated certificate of incorporation affecting a 1 for 180 reverse stock split of the Company’s issued and outstanding shares of common stock, effective as of April 15, 2011, (see Note 1 - Reverse Stock Split for further details).

In May 2012, the Company’s Board of Directors (“the Board”) and a majority of the Company’s shareholders approved an amended and restated articles of incorporation effectuating an increase in the number of authorized common shares of the Company from 16,666,667 to 35,000,000.  As required, a consent and waiver was obtained from the majority of the Series A and Series C Preferred holders in accordance with the certificate of designation.

Stock Warrants

In connection with the issuance of shares of Series A Preferred to Mosaic in 2009, the Company also issued warrants to purchase shares of common stock. The holder has the right to purchase up to 1,083,334 shares of our common stock at an exercise price equal to $0.09 per share, subject to certain adjustments for stock splits and other similar pro rata events.  The warrants may be exercised on a cashless basis at any time until June 30, 2019.  As of December 31, 2011 and June 30, 2012 (unaudited) no warrants have been exercised.

The gross value of the warrants was determined using the Black-Scholes option pricing model using the following assumptions on the issuance date: expected stock price volatility of 441.2%, risk free rate of return of 3.5%; dividend yield of 0%, and an expected term of  ten (10) years .  The net value of the warrant was recorded based on its relative value of $420,487, net of related offering costs on a pro rata basis for all shares involved.

In December 2010, as part of the private placement of convertible debentures, the investor received a warrant to purchase 250,000 shares of the Company’s common stock (see Note 4 for further details).  The warrant is exercisable for a period of three (3) years from the date of issuance at an initial exercise price of $1.73, subject to adjustment.  The fair value of the warrants was determined using the Black-Scholes option pricing model using the following assumptions on the issuance date: expected stock price volatility of 443.9%, risk free rate of return of 0.87%, dividend yield of 0%, and an expected term of three (3) years.  The net value of the warrant was recorded based on its relative value of $138,263. The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheet as of December 31, 2010.  In May 2011, all of the warrants were cancelled and exchanged as part of the May 2011 private placement (see Note 4 for further details).

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As part of the private placements of convertible debentures in 2011, the investors received warrants to purchase an aggregate total of 2,014,657 shares of the Company’s common stock (see Note 4 for further details).  The warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The estimated fair value of these warrants was determined to be $639,189 using the Lattice stock option pricing model on the issuance date, assuming that there will be no dividends, using the applicable expected terms , a risk-free rate of return ranging from 0.33% to 0.93%, and an expected stock price volatility ranging from  65.3% to 82.1%. The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheets as of December 31, 2011 and June 30, 2012.

As part of the private placements of convertible debentures in November 2011, the placement agents received warrants to purchase an aggregate total of 129,412 shares of the Company’s common stock (see Note 4 for further details).  The warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $1.26 and $1.52 for 58,824 and 70,588 shares, respectively, subject to adjustment.  The estimated fair value of these warrants was determined to be $10,755 using the Lattice stock option pricing model on the issuance date, assuming that there will be no dividends, using the applicable expected terms, a risk-free  rate of return of 0.41%, and an expected stock price volatility of 65.3%.  The placement agent may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheets as of December 31, 2011 and June 30, 2012.

As part of the private placement of convertible debentures in January 2012, the investor received warrants to purchase a total of 48,000 shares of the Company’s common stock (see Note 3 for further details).  The warrants are exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The estimated fair value of these warrants was determined to be $6,741 using the Lattice stock option pricing model on the issuance date, assuming that there will be no dividends, using the applicable exercisable periods, a risk-free rate of return of 0.40%, and an expected stock volatility of 62.2%. The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  Accordingly, the stock warrants are classified as a warrant liability on the accompanying consolidated balance sheets as of June 30, 2012.

Expected Stock Price Volatility

Volatility is a measure of the tendency of investment returns to vary around a long-term average rate. Historical volatility is an appropriate starting point for setting this assumption. Companies should also consider how future experience may differ from the past. This may require using other factors to adjust historical stock price volatility, such as implied volatility, peer-group volatility and the range and mean-reversion of volatility estimates over various historical periods. The peer-group utilized consisted of nine companies in 2011, in the same or similar industries as the Company. In addition, if a best estimate cannot be made, management should use the mid-point in the range of reasonable estimates for stock price volatility. The Company estimates the stock price volatility of its common stock in conjunction with the Company’s issuance of financing instruments and stock price volatility is calculated utilizing the historical and estimated future stock price volatility of the Company and its peer-group.

Risk-Free Rate of Return

The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option/warrant.

Expected Dividends

The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, it uses an expected dividend yield of zero.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Expected Term

The Company uses the related exercise period of the warrant or option as the expected term.

A summary of the warrants issued in connection with financing transactions is presented in the table below:

	Number of Shares	Weighted Average Exercise Price

Outstanding and Exercisable at December 31, 2009	1,083,730	$0.14

Granted	250,000	$1.73
Exercised	-	$-
Cancelled, forfeited or expired	(397)	$144.00

Outstanding and Exercisable at December 31, 2010	1,333,333	$0.40

Granted	2,144,069	$1.51
Exercised	-	$-
Cancelled, forfeited or expired	(250,000)	$1.73

Outstanding and Exercisable at December 31, 2011	3,227,402	$1.03

Granted (unaudited)	48,000	$1.51
Exercised (unaudited)	-	$-
Cancelled, forfeited or expired (unaudited)	-	$-

Outstanding and Exercisable at June 30, 2012 (unaudited)	3,275,402	$1.04

The following table summarizes information about warrants outstanding and exercisable as follows:

December 31, 2011

	Outstanding			Exercisable

Range of Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)

$0.09	1,083,333	$0.09	7.50	1,083,333	$0.09	7.50

$1.26 - $1.52	2,144,069	$1.51	2.65	2,144,069	$1.51	2.65

June 30, 2012 (unaudited)

	Outstanding			Exercisable

Range of Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)

$0.09	1,083,333	$0.09	7.00	1,083,333	$0.09	7.00

$1.26 - $1.52	2,192,069	$1.51	2.16	2,192,069	$1.51	2.16

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options

In connection with the issuance of shares of Series A Preferred to Mosaic, the Company also issued options to purchase shares of the Company’s Series B Preferred at $1,000 per share. The holder has the right to purchase up to 1,000 shares based on funding of the $580,000 cash purchase price in the Purchase Agreement.  The options have an 18 month term which expired on December 30, 2010.  For the years ended December 31, 2010 and 2009, 420 and 440 options to purchase shares became exercisable, respectively. On December 30, 2010, 860 options to purchase stock issued per the Purchase Agreement expired unexercised. No options were exercised under this Purchase Agreement.

A summary of the stock options on Series B Preferred issued in connection with financing transactions is presented in the table below:

	Number of Shares	Weighted Average Exercise Price

Outstanding at December 31, 2009	1,000	$1,000
Granted	-	-
Exercised	-	-
Cancelled, forfeited or expired	(1,000)	1,000

Outstanding at December 31, 2010	-	-

Granted	-	-
Exercised	-	-
Cancelled, forfeited or expired	-	-

Outstanding at December 31, 2011	-	$-

Granted (unaudited)	-	-
Exercised (unaudited)	-	-
Cancelled, forfeited or expired (unaudited)	-	-

Outstanding at June 30, 2012 (unaudited)	-	$-

6.     STOCK BASED COMPENSATION

Restricted Shares of Common Stock

During the year ended December 31, 2011, the Company issued 942,778 restricted share grants to consultants and directors as compensation for services.  The Company also cancelled 500,000 restricted share grants that were previously granted to employees of the Company.  The Company granted 500,000 options to purchase common stock with a strike price of $0.68 in exchange for the 500,000 restricted shares.

During the six months ended June 30, 2012, the Company issued an aggregate total 475,000 (unaudited) restricted share grants to consultants as compensation for services.

A summary of the activity of restricted shares of common stock for the years ended December 31, 2011 and 2010 and the six months ended June 30, 2012 are as follows:

	Employees		Directors		Shares for Services

	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value

Nonvested on Dec 31, 2009	-	$-	-	$-	-	$-

Granted	-	-	3,889	0.14	380,000	1.68
Vested	-	-	(3,889)	0.14	(380,000)	1.68
Forfeited	-	-	-	-	-	-

Nonvested on Dec 31, 2010	-	-	-	$-	-	$-

Granted	-	-	50,000	0.56	892,778	0.95
Vested	-	-	(50,000)	0.56	(892,778)	0.95
Forfeited	-	-	-	-	-	-

Nonvested on Dec 31, 2011	-	$-	-	$-	-	$-

Granted (unaudited)	-	-	-	-	475,000	0.63
Vested (unaudited)	-	-	-	-	(350,000)	0.68
Forfeited (unaudited)	-	-	-	-	-	-

Nonvested on June 30, 2012 (unaudited)	-	$-	-	$-	125,000	$0.47

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2011 and 2010, 942,778 and 383,889 of restricted shares of common stock with a fair value of approximately $810,500 and $637,000, respectively, became fully vested. The aggregate market value of the share grants for 2011 and 2010 was $810,500 and $637,000, respectively, at the date of grant, which is amortized to expense ratably over the related service period.

The Company recognized $742,089 and $536,932 in stock compensation expense related to restricted share grants and is included in selling, general and administrative expenses in the consolidated statement of operations for the years ended December 31, 2011, and 2010, respectively.  As of December 31, 2011, unrecognized compensation cost related to restricted share awards was $154,741 and the related weighted-average period over which it is to be amortized is approximately seven (7) months.

The Company recognized $264,420 (unaudited) and $161,639 (unaudited) in stock compensation expense related to restricted share grants and is included in selling, general and administrative expenses in the consolidated statement of operations for the six months ended June 30, 2012, and 2011, respectively.  As of June 30, 2012, unrecognized compensation cost related to restricted share awards was $187,821 (unaudited) and the related weighted-average period over which it is to be amortized is approximately three (3) months (unaudited).

Stock Warrants

Historically, the Company issued warrants to purchase common stock to employees and consultants as compensation for services.  For the year ended December 31 2011, the Company issued warrants to purchase an aggregate of 250,000 common shares to consultants as compensation for services.  The stock warrants exercise prices range from $1.52 to $1.80 per share.  Such stock warrants are exercisable for a period that varies from three to five years from the date of issuance. The estimated fair value of these warrants was determined to be $68,030 based on the Black-Scholes option pricing model on the issuance date, assuming that there will be no dividends, using the applicable expected terms, a risk-free rate of return ranging from 0.41% to 0.94% and an expected stock price volatility ranging from 66.1% to 81.8% based on the historical and estimated future stock price volatility of the Corporation and its peer-group of six companies.  The Company amortizes the fair value of the stock warrants to expense ratably over the related service period.

The following table summarizes the warrants outstanding and the number of shares of common stock subject to exercise as of December 31, 2011, 2010 and June 30, 2012 and the changes therein the periods then ended:

	Employees		Services

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding and Exercisable at December 31, 2009	7,222	$180.00	-	$-

Warrants granted	-	-	-	-
Warrants exercised	-	-	-	-
Warrants expired/cancelled	(4,834)	157.24	-	-

Outstanding and Exercisable at December 31, 2010	2,388	$225.00	-	$-

Warrants granted	-	-	250,000	1.69
Warrants exercised	-	-	-	-
Warrants expired/cancelled	(2,388)	225.00	-	-

Outstanding and Exercisable at December 31, 2011	-	$-	250,000	$1.69

Warrants granted (unaudited)	-	-	-	-
Warrants exercised (unaudited)	-	-	-	-
Warrants expired/cancelled (unaudited)	-	-	-	-

Outstanding and Exercisable at June 30, 2012 (unaudited)	-	$-	250,000	$1.69

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about stock warrants outstanding and exercisable as of the periods indicated:

December 31, 2011

	Outstanding			Exercisable

Range of Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)

$1.52 -$1.80	250,000	$1.69	4.48	250,000	$1.69	4.48

June 30, 2012 (unaudited)

	Outstanding			Exercisable

Range of Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)

$1.52 -$1.80	250,000	$1.69	3.98	250,000	$1.69	3.98

The weighted average fair value of the warrants granted was $0.27 per share for the year ended December 31, 2011. Stock compensation expense related to stock warrants for the years ended December 31, 2011and 2010 was $40,555 and $0, respectively. As of December 31, 2011, unrecognized compensation cost related to stock warrant awards was $29,161 and the related weighted-average period over which it is to be amortized is approximately six (6) months.

Stock compensation expense related to stock warrants for the six months ended June 30, 2012 and 2011 was $25,625 (unaudited) and $4,847 (unaudited), respectively.  As of June 30, 2012, unrecognized cost related to stock warrant awards was $1,850 (unaudited) and the related weighted-average period over which it is to be amortized is approximately two (2) months (unaudited).

Stock Options

During the year 2010, the Company granted options to purchase an aggregate of 10,000 shares of common stock to an employee. The stock options have an exercise price of $1.26 per share. Such stock options are exercisable for a period of 10 years from the date of issuance. The estimated fair value of these warrants was determined to be $12,600 based on the Black-Scholes option pricing model on the issuance date, assuming that there will be no dividends, using a 5 year expected term, a risk-free rate of return of 0.4%, and an expected stock price volatility of 456.2% based upon the historical stock price volatility of the Company’s common stock. The Company amortizes the fair value of the stock options to expense ratably over the vesting period.

During 2011, the Company modified the terms of options to purchase an aggregate of 277,778 shares of common stock previously granted to employees.  The initial exercise price of the options was increased from $0.45 to $0.68 per share.   Such stock options are exercisable for a period of 10 years from the date of issuance.  The Company also granted options to purchase an aggregate of 500,000 shares of common stock to employees in exchange for cancellation of previously granted restricted shares (see Note 6 Restricted Shares of Common Stock). The stock options have an exercise price of $0.68 per share.  Such stock options are exercisable for a period of 10 years from the date of issuance. The Company calculated the estimated fair value of these options using the Black-Scholes option pricing model assuming that there will be no dividends, using a 5 year expected term, a risk-free rate of return of 0.57%, and an expected stock price volatility of 78.8% based upon the historical and expected stock price volatility of the Company and its peer group.  The impact of the term modifications resulted in no additional stock based compensation expense.

During 2011, the Company also granted options to purchase an aggregate total of 777,778.  The stock options have an exercise price of $0.68 per share.  The options vest over an eighteen month period beginning April 1, 2012 and are exercisable for a period of 10 years from the date of issuance. The Company calculated the estimated fair value of these options using the Black-Scholes option pricing model assuming that there will be no dividends, using a 5 year expected term, a risk-free rate of return of 2.24%, and an expected stock price volatility of 78.8% based upon the historical and expected stock price volatility of the Company and its peer group.

In May 2012, we adopted the Assured Pharmacy, Inc. 2012 Incentive Compensation Plan (the “2012 Incentive Plan”). The 2012 Incentive Plan is intended to provide incentives that will attract and retain the best available directors, employees and appropriate third parties who can provide us with valuable services.  These purposes may be achieved through the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, performance stock awards and phantom stock awards.

The 2012 Incentive Plan permits the grant of awards that may deliver up to an aggregate of 1,667,667 shares of common stock, further subject to limits on the number of shares that may be delivered pursuant to incentive stock options, on the shares that may be delivered on the awards to any individual in a single year and on the number of shares that may be delivered on certain awards that are performance-based awards, within the meaning of Section 162(m) of the Internal Revenue Code.  Awards may vest, in time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination. To the extent that awards are performance based, they may be based on one or more criteria, including (without limitation) earnings, cash flow, revenues, operating income, capital reissues, or other quantifiable company, customer satisfaction or market data, or any combination. In addition to common stock, awards may also be made in similar securities whose value is derived from our common stock.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Awards with respect to which grant, vesting, exercisability or payment depend on the achievement of performance goals and awards that are options or stock appreciation rights granted to officers and employees will be intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code.  The 2012 Incentive Plan will be administered by the board of directors.

In May 2012, the Company awarded options to purchase 525,000 (unaudited) shares of common stock under the 2012 Incentive Compensation Plan.  The following table summarizes the stock options outstanding and the number of shares of common stock subject to exercise as of June 30, 2012 and the changes therein during the six months then ended:

The following table summarizes the stock options outstanding and the number of shares of common stock subject to exercise as of December 31, 2011, 2010 and June 30, 2012 and the changes therein during the periods then ended:

	Employees

	Options Outstanding		Options Exercisable
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at December 31, 2009	281,945	$2.04	281,945	$2.04

Options granted	10,000	1.26	10,000	1.26
Options exercised	-	-	-	-
Options expired/cancelled	(4,167)	108.00	(4,167)	108.00

Outstanding at December 31, 2010	287,778	$0.48	287,778	$0.48

Options granted	1,555,556	0.68	777,778	0.68
Options exercised	-	-	-	-
Options expired/cancelled	(527,778)	0.56	(277,778)	0.45

Outstanding at December 31, 2011	1,315,556	$0.69	787,778	$0.69

Options granted (unaudited)	525,000	0.60	-	-
Options exercised (unaudited)	-	-	-	-
Options expired/cancelled (unaudited)	-	-	-	-

Outstanding at June 30, 2012 (unaudited)	1,840,556	$0.66	787,778	$0.69

The following table summarizes information about stock options outstanding and exercisable as of the periods indicated:

December 31, 2011

	Outstanding			Exercisable
Exercise Price	Stock Options Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term in Years	Stock Options Exercisable	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term in Years
$ 0.68	1,305,556	$0.68	9.25	777,778	$0.68	9.25

$ 1.26	10,000	$1.26	8.20	10,000	$1.26	8.20

June 30, 2012 (unaudited)

	Outstanding			Exercisable

Exercise Price	Stock Options Outstanding	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term in Years	Stock Options Exercisable	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term in Years

$ 0.60	525,000	$0.60	9.86	525,000	$0.60	9.86

$ 0.68	1,305,556	$0.68	8.75	865,741	$0.68	8.75

$ 1.26	10,000	$1.26	7.70	10,000	$1.26	7.70

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average fair value of options granted was $0.55 and $1.26 for the years ended December 31, 2011, and 2010, respectively. The Company recorded stock based compensation expense related to stock options for the years ended December 31, 2011 and 2010 of $0 and $12,600, respectively, which is reflected in selling, general and administrative expense in the consolidated statement of operations.  As of December 31, 2011, unrecognized compensation cost related to stock option awards was $231,769 and the related weighted-average period over which it is to be amortized is approximately twenty-one (21) months.

The Company has reserved at total of 1,565,556 shares of its common stock for incentive stock option and warrant awards outstanding to employees and consultants as of December 31, 2012.  The Company does not expect to repurchase shares during the year 2012.

The Company recorded $256,875 (unaudited) and $0 (unaudited) in stock based compensation expense related to stock options for the six months ended June 30, 2012 and 2011, which is reflected in selling, general and administrative expense in the consolidated statement of operations.  As of June 30, 2012, unrecognized compensation cost related to stock option awards was $193,282 (unaudited) and the related weighted-average period over which it is to be amortized is approximately fifteen (15) months (unaudited).

The Company has reserved at total of 2,090,556 (unaudited) shares of its common stock for incentive stock option and warrant awards outstanding to employees and consultants as of June 30, 2012.  The Company does not expect to repurchase shares during the year 2012.

7.     RELATED PARTY TRANSACTIONS

Transactions with related parties and their affiliates are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other unaffiliated third parties, and do not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.  For the years ended December 31, 2011 and 2010, related parties include the following:

•	Robert DelVecchio, an officer and a member of the board of directors of the Company and his affiliate Brockington Securities, Inc. (collectively, "DelVecchio").

•
Haresh Sheth, a former officer and a member of the board of the directors of the Company  and currently a consultant to the Company and his affiliated entities Janus Financial Services, Inc., Janus Finance Corporation and Woodfield Capital Services, Inc (collectively, "Sheth").

•
Mosaic Capital Advisors, LLC, directly appointed directors and owner of approximately 87% and 87% of the Company’s Series A Preferred as December 31, 2011 and 2010, respectively, and its affiliated entities Mosaic Financial Services (“MFS”), LLC, Mosaic Private Equity Fund, L.P., Mosaic Capital Management, Ltd. and its affiliated accredited investor (collectively, “Mosaic”).

In addition to related party disclosure events discussed in Notes 4, 5, and 6, as part of the Purchase Agreement, the Company agreed to pay to MFS monthly advisory fee of $15,000 per month for twelve successive months. The Company incurred $0 and $90,000 in advisory fees and made payments of $0 and $30,000 for the years ending December 31, 2011 and 2010, respectively.  In December 2010, the Company issued 150 shares of the Company’s Series A Preferred to MFS in exchange for extinguishment of $150,000 in advisory fees due (see Note 6 for further details).

In July 2011, Haresh Sheth resigned his position as President and member of the board of directors of the Company.  There were no severance costs associated with his resignation.  Mr. Sheth will continue to continue to provide consulting services to the Company for a term of one year in exchange for 225,000 restricted stock grants of the Company’s stock.

Outstanding debt to related parties consisted of the following as of the period indicated:

December 31, 2011
	DelVecchio	Mosaic	Total

Notes payable - revolving	$158,320	$-	$158,320
Unsecured convertible debentures, net	-	474,212	474,212
Accrued interest	4,402	10,822	15,224

	$162,722	$485,034	$647,756

December 31, 2010
	DelVecchio	Mosaic	Total

Notes payable - revolving	$172,900	$-	$172,900
Unsecured convertible debentures, net	-	427,846	427,846
Accrued interest	21,350	22,465	43,815

	$194,250	$450,311	$644,561

June 30, 2012 (unaudited)
	DelVecchio	Mosaic	Total

Notes payable - revolving	$300,000	$-	$300,000
Unsecured convertible debentures, net	-	497,456	497,456
Accrued interest	18,789	35,754	54,543

	$318,789	$533,210	$851,999

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company occupies buildings and retail space under operating lease agreements expiring on various dates through November 2016, with monthly payments ranging from approximately $1,200 to $3,200. Certain leases include future rental escalations and renewal options. The Company recognizes rent expense on a straight-line basis for leases with rental escalation clauses.

As of December 31, 2011, future minimum payments under operating leases were as follows:

For the years ending December 31,

2012	$122,978
2013	89,781
2014	83,765
2015	47,006
2016	15,127

$358,657

Total rent expense for the years ended December 31, 2011 and December 31, 2010, was $193,780 and $197,032, respectively, and was included in selling, general and administrative expenses in the consolidated statement of operations.  Total rent expense for the six months ended June 30, 2012 and June 30, 2011, was $111,026 (unaudited) and $92,725 (unaudited), respectively, and was included in selling, general and administrative expenses in the consolidated statement of operations.

Legal Matters

Providing pharmacy services entails an inherent risk of pharmacy and professional malpractice liability. The Company may be named as a defendant in such lawsuits and become subject to the attendant risk of substantial damage awards. The Company believes it possesses adequate professional and pharmacy malpractice liability insurance coverage. There can be no assurance that the Company will not be sued, that any such lawsuit will not exceed our insurance coverage, or that it will be able to maintain such coverage at acceptable costs and on favorable terms.

From time to time, the Company may be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination or breach of contract actions incidental to the normal operations of the business. In the opinion of management, the Company is not currently involved in any litigation which it believes could have a material adverse effect on the Company’s financial position or results of operations.

 On March 18, 2011, a lawsuit was filed by Tim Chandler, Jodi Marshall, Christie Garner, the Estate of Thomas Pike, Jr., and Angie Hernandez in the Circuit Court of the State of Oregon for Multnomah County against Payette Clinics, P.C., Scott Pecora, Kelly Bell, Penny Steers and the Company's wholly-owned subsidiaries, Assured Pharmacies Northwest, Inc. and Assured Pharmacy Gresham, Inc. The lawsuit arises from allegations that nurse practitioners at Payette Clinics, P.C. prescribed the five plaintiffs controlled substances in amounts that were excessive under the appropriate medical standard of care.  Only one of the plaintiffs, Tim Chandler, brought claims against the Company's subsidiaries.  Mr. Chandler’s claims against the Company's subsidiaries were for negligence on the basis of allegations that our subsidiaries knew or had reason to know that the prescriptions fell below the standard of care applicable to the prescription of such controlled substances but nonetheless filled the prescriptions.  The plaintiffs, as a whole, submitted a prayer for $7,500,000 in damages.  Mr. Chandler only seeks “an amount to be proven at trial” for noneconomic damages and unnecessary expenses.  Management believes that the allegations against the Company's subsidiaries are without merit and has committed to defend this claim.  The Company has $2,000,000 in insurance coverage for claims relating to pharmacy negligence.  This lawsuit has been stayed as a result of a co-defendant in this lawsuit (Payette Clinics, P.C.) having filed for bankruptcy.  Although the bankruptcy has been discharged and the automatic stay lifted, the state court stay on this case has not yet been lifted.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   SUPPLEMENTAL CASH FLOW FINANCIAL INFORMATION

The supplemental disclosure requirements for the statements of cash flows are as follows:

	Year Ended		Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(Unaudited)
Cash paid during the period for:

Interest	$197,909	$34,254	$213,519	$76,550

Non-cash investing and financing activities during the period:

Beneficial conversion feature on preferred stock	$-	$60,656	$-	$-
Conversion of Series A preferred into Common stock	$-	$-	$105	$-
Conversion of Series B preferred into Common stock	$-	$187,100	$14	$270
Conversion of note payable to convertible debenture	$250,000	$-	$-	$250,000
Cancellation of convertible debentures in refinancing	$300,000	$-	$-	$-
Cancellation of stock warrants in refinancing	$136,363	$-	$-	$-
Beneficial conversion feature of convertible debentures	$337,877	$145,299	$-	$303,388
Common stock warrants issued with convertible debentures	$649,944	$138,263	$72,576	$471,642
Common stock issued for acquisition of non-controlling interest	$721,386	$-	$-	$721,386
Cancellation of note payable in acquisiton of non-controlling interest	$17,758	$-	$-	$17,758
Issuance of Series C preferred stock on conversionof secured debt	$-	$291,251	$-	$-
Issuance of common stock for debt issuance costs	$-	$45,000	$-	$-
Issuance of common stock warrants for debt issuance costs	$10,755	$-	$-	$-
Discount on notes payable	$-	$30,000	$-	$-
Issuance of Series A preferred stock for consulting fees	$-	$148,575	$-	$-

10.     LOSS PER COMMON SHARE

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per common share computations for the years ended:

	Year Ended		Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(Unaudited)
Numerator for basic and diluted loss per common share:

Net loss to common stockholders from continuing operations	$(3,271,012)	$(3,073,247)	$(2,126,451)	$(815,263)

Net loss from discontinued operations	$-	$(4,928)	$-	$-

Net loss to common stockholders	$(3,271,012)	$(3,078,175)	$(2,126,451)	$(815,263)

Denominator for basic and diluted loss per common share:

Weighted Average Number of Shares Outstanding	2,876,335	1,240,769	3,966,112	2,379,604

Basic and diluted loss per common share from continuing operations	$(1.14)	$(2.48)	$(0.54)	$(0.34)

Basic and diluted loss per common share from discontinued operations	$-	$-	$-	$-

Basic and diluted loss per common share	$(1.14)	$(2.48)	$(0.54)	$(0.34)

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Due to their anti-dilutive effect, the potential common shares issuable under the following securities have been excluded from the computation of diluted loss per share:

	December 31,		June 30,
	2011	2010	2012	2011
			(Unaudited)

Warrants	3,477,403	1,335,723	3,525,403	2,088,098
Stock options	1,315,556	287,778	1,840,556	787,778
Convertible notes	2,026,382	555,834	2,066,382	1,101,470
Restricted shares to be issued	-	500,000	-	-
Series A Preferred	1,396,742	1,396,742	1,292,492	1,396,742
Series B Preferred	3,007,404	3,252,044	2,993,504	3,101,924
Series C Preferred	451,750	451,750	451,750	451,750

	11,675,237	7,779,871	12,170,087	8,927,762

11.     INCOME TAXES

A reconciliation of the provision (benefit) for income taxes with amounts determined by applying statutory U.S. income tax rate of 34% to income taxes is as follows:

	2011	2010

U.S. Federal Statutory tax at 34%	$(1,112,144)	$(1,025,956)

State Taxes, net of federal benefit	(96,339)	(87,708)

Permanent differences	(225,376)	5,247

Valuation Allowance	1,433,859	1,108,417

Provision for income taxes	$-	$-

Due to losses incurred for the years ended December 31, 2011 and 2010, there is no current provision for income taxes.

Deferred tax assets consist of the following at December 31, 2011 and 2010:

	2011	2010
Net operating loss carried forward	$12,631,592	$11,032,218
Depreciable assets	(3,817)	(3,693)
Intangibles	(24,484)	(19,668)
Allowance for doubtful accounts	366,039	147,609
Stock-based compensation	-	403,644
Other	(863)	(21,567)
	12,968,467	11,538,543
Valuation Allowance	(12,968,467)	(11,538,543)
	$-	$-

Based upon the net operating losses incurred since inception, management has determined that it is more likely than not that the deferred tax assets as of December 31, 2011 and 2010 will not be recognized. Consequently, the Company has established a valuation allowance against the entire deferred tax assets.

As of December 31, 2011, the Company has federal net operating losses of approximately $32.3 million that expire from 2022 to 2030, and state net operating losses of approximately $29.2 million, that expire from 2012 to 2030.

ASSURED PHARMACY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The utilization of some or all of the Company’s net operating losses may be restricted in the future by a significant change in ownership as defined under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended. In addition, utilization of the Company’s California net operating losses for the years prior to 2008 may only be carried forward ten (10) years under State law. The Company’s estimate of the potential outcome of any uncertain tax issue is subject to management’s assessment of relevant risks, facts, and circumstances existing at that time, pursuant to ASC 740. ASC 740 requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. At January 1, 2007, (adoption date), and at December 31, 2011, there were no unrecognized tax benefits.

The federal statute of limitations remains open for tax years 2009 through 2011. State jurisdictions generally have statutes of limitations ranging from three to five years. The Company is no longer subject to state income tax examinations by tax authorities for years before 2008.

Any interest and penalties associated with tax positions taken by the Company would be recorded as a component of other expenses in the consolidated statement of operations.  For the years ended December 31, 2011, and 2010, there were no amounts recorded for interest and penalties.

12.     SUBSEQUENT EVENTS:

The Company has performed a review of events subsequent to the financial condition date through  October 29, 2012 , the date the financial statements were available to be issued.

In July 2012, the Company completed a sale in a private placement to an accredited investor for a 16.0% senior convertible debenture for an aggregate principal amount of $300,000 due December 1, 2013 (before deducting expenses and fees related to the private placement) with periodic redemptions of $75,000 due in June 2013 and September 2013, plus any unpaid interest. The Company has the option to pay all or part of the June 2013 periodic redemptions with shares of the Company’s common stock, subject to certain Equity Conditions, as defined in the loan agreement.  These Equity Conditions include, among others, the Company’s compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  A consent and waiver was obtained from the majority of the Series A Preferred holders, a majority of the Series B Preferred holders and all senior debenture holders as required by the agreements. The debentures are convertible into shares of the Company’s common stock at an initial conversion price of $1.26 per share for a total of 238,096 common shares on an as converted basis, subject to adjustment.

As part of the private placement, the investor received a warrant to purchase 285,715 shares of the Company’s common stock.  The warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.

In September 2012, the Company entered into an amendment with a convertible debenture holder to extend the maturity dates of aggregate total of $700,000 in debentures to December 1, 2012 with mandatory redemption dates of June 1, 2013 and September 2013.  As part of the amendment, the exercise period of warrants to purchase 666,669 shares of common stock was increased from three years to five years.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

The table below lists various expenses payable in connection with the sale and distribution of the securities being registered hereby. All the expenses are estimates, except the Securities and Exchange Commission (“SEC”) registration fee. All such expenses will be borne by the Company; none of the expenses will be borne by the selling stockholders.

Type	Amount
Securities and Exchange Commission Registration Fee	$177
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	20,000
Other Expenses	5,000
Total Expenses	$75,177

Item 14.      Indemnification of Directors and Officers

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The articles of incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

 This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct meets the requirements of Nevada law to impose such liability. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

 The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Amended and Restated Articles of Incorporation provide, to the fullest extent permitted by the Nevada Revised Statutes, that we shall indemnify and hold harmless our directors, officers, employees and agents under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said laws, and such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, insurance, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have not entered into individual contracts with our directors or officers to modify the extent of such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act, may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to our Articles of Incorporation and By-Laws, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

No pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 15.       Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act.  All numbers of shares and exercise prices have been adjusted to reflect the 1 for 180 reverse split of the company effected on April 15, 2011.

Common Stock and Warrant Issuances

Between February 10, 2010 and May 8, 2012, we issued to fourteen holders of Series B Convertible Preferred Stock an aggregate total of 1,297,985 shares of common stock upon the conversion of 2,336 shares of Series B convertible preferred stock. The shares of common stock were issued pursuant to the provisions of Section 3(a)(9) of the Securities Act of 1933. We did not receive any proceeds upon conversion of such preferred shares and such issuances involved the issuance of shares to existing security holders in exchange for other securities.

On March 23, 2012, we issued to one holder of Series A Convertible Preferred Stock a total of 104,250 shares of common stock upon the conversion of 150 shares of Series A Convertible Preferred Stock. The shares of common stock were issued pursuant to the provisions of Section 3(a)(9) of the Securities Act of 1933. We did not receive any proceeds upon conversion of such preferred shares and such issuances involved the issuance of shares to existing security holders in exchange for other securities.

For each of the following common stock and warrant issuances, these securities were issued upon the exemption from the registration provisions of the Securities Act of 1933 provided for by Section 4(2) thereof for transactions not involving a public offering. There were no underwriters or placement agents employed in connection with any of these transactions.  Use of this exemption is based on the following facts:

•	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.
•
The recipients were either accredited or otherwise sophisticated individuals who had such knowledge and experience in business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities.

•	The recipients had access to business and financial information concerning our company.
•
All securities issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

On December 28, 2011, we issued 90,000 shares of restricted common stock to a consultant for financial consulting services provided.   We determined that the aggregate amount of consideration we received in exchange for these services to be $121,500 or $1.35 per share.

On December 28, 2011, we issued 50,000 shares of restricted common stock to Thomas Bilodeau, III, a non-executive director for past services rendered.  We determined that the aggregate amount of consideration we received in exchange for these services to be $28,000 or $0.56 per share.

On November 30, 2011, we issued a total of 150,000 shares of restricted common stock and warrants to purchase 100,000 shares of common stock at an exercise price of $1.52 to three consultants for financial advisory services rendered.   The warrants were vested in full on the date of issuance and will expire November 30, 2014. We determined that the aggregate amount of consideration we received in exchange for these services to be $76,500 or $0.51 per share.

On May 17, 2012, we issued 225,000 shares of restricted common stock to a financial consultant in exchange for financial consulting services.  We determined that the aggregate amount of consideration we received in exchange for these services to be $180,000 or $0.80 per share

On May 21, 2012, we issued 125,000 shares of restricted common stock to a financial consultant in exchange for strategic advisory and consulting services.  We determined that the aggregate amount of consideration we received in exchange for the services to be $63,750 or $0.51 per share.

On September 14, 2012, we issued 65,000 shares of restricted common stock to a Jack E. Brooks, a financial consultant in exchange for strategic advisory and consulting services.  We determined that the aggregate amount of consideration we received in exchange for the services to be $33,150 or $0.51 per share.

Between April 22, 2010 and November 23, 2011, we issued an aggregate total of 41,668 shares of restricted common stock for medical consulting services rendered in accordance with a two year consulting agreement with a medical consulting firm.  We determined that the aggregate amount of consideration we received in exchange for these services to be $97,503 or $2.34 per share.

Between May 6, 2011 and November 23, 2011, we issued an aggregate total of 46,474 shares of restricted common stock for payment of $83,653 in accrued interest on convertible debentures issued to Joseph McDevitt, a person affiliated with Mosaic Capital Advisors, LLC.

On September 2, 2011, we issued an aggregate total of 225,000 shares of restricted common stock for consulting services rendered in accordance with a one year consulting agreement with Haresh Sheth, a former executive officer and director.  We determined that the aggregate amount of consideration we received in exchange for these services to be $247,500 or $1.10 per share.

On August 4, 2011, we issued to a consultant warrants to purchase 50,000 shares of common stock at an exercise price of $1.80 per share for financial consulting services provided.  These warrants were vested on the date of issuance and will expire August 4, 2016.

On June 30, 2011, we entered into a Stock Purchase Agreement with TAPG, LLC (“TAPG”) to issue 300,000 restricted shares of our common stock in exchange for all of TAPG’s equity interest in Assured Pharmacies Northwest, Inc. (“APN”) and the cancellation of the $17,758 in principal and interest due to TAPG. The book value of TAPG’s equity interest in APN on June 30, 2011 was $710,032.  The fair market value of the shares on the date of the agreement was $345,000 or $1.15 per share.

On June 15, 2011, we issued an aggregate total of 300,000 shares of restricted common stock to three financial consultants for consulting services rendered. We determined that the aggregate amount of consideration we received in exchange for these services to be $265,500 or $0.88 per share.

On May 19, 2011, we issued warrants to purchase 100,000 shares of restricted common stock to an investor relations firm for services provided over a one year term.  The warrants have an exercise price of $1.80 and expire as follows: 20,000 warrants will expire on May 19, 2014 and the remaining 80,000 warrants will expire on May 19, 2016.

On May 10, 2011, we issued a total of 100,000 shares of restricted common stock to a consultant for financial consulting services rendered. We determined that the aggregate amount of consideration we received in exchange for these services to be $72,000 or $0.72 per share.

On December 20, 2010, we issued 283,334 shares of restricted common stock to an investor relations firm for services provided over a six month term.  We determined that the aggregate amount of consideration we received in exchange for these services to be $459,000 or $1.62 per share.

On September 15, 2010, we issued an aggregate total of 82,780 shares of restricted common stock to a total of five financial consultants for consulting services rendered. We determined that the aggregate amount of consideration we received in exchange for these services to be $145,860 or $1.76 per share.

On May 3, 2010, we issued 27,778 restricted common shares for issuance costs on a secured debt transaction in a private transaction.  The fair market value of the shares on the date of the agreement was determined to be $45,000 or $1.62 per share.

On April 22, 2010, we issued an aggregate total of 3,890 shares of restricted common stock to two former directors for services rendered. We determined that the aggregate amount of consideration we received in exchange for these services to be $560 or $0.14 per share.

On June 30, 2009, pursuant to the Purchase Agreement dated February 9, 2009 we entered into with certain debt holders, we issued a total of 518,855 in common shares as payment of $2,275,653 of accrued interest and penalties on outstanding convertible debentures to an aggregate total of twenty-five (25) convertible debenture holders. The aggregate fair market value of the shares on the date of issuance was determined to be $1,026,503 or $1.98 per share.

Preferred Stock Issuances

For each of the following preferred stock issuances, these securities were issued upon the exemption from the registration provisions of the Securities Act of 1933 provided for by Section 4(2) thereof for transactions not involving a public offering. There were no underwriters or placement agents employed in connection with any of these transactions.  Use of this exemption is based on the following facts:

•	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.
•
The recipients were either accredited or otherwise sophisticated individuals who had such knowledge and experience in business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities.

•	The recipients had access to business and financial information concerning our company.
•
All securities issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

On July 1, 2010, we issued 813 shares of our Series C Convertible Preferred Stock at a price of $1,000 per share to an existing vendor in exchange for the extinguishment of $300,000 in vendor’s secured payable and additional consideration in the form of a modification in vendor terms that were favorable to us and additional debt financing at terms that are significantly below market for our company.  The Board has determined that the aggregate fair value of non-cash consideration we received in connection with the issuance of these shares of Series C Convertible Preferred Stock to be approximately $1,165,643. Each share of Series C Convertible Preferred Stock is convertible into 556 shares of our common stock (subject to adjustment for certain dilutive transactions).

On December 5, 2010, we issued 150 shares of Series A Convertible Preferred Stock as payment for $150,000 in consulting fees payable per the one year consulting agreement with Mosaic Financial Services, LLC, a related party.  Each share of Series A Convertible Preferred Stock is convertible into 695 shares of the our common stock (subject to adjustment for certain dilutive transactions).

On April 30, 2010, we completed a sale of 150 shares of Series A Convertible Preferred Stock to an accredited investor for an aggregate amount of $149,443, net of $557 in fees.  Each share of Series A Convertible Preferred Stock is convertible into 695 shares of the our common stock (subject to adjustment for certain dilutive transactions).

Between September 22, 2009 and March 26, 2010, we issued a total of 499 shares of Series A Convertible Preferred Stock for gross proceeds of $498,500 to Mosaic Financial Services, LLC, a related party, in accordance with the terms of that certain Purchase Agreement dated February 9, 2009.  Each share of Series A Convertible Preferred Stock is convertible into 695 shares of common stock (subject to adjustment for certain dilutive transactions).   As part of these purchases, the investor also received options to purchase a cumulative total of 860 shares of the Company’s Series B Convertible Preferred Stock.  The options to purchase 860 shares of the Series B Convertible Preferred Stock expired unexercised on December 30, 2010.

On June 30, 2009, pursuant to the terms of that certain Purchase Agreement dated February 9, 2009 with Mosaic Private Equity Fund (U.S.), L.P. (“MPE”), Mosaic Financial Services, LLC (“MFS”) and Mosaic Private Equity (III), Ltd., (“MPE III”), we issued seven hundred and fifty (750) shares of Series A Convertible Preferred Stock at $1,000 per share in exchange for cancellation of secured indebtedness in the amount of  $750,000 due to MFS, a related party.  As part of this transaction, we also sold a total of 1,330 shares of our Series A Convertible Preferred Stock and warrants to purchase an aggregate of 1,083,334 shares of our common stock for an aggregate purchase price of $1.3 million, of which $750,000 was paid by the cancellation of secured indebtedness which we owed to MFS and the remaining $580,000 was to be paid in cash. In addition, MFS was given the option, exercisable upon written notice to us at any time during the eighteen (18) consecutive month period following the closing of this transaction, to purchase up to 1,000 shares of Series B Convertible Preferred Stock at a price per share of $1,000, subject to adjustment on a dollar for dollar basis based on funding of the cash portion of the purchase price   Each Series A Convertible Preferred Stock is convertible into 1,112 shares of common stock(subject to adjustment for certain dilutive transactions).  As part of the transaction, warrants were also issued to MPE, MPE III, MFS, Mosaic Capital Management, Limited and Mosaic Capital Advisors to purchase 1,083,334 shares of common stock at an exercise price of $0.09 per common share.  As a condition of closing of this transaction, the outstanding principal balance related to certain short term notes and unsecured debentures  of  $7.7 million payable  to a total of  thirty-eight debt holders was exchanged for 7,720 shares of Series B Convertible Preferred Stock.

On June 30, 2009, we issued seven (7) shares of Series A Convertible Preferred Stock to MFS at a price of $1,000 per share for shares in lieu of interest related to accrued interest of $6,520 on an additional $100,000 in subsequent debt funding received in 2009. Each Series A Convertible Preferred Stock is convertible into 1,112 shares of common stock (subject to adjustment for certain dilutive transactions).

On June 30, 2009, pursuant to the that certain Securities Purchase Agreement dated February 9, 2009, we issued 7,720 shares of our Series B Convertible Preferred Stock at $1,000 per share to thirty-eight shareholders  in exchange for extinguishment of short term loans and unsecured convertible debentures totaling $7,718,400.  Each share of Series B Convertible Preferred Stock is convertible into 556 shares of common stock (subject to adjustment for certain dilutive transactions).

Convertible Debentures

In  December 2010, we completed a sale in a private transaction to an accredited investor a 12.5% senior convertible debenture for an aggregate principal amount of $300,000 (before deducting expenses and fees related to the transaction) with periodic redemptions of $150,000 due in December 2011 and March 2012, plus any unpaid interest. The cash proceeds from the transaction were $247,930, net of legal fees and other closing costs of $52,070.  We have the option to pay all or part of the December 2011 periodic redemptions with shares of our common stock, subject to certain equity conditions, as set forth in the debenture.  These equity conditions include, among others, our compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  The debenture is convertible into shares of our common stock at an initial conversion price of $1.44 per share for a total of 208,334 common shares on an as converted basis (subject to adjustment for certain dilutive transactions).

As part of the transaction, the investor received a warrant to purchase 250,000 shares of our common stock.  The warrant is exercisable for a period of three years from the date of issuance at an initial exercise price of $1.73, subject to adjustment.  The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  In May 2011, the existing $300,000 convertible debenture and related warrants were cancelled and exchanged for a 16.0% senior convertible debenture due December 1, 2012 in a private transaction.  The 16.0% senior convertible debenture was issued pursuant to the provisions of Section 3(a)(9) of the Securities Act of 1933. We did not receive any proceeds upon conversion of the 12.5% senior convertible debenture and such issuance involved the issuance of a debenture to an existing security holder in exchange for other securities.

Between May 16, 2011 and November 30, 2011, we completed sales through private transactions to six accredited investors of 16.0% senior convertible debentures for an aggregate principal amount of $1,475,000. The proceeds from the private placements included the cancellation of a $300,000 convertible debenture and related warrants that were outstanding and a conversion of a $250,000 unsecured loan balance resulting in cash gross proceeds of an aggregate of $812,417, net of legal fees and other closing costs of $112,583 from these transactions. The debentures are convertible into shares of our common stock at an initial conversion price of $1.26 per share for an aggregate total of 1,170,641 common shares on an as converted basis (subject to adjustment for certain dilutive transactions).  The debenture maturity dates range from December 1, 2012 to May 30, 2013 with two periodic redemptions of twenty-five percent (25%) of the original principal amount, plus any unpaid interest and a final redemption of fifty percent (50%) of the original principal amount plus any unpaid interest due at maturity.  We have the option to pay all or part of the initial twenty-five percent (25%) redemption amount due with shares of our common stock, subject to certain equity conditions, as defined in the debenture.  These equity conditions include, among others, our compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  The periodic redemption dates for the debentures are as follows:

Debenture Maturity Date	Periodic Redemption Dates		Principal Amount	Periodic Redemption Amounts	Due at Maturity

June 2012	-	-	$250,000	$-	$250,000
December 2012	June 2012	September 2012	1,100,000	275,000	550,000
January 2013	July 2012	October 2012	25,000	6,250	12,500
May 2013	November 2012	February 2013	100,000	25,000	50,000
			$1,475,000	$306,250	$862,500

Between June 25, 2012 and September 7, 2012, we entered into amendment agreements with three of the six accredited investors of 16.0% senior convertible debentures to extend an aggregate principal amount of $975,000 by one year.  The periodic redemption dates following the amendment agreements are as follows:

Debenture Maturity Date	Periodic Redemption Dates		Principal Amount	Periodic Redemption Amounts	Due at Maturity

December 2012	June 2012	September 2012	500,000	125,000	250,000
June 2013			250,000	-	250,000
December 2013	June 2013	September 2013	700,000	175,000	350,000
January 2014	July 2013	October 2013	25,000	6,250	12,500

			$1,475,000	$306,250	$862,500

As part of the private transaction, the investors also received warrants to purchase 1,404,766 shares of our common stock.  The warrants were fully vested on the date of issuance and are exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The investors may exercise the warrant on a cashless basis only if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  As part of the debenture amendments entered into during the months of June through September 2012,, the exercise period of warrants to purchase an aggregate total of 928,574 shares of the our common stock was increased from three to five years.

Between November 30, 2011 and January 3, 2012, we entered into subscription agreements with seven accredited investors pursuant to which we sold 16.0% senior convertible debentures for an aggregate principal amount of $690,784.  The cash proceeds from this private transaction were $573,921, net of closing fees of $116,863 which include $74,687 in placement agent fees paid to TriPoint Global Equities, LLC (“TriPoint”).  In addition, TriPoint also received warrants to purchase a total of 129,412 common shares of which 70,588 warrants and 58,824 warrants have an exercise price of $1.52 and $1.26, respectively.  The warrants were fully vested on the date of issuance and expire on November 30, 2014. The debentures are convertible into shares of our common stock at an initial conversion price of $1.26 per share for an aggregate total of 548,241 common shares on an as converted basis, subject to adjustment.  The debenture maturity dates are May 30, 2013 with two periodic redemptions of twenty-five percent (25%) of the original principal amount, plus any unpaid interest and a final redemption of fifty percent (50%) of the original principal amount plus any unpaid interest due at maturity. The periodic redemption dates are November 30, 2012 and February 28, 2013. We have the option to pay all or part of the initial twenty-five percent (25%) redemption amount due with shares of our common stock, subject to certain equity conditions, as defined in the debenture.  These equity conditions include, among others, our compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.  From June 2012 through July 2012, all of the debenture holders entered into amendment agreements to extend the periodic redemption dates and maturity dates for an aggregate principal amount of $690,784 by one year.

As part of the private transaction, the investors also received warrants to purchase 657,889 shares of our common stock.  The warrants were fully vested in the date of issuance and are exercisable for a period of three years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The investors may exercise the warrant on a cashless basis only if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.  As part of the debenture amendments entered into during the months of June and July 2012,, the exercise period of warrants to purchase an aggregate total of 657,889 shares of our common stock was increased from three to five years.

In July 2012, we completed a sale through a private transaction to Hillair Capital Investments, LP of 16.0% senior convertible debentures for an aggregate principal amount of $300,000. The proceeds from the private placement resulting in cash gross proceeds of an aggregate of $300,000, net of legal fees and other closing costs of $40,000 from this transaction. The debentures are convertible into shares of our common stock at an initial conversion price of $1.26 per share for an aggregate total of 238,096 common shares on an as converted basis (subject to adjustment for certain dilutive transactions).  The debenture matures on December 1, 2013 with two periodic redemptions of twenty-five percent (25%) of the original principal amount on June 1, 2013 and September 1, 2013, plus any unpaid interest and a final redemption of fifty percent (50%) of the original principal amount plus any unpaid interest due at maturity.  We have the option to pay all or part of the initial twenty-five percent (25%) redemption amount due with shares of our common stock, subject to certain equity conditions, as defined in the debenture.  These equity conditions include, among others, our compliance with honoring all conversions and redemptions, payment of all liquidated damages of the debenture, an effective registration to allow for resale of the common shares and the ability to resell such common pursuant to Rule 144.

As part of the private transaction, the investors also received warrants to purchase 285,715 shares of our common stock.  The warrants were fully vested on the date of issuance and are exercisable for a period of five years from the date of issuance at an initial exercise price of $1.512, subject to adjustment.  The investors may exercise the warrant on a cashless basis only if the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement.  The outstanding warrants are subject certain anti-dilution protection clauses which provide exercise price adjustments in the event that any common stock or common stock equivalents are issued at an effective price per share that is less than the exercise price per share.

All of the convertible debenture offerings and sales above were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, our business associates or existing security holders, and transfers of the securities were restricted by us in accordance with the requirements of the Securities Act. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, were capable of analyzing the merits and risks of their investment, and understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with business and financial information concerning our company.

On July 20, 2010, we completed a sale in a private transaction to an accredited investor that is affiliated with a related party for a 10.0% convertible debenture for an aggregate principal amount of $500,000 due in July 2012.  The cash proceeds from the transaction were $497,984, net of legal fees of $2,016. The debenture is convertible into shares of our Series A Convertible Preferred Stock at an initial conversion price of $1,000 per share and each share of Series A Preferred is convertible into 695 shares of our common stock for a total of 347,500 common shares on an as converted basis (subject to adjustment for certain dilutive transactions).  Interest on the note is payable quarterly and is calculated based on the higher of the average stock price for the five (5) prior trading days or $1.80 per common share.  In July 2012, we entered into an amendment to the debenture agreement, in which the term of the loan was modified and extended for a period of one year by mutual consent.  As consideration for the extension, the interest rate for the debenture was increased from 10.0% to 16.0%.  These securities were issued upon the exemption from the registration provisions of the Securities Act of 1933 provided for by Section 4(2) thereof for transactions not involving a public offering. There were no underwriters or placement agents employed in connection with any of these transactions.  Use of this exemption is based on the following facts:

•	Neither we nor any person acting on our behalf solicited any offer to buy nor sell securities by any form of general solicitation or advertising.
•	The investor was accredited and experience in business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities.
•	The investor had access to business and financial information concerning our company.
•
All securities issued were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

Item 16.      Exhibits and Financial Statement Schedules

Exhibit Number		Title

3.1		Amended and Restated Articles of Incorporation of Assured Pharmacy, Inc., effective May 9, 2012 *
3.2		Amended Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form SB-2 of Assured Pharmacy, Inc. filed on December 15, 2004) *
4.1		Form of Stock Certificate *
4.2		Form of Common Stock Purchase Warrant - 2009 *
4.3		Form of Common Stock Purchase Warrant - 2011 *
4.4		Form of 10% Unsecured Convertible Debenture *
4.5		Form of 16% Unsecured Convertible Debenture *
5.1		Opinion of Quarles & Brady LLP *
10.1		Employment Agreement between Assured Pharmacy, Inc. and Robert DelVecchio, dated May 9, 2012 *
10.2		Employment Agreement between Assured Pharmacy, Inc. and Mike Schneidereit, dated May 9. 2012 *
10.3		Employment Agreement between Assured Pharmacy, Inc. and Brett Cormier, dated May 9, 2012 *
10.4
Purchase Agreement for Ownership Interests in Assured Pharmacies, Inc., a Louisiana corporation, effective as of December 15, 2006, by and between TPG LLC and Assured Pharmacy, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report of Assured Pharmacy, Inc. on Form 8-K filed dated December 15, 2006) *

10.5		Amendment to Purchase Agreement for Ownership Interests in Assured Pharmacies, Inc., a Louisiana corporation, dated as of July 15, 2009, by and between TPG LLC and Assured Pharmacy, Inc. *
10.6		Second Amendment to Purchase Agreement for Ownership Interests in Assured Pharmacies, Inc., a Louisiana corporation, dated as of January 31, 2011, by and between TPG LLC and Assured Pharmacy, Inc. *
10.7		Consulting Agreement, dated as of March 30, 2012, by and between TriPoint Global Equities, LLC and Assured Pharmacy, Inc. *
10.8		Letter Agreement, dated as of October 20, 2011, by and between TriPoint Global Equities, LLC and Assured Pharmacy, Inc. *
10.9		Consulting Agreement dated as of July 18, 2011 by and between Haresh Sheth and Assured Pharmacy, Inc. *
10.10		Stock Purchase Agreement dated as of June 30, 2011 by and between TAPG, LLC and Assured Pharmacy, Inc. *
10.11		Agreement, dated as of June 1, 2011, by and between Halpern Capital, Inc. and Assured Pharmacy, Inc. *
10.12		Adjustable Rate Promissory Note, dated as of September 1, 2010 by and between H.D. Smith Wholesale Drug Co. and Assured Pharmacy, Inc. *
10.13		Debenture Purchase Agreement, dated as of July 15, 2010, by and between Joseph V. McDevitt and Assured Pharmacy, Inc. *
10.14		Agreement to Act as Non-Exclusive Advisor to Provide Medical Consulting Services, dated February 9, 2010, by and between CJE Holdings LLC and Assured Pharmacy, Inc. *
10.15		Revolving Line of Credit Agreement dated March 10, 2009 by and between Brockington Securities, Inc. and Assured Pharmacy, Inc. *
10.16		Form of Subscription Agreement for 16% Unsecured Convertible Debenture *
10.17		Form of Stock Purchase Agreement for 16% Unsecured Convertible Debenture *
10.18 (a)		Assured Pharmacy, Inc. 2012 Equity Compensation Plan *
10.18 (b)		Form of Stock Option Agreement thereunder *
10.19		Third Amendment to Purchase Agreement for Ownership Interests in Assured Pharmacies, Inc., a Louisiana corporation, dated as of June 25, 2012, by and between TPG LLC and Assured Pharmacy, Inc. *
10.20		Form of Amendment to 16% Unsecured Convertible Debenture *
10.21		Amendment to Revolving Line of Credit Agreement dated June 22, 2012 by and between Brockington Securities, Inc. and Assured Pharmacy, Inc. *
10.22		Amendment to Debenture Purchase Agreement, dated as of July 2, 2012, by and between Joseph V. McDevitt and Assured Pharmacy, Inc. *
10.23		Consulting Agreement with Jack Edward Brooks *
21.1		Subsidiaries of Assured Pharmacy, Inc. *
23.1		Consent of UHY, LLP †
23.2		Consent of Quarles & Brady LLP (included in 5.1 above)
24.1		Power of Attorney (included on signature page of the initial filing of this Registration Statement) *

	*	Previously filed
	†	Filed herewith

Item 17.     Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a) Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frisco, Texas, on October 29, 2012 .

Assured Pharmacy, Inc., a Nevada corporation

By: /s/ Robert DelVecchio Name: Robert DelVecchio Title: Chief Executive Officer and Director

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated:

Signature and Title	Date

/s/ Robert DelVecchio ____ Robert DelVecchio, President, Chief Executive Officer (Principal Executive Officer) and Director	October 29, 2012

/s/ * Mike Schneidereit, Chief Operating Officer	October 29, 2012

/s/ Brett Cormier Brett Cormier, Chief Financial Officer (Principal Financial Officer) and Principal Accounting Officer	October 29, 2012

/s/ * Thomas Bilodeau III, Director	October 29, 2012

/s/ * Craig Eagle, Director	October 29, 2012

/s/ * Darshan Sheth, Director	October 29, 2012

* By:  /s/  Robert DelVecchio
                  Robert DelVecchio
                  Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Title

3.1		Amended and Restated Articles of Incorporation of Assured Pharmacy, Inc., effective May 9, 2012 *
3.2		Amended Bylaws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form SB-2 of Assured Pharmacy, Inc. filed on December 15, 2004) *
4.1		Form of Stock Certificate *
4.2		Form of Common Stock Purchase Warrant - 2009 *
4.3		Form of Common Stock Purchase Warrant -2011 *
4.4		Form of 10% Unsecured Convertible Debenture *
4.5		Form of 16% Unsecured Convertible Debenture *
5.1		Opinion of Quarles & Brady LLP *
10.1		Employment Agreement between Assured Pharmacy, Inc. and Robert DelVecchio, dated May 9, 2012 *
10.2		Employment Agreement between Assured Pharmacy, Inc. and Mike Schneidereit, dated May 9, 2012 *
10.3		Employment Agreement between Assured Pharmacy, Inc. and Brett Cormier, dated May 9, 2012 *
10.4
Purchase Agreement for Ownership Interests in Assured Pharmacies, Inc., a Louisiana corporation, effective as of December 15, 2006, by and between TPG LLC and Assured Pharmacy, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report of Assured Pharmacy, Inc. on Form 8-K filed dated December 15, 2006) *

10.5		Amendment to Purchase Agreement for Ownership Interests in Assured Pharmacies, Inc., a Louisiana corporation, dated as of July 15, 2009, by and between TPG LLC and Assured Pharmacy, Inc. *
10.6		Second Amendment to Purchase Agreement for Ownership Interests in Assured Pharmacies, Inc., a Louisiana corporation, dated as of January 31, 2011, by and between TPG LLC and Assured Pharmacy, Inc. *
10.7		Consulting Agreement, dated as of March 30, 2012, by and between TriPoint Global Equities, LLC and Assured Pharmacy, Inc. *
10.8		Letter Agreement, dated as of October 20, 2011, by and between TriPoint Global Equities, LLC and Assured Pharmacy, Inc. *
10.9		Consulting Agreement dated as of July 18, 2011 by and between Haresh Sheth and Assured Pharmacy, Inc. *
10.10		Stock Purchase Agreement dated as of June 30, 2011 by and between TAPG, LLC and Assured Pharmacy, Inc. *
10.11		Agreement, dated as of June 1, 2011, by and between Halpern Capital, Inc. and Assured Pharmacy, Inc. *
10.12		Adjustable Rate Promissory Note, dated as of September 1, 2010 by and between H.D. Smith Wholesale Drug Co. and Assured Pharmacy, Inc. *
10.13		Debenture Purchase Agreement, dated as of July 15, 2010, by and between Joseph V. McDevitt and Assured Pharmacy, Inc. *
10.14		Agreement to Act as Non-Exclusive Advisor to Provide Medical Consulting Services, dated February 9, 2010, by and between CJE Holdings LLC and Assured Pharmacy, Inc. *
10.15		Revolving Line of Credit Agreement dated March 10, 2009 by and between Brockington Securities, Inc. and Assured Pharmacy, Inc. *
10.16		Form of Subscription Agreement for 16% Unsecured Convertible Debenture *
10.17		Form of Stock Purchase Agreement for 16% Unsecured Convertible Debenture *
10.18 (a)		Assured Pharmacy, Inc. 2012 Equity Compensation Plan *
10.18 (b)		Form of Stock Option Agreement thereunder *
10.19		Third Amendment to Purchase Agreement for Ownership Interests in Assured Pharmacies, Inc., a Louisiana corporation, dated as of June 25, 2012, by and between TPG LLC and Assured Pharmacy, Inc. *
10.20		Form of Amendment to 16% Unsecured Convertible Debenture *
10.21		Amendment to Revolving Line of Credit Agreement dated June 22, 2012 by and between Brockington Securities, Inc. and Assured Pharmacy, Inc. *
10.22		Amendment to Debenture Purchase Agreement, dated as of July 2, 2012, by and between Joseph V. McDevitt and Assured Pharmacy, Inc. *
10.23		Consulting Agreement with Jack Edward Brooks *
21.1		Subsidiaries of Assured Pharmacy, Inc. *
23.1		Consent of UHY, LLP †
23.2		Consent of Quarles & Brady LLP (included in 5.1 above)
24.1		Power of Attorney (included on signature page of the initial filing of this Registration Statement) *

	*	Previously filed
	†	Filed herewith